  As filed with the Securities and Exchange Commission on February 19, 1998
                                                  Registration No. 333_______
------------------------------------------------------------------------------
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     -----------

                                      FORM SB-2
                                REGISTRATION STATEMENT
                           Under the Securities Act of 1933

                                   FIBERCHEM, INC.
                    (Name of Small Business Issuer in its Charter)

       Delaware                              2834                       84-1063897
----------------------------------------------------------------------------------------
(State or Other Jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer
Incorporation or Organization)       Classification Code Number)    Identification Number)


                               1181 Grier Drive, Suite B
                               Las Vegas, Nevada   89119
                                    (702) 361-9873
------------------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Melvin W. Pelley
                               1181 Grier Drive, Suite B
                               Las Vegas, Nevada   89119
                                    (702) 361-9873
------------------------------------------------------------------------------
            (Address, including zip code, and telephone number, including area code, of agent for service)

                                    -------------

                                      Copies to:

                               Elliot H. Lutzker, Esq.
                               Snow Becker Krauss P.C.
                                   605 Third Avenue
                              New York, N.Y.  10158-0125
                               Telephone (212) 687-3860
                              Telecopier (212) 949-7052

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933 check the following box.   [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [  ]

                           CALCULATION OF REGISTRATION FEE

==============================================================================
                                     Proposed       Proposed
                                      Maximum        Maximum
 Title of Class                      Offering       Aggregate     Amount of
of Securities to     Amount to be       Price        Offering    Registration
 be Registered        Registered     Per Unit (1)    Price (1)         Fee
----------------     ------------    ------------  -----------   ------------
Rights (2)             8,776,587          ---             ---           (3)

Units (2)              8,776,587         $0.22       $1,930,849.14    $585.11

Common Stock,
$.0001 par value (4)   8,776,587          ---             ---           (3)

Class E Warrants (4)   8,776,587          ---             ---            --

Common Stock,
$.0001 par value (5)   8,776,587 (6)     $0.22       $1,930,849.14     585.11

Total Registration Fee ...........................................  $1,170.22
                                                                    =========

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, promulgated under the Securities Act of 1933, as amended.

(2) The Registrant is offering its securityholders rights ("Rights") to purchase Units, consisting of one share of its Common Stock and one Class E Warrant. Holders of Common Stock will receive one Right for every four shares of Common Stock owned of record, at the close of business on ______________, 1998 (the "Record Date"). Holders of Convertible Preferred Stock and warrants to purchase Common Stock will receive one Right for every four shares of Common Stock issuable upon conversion of the Convertible Preferred Stock or exercise of the Warrants owned at the close of business on the Record Date.

(3) Pursuant to Rule 457(g), no additional registration fee is required for these securities.

(4)  Included in the Units.

(5)  Issuable upon exercise of the Class E Warrants.

(6) Pursuant to Rule 416, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of anti-dilution adjustments in accordance with the terms of the Class E Warrants.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   PRELIMINARY PROSPECTUS DATED FEBRUARY 19, 1998
                                SUBJECT TO COMPLETION

                                   FIBERCHEM, INC.
                          RIGHTS TO PURCHASE 8,776,587 UNITS
         EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK, $.0001 PAR VALUE,
                               AND ONE CLASS E WARRANT

                                   ----------------

     FiberChem, Inc., a Delaware corporation ("FiberChem" or the "Company"), is offering to the holders (collectively, the "Securityholders") of its outstanding shares of common stock, $.0001 par value (the "Common Stock"), Convertible Preferred Stock, $.001 par value (the "Preferred Stock"), and warrants to purchase Common Stock (the "Warrants") transferable rights (the "Rights") to subscribe for units (the "Units"). Each holder of Common Stock will receive one Right for every four shares of Common Stock owned of record
at the close of business on ___________, 1998 (the "Record Date").   Each
holder of Preferred Stock or Warrants will receive one Right for every four shares of Common Stock issuable upon conversion of the Preferred Stock or exercise of the Warrants owned of record at the close of business on the Record Date.

     Each Right entitles the holder thereof to purchase a Unit, comprised of one share of Common Stock and one Class E Warrant, at a subscription price (the "Subscription Price") of $.22 per Unit, at any time prior to 5:00 p.m., Mountain Standard Time, on _______, 1998 (the "Expiration Date"). The shares of Common Stock and Class E Warrants will be transferable separately after issuance. Each Class E Warrant entitles the holder thereof to purchase one share of Common Stock at any time, commencing one year from the date hereof and prior to ______, 2003 at an exercise price of $.22 per share, subject to adjustment in certain events. See "The Rights Offering".

     The Common Stock is quoted on The Nasdaq SmallCap Market ("Nasdaq/SCM") under the symbol "FOCS". On February 18, 1998, the last reported bid price for the Common Stock on the Nasdaq/SCM was $0.18. Prior to this offering (the "Rights Offering"), there has been no market for the Rights, the Units and /or the Class E Warrants and it is unlikely that a market for the Rights, Units and/or the Class E Warrants will develop. The Nasdaq Stock Market, Inc. ("Nasdaq") requires, among other criteria, a minimum bid price of $1.00 per share for continued listing of the Common Stock on Nasdaq/SCM. By letter dated September 16, 1997, Nasdaq advised the Company that the Common Stock would be delisted from Nasdaq/SCM unless prior to December 16, 1997, the Company demonstrates compliance with the minimum bid price requirements, or alternative criteria. The Company has responded to Nasdaq with a plan to meet each requirement. A hearing is scheduled for February 19, 1998 whereby Nasdaq will determine if an extension will be granted to FiberChem to meet the listing requirements. No assurance can be given that the Common Stock will continue to be listed on Nasdaq/SCM. If the Common Stock no longer qualifies for quotation on Nasdaq/SCM, trading thereafter will be in the over-the-counter market through the OTC Electronic Bulletin Board. See "Risk Factors - Possible Delisting from Nasdaq/SCM and "Risk Factors" - Disclosure Relating to Low-Priced Stocks".

     Subscriptions received by the Company will be accepted subject to the Company's right to reject any subscription. The Company will accept subscriptions without regard to any minimum number of Units to be sold in the Rights Offering, and thereby may only sell a small portion of the Units offered and thereby realize a minimal amount of proceeds from this Rights Offering. Securityholders also will be offered an opportunity to purchase unsubscribed Rights. Members of management of the Company have made a written commitment to subscribe for 171,867 Rights, representing the number of Rights to which they are entitled based upon their ownership of the Company's outstanding securities, and to act as standby purchasers and subscribe for an additional 1,136,363 unsubscribed Rights.

     The terms of the Rights Offering, including the number of Rights to be reissued to Securityholders, the Subscription Price of the Units and the exercise price of the Class E Warrants have been arbitrarily determined by the Company and are not necessarily related to the Company's assets, net worth, results of operations or other recognized criteria of value.

                              ----------------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD ONLY BE PURCHASED BY THOSE WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE RISK FACTORS." BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE COMMON STOCK.

                              ----------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                Subscription      Proceeds to
                                                    Price         Company (1)
                                                ------------      -----------


      Per Unit...............................      $.22              $.22
      Total..................................   $1,930,849         $1,930,849


(1) Before deducting offering expenses payable by the Company estimated at $55,000 and assuming all of the Rights (but none of the Class E Warrants included therein) offered hereby are exercised. A Securityholder need not exercise any minimum number of Rights. There are no underwriting arrangements with any underwriter or broker-dealer with respect to any of the Rights, shares of Common Stock or Class E Warrants offered hereby. There is no agreement or understanding regarding the distribution of Rights and/or the exercise of Warrants by management and no assurance can be given that any of such Warrants will be exercised.

     The Company intends to issue certificates evidencing the Shares of Common Stock and the Class E Warrants comprising the Units to subscribers as soon as possible after the exercise of Rights.


              The date of this Prospectus is February 19, 1998.

                                  PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements incorporated by reference or appearing elsewhere in this Prospectus. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company's need to manage its growth, lack of profitability, intense competition in the industry, and the other risks discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

                                     THE COMPANY

          FiberChem develops, produces, markets and licenses its patented fiber optic chemical sensor ("FOCS-Registered Trademark-") technology which detects and monitors hydrocarbon pollution in the air, water and soil. The Company has developed a range of products and systems based on FOCS-Registered Trademark-, which provide IN SITU and continuous monitoring capabilities with real-time information. The Company also is commercializing a range of sensors based on its Sensor-on-a-Chip-Registered Trademark-technology for a wide variety of environmental and industrial applications.

     Since its inception in 1987, FiberChem has invested in excess of $25 million in research and development relating to a wide range of technologies, and has now focused on products for environmental monitoring and industry. During the last several years, a de-emphasis of environmental issues in Congress has resulted in delays in enactment and enforcement of the regulatory climate upon which the Company's future prospects were dependent. Several federal and state programs were not re-authorized or funded. Just like companies in the electric vehicle or alternative fuels arenas, FiberChem found that many of its expected opportunities had evaporated, at least for the foreseeable future. Consequently, FiberChem's management identified market segments that were driven by other forces. Notwithstanding the slow down at the Federal level, the Company recognized that the State of Florida represented a short-term opportunity for aboveground tank leak detection and set about getting its sensor products certified. At the same time, the phase out of Freon presented the Company with an opportunity to establish its technology as the preferred replacement for the existing Freon/Infrared method for measurement of total petroleum hydrocarbons (TPH) in process water streams.

     During this refocusing process the Company has substantially enhanced the value of its development initiatives with Texas Instruments, Inc. ("TI") for its Sensor-on-a Chip-Registered Trademark-. By working together with the Optoelectronics Group within TI's Semiconductor Group, the Company has expanded the scope of the joint marketing activity in the billion dollar chemical sensor marketplace. The short term result from this process has been the development of eight major products with, the Company believes, very substantial revenue potential.

                                 THE RIGHTS OFFERING

RIGHTS OFFERED......................... 8,776,587 Rights to purchase an aggregate of 8,776,587 Units.  Each
                                        Unit consists of one share of Common
                                        Stock and one Class E Warrant.  The
                                        shares of Common Stock and Class E
                                        Warrants will be transferable
                                        separately  immediately upon issuance.


TERMS OF RIGHTS:                        Holders of the Company's Common Stock,
                                        Preferred Stock and Warrants at the
                                        close of business on ________ 1998 (the
                                        "Record Date") will receive Rights to
                                        purchase Units at $.22 per Unit (the
                                        "Subscription Price"). Holders of
                                        Common Stock will receive one Right for
                                        every four shares of Common Stock owned
                                        of record at the close of business on
                                        the Record Date.  Holders of Preferred
                                        Stock or Warrants will receive one
                                        Right for every four shares of Common
                                        Stock issuable upon conversion of
                                        Preferred Stock or exercise of Warrants
                                        owned  of record at the close of
                                        business on the Record Date.  No
                                        fractional Rights to purchase Units
                                        will be issued by the Company.  Rights
                                        will be evidenced by subscription
                                        rights certificates ("Rights
                                        Certificates").  See "Rights Offering".

      SUBSCRIPTION PRICE............... $.22 per Unit.

      TRANSFERABILITY OF RIGHTS........ The Rights are transferrable; however, it is unlikely that an active trading
                                        market will develop and/or be
                                        maintained for the Rights.  See "Risk
                                        Factors".

      EXPIRATION DATE.................. 5:00 p.m., Mountain Standard Time, on
                                        ___________, 1998 (the "Rights
                                        Expiration Date"), unless extended in
                                        the sole discretion of the Company.

 MANNER OF SUBSCRIPTION AND             Rights may be exercised by executing
  METHOD OF PAYMENT.................... the Rights Certificate and by tendering the Subscription Price in full to the
                                        Company by bank, cashier's or certified
                                        check or by wire transfer.  No cash
                                        will be accepted.

 TERMS OF SERIES E WARRANTS:            Each Class E Warrant will entitle the
                                        holder thereof to purchase one share of
                                        Common Stock, commencing _____________,
                                        1999 (the first anniversary of the date
                                        of this Prospectus).

      EXERCISE PRICE:                   $.22 per share, subject to adjustment
                                        in certain events.

      EXPIRATION DATE:                  5:00 p.m. Mountain Standard Time on
                                        ___________, __ 2003.

RISK FACTORS:                           This Rights Offering involves a high
                                        degree of risk.  See. "Risk Factors."

USE OF PROCEEDS:                        Working capital and development of
                                        sensors and sensor applications.  See
                                        "Use of Proceeds."

NASDAQ/SCM COMMON STOCK SYMBOL(1)(2)    FOCS-Registered Trademark-

FEDERAL INCOME TAX CONSEQUENCES         Generally, stockholders will not
                                        recognize any gain or loss upon receipt
                                        or exercise of the Rights. See "Certain
                                        Federal Income Tax Consequences"

NUMBER OF SHARES OF COMMON STOCK OUT-   25,639,707 Shares(3)
STANDING BEFORE THE RIGHTS OFFERING

NUMBER OF SHARES OF COMMON STOCK        34,416,294 Shares(3) (4)
OUTSTANDING AFTER THE RIGHTS OFFERING


(1) By letter dated September 16, 1997, the Company was advised by Nasdaq that the Common Stock would be delisted from the Nasdaq/SCM unless the Company demonstrates compliance with the minimum bid price requirements or alternative maintenance criteria. There can be no assurance that the Common Stock will continue to be listed on Nasdaq/SCM. See "Risk Factors -- Possible Delisting from Nasdaq/SCM."

(2) Prior to this Rights Offering, there has been no public market for the Rights, Units and/or Class E Warrants, and it is unlikely that an active market for any of such securities will develop after this Rights Offering, and with respect to the Rights, prior to the Expiration Date.

(3) Does not include 7,276,661 shares issuable upon exercise of outstanding warrants, 3,241,556 shares issuable upon the exercise of options granted and to be granted pursuant to the Company's existing stock option and stock purchase plans, 2,189,980 shares issuable upon conversion of the Preferred Stock and 3,984,796 shares issuable upon conversion of certain outstanding notes.

(4) Assumes Rights to purchase 8,776,587 Units are exercised. Does not include 8,776,587 shares issuable upon exercise of the Class E Warrants.


                   SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

     The summary consolidated financial information set forth below is derived from and should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

STATEMENT OF OPERATIONS DATA:

                                      YEAR ENDED                   THREE MONTHS
                                     SEPTEMBER 30,              ENDED DECEMBER 31,
                                     -------------              ------------------
                                   1996           1997          1996           1997
                                   ----           ----          ----           ----
 Revenues ...................  $   908,700   $  1,523,994   $   115,574    $   225,179

 Gross Profit ...............      540,921        578,560        51,652        132,337

 Operating Loss .............   (3,292,102)   (2,820, 802)     (835,584)      (448,294)

 Net Loss ...................   (3,274,629)    (3,226,958)     (833,162)      (506,627)

 Net Loss per Share Common
 Stock ......................       ($0.15)        ($.013)       ($0.03)        ($0.02)

 Shares of Common Stock
 used in computing Net
 Loss per Share .............   22,274,226     25,623,614    25,710,323     25,546,214


 BALANCE SHEET DATA:

                                              DECEMBER 31, 1997
                                              -----------------
                                ACTUAL     MAXIMUM UNITS (1)  MINIMUM UNITS (2)
                                ------     -----------------  -----------------
 Working Capital ..........   1,607,740          3,483,589          2,518,164



                                      -6-

 Total Assets .............   2,638,649          4,514,498          3,549,073

 Total Liabilities ........   2,237,078          2,237,078          2,237,078

 Accumulated Deficit ...... (30,103,136)       (30,103,136)       (30,103,136)

 Total Stockholders'
  Equity ..................    $401,571          2,277,420          1,311,995


-----------------------
    (1) Assumes exercise of all of the Rights for net proceeds of approximately $1,875,849.

    (2) Assumes exercise of 50% of the Rights for net proceeds of approximately $910,424.


                                   RIGHTS OFFERING

General

     The Company, pursuant to this Prospectus, is offering to holders of its Common Stock, Preferred Stock and Warrants, Rights to subscribe for Units at a Subscription Price of $.22 per Unit. Each Unit consists of one share of Common Stock and one Class E Warrant. Each holder of Common Stock will receive one Right for every four shares of Common Stock owned of record on the Record Date. Each holder of Preferred Stock or Warrants will receive one Right for every four shares of Common Stock issuable upon conversion of Preferred Stock or upon exercise of Warrants owned of record on the Record Date. No fractional Rights to purchase Units will be issued by the Company. The Rights will be evidenced by transferable Rights Certificates to be issued by the Company to Securityholders of record as of the Record Date. A Securityholder need not exercise any minimum number of Rights.

     Securityholders may purchase the Units through the exercise of their Rights privately, sell or purchase Rights, or allow their Rights to expire unexercised. To the extent Securityholders do not exercise their Rights, their equity ownership in the Company may be diluted to the extent other Securityholders determine to exercise the Rights and/or the Class E Warrants. See "Capitalization" for the effects of the Rights Offering on the Company's capitalization, assuming the proceeds are used as indicated herein under the caption, "Use of Proceeds."

     The terms of the Rights Offering, including the number of Rights to be issued to Securityholders based upon their ownership of Common Stock, Preferred Stock or Warrants as of the Record Date, the Subscription Price and the exercise price of the Class E Warrants have been arbitrarily determined by the Company and are not necessarily related to the Company's assets, net worth, results of operations or other recognized criteria of value.

EXPIRATION DATE

     The Rights Offering will expire at 5:00 p.m., Mountain Standard Time, ___________, 1998 (the "Expiration Date"), unless otherwise extended by the Company.

RIGHT TO SUBSCRIBE FOR ADDITIONAL UNITS

     Securityholders will have the right to subscribe for Units not subscribed for by other Securityholders by specifying the number of additional Units they desire to purchase in the Form of Election at the end of the Rights Certificate to be distributed to Securityholders in connection with the Rights Offering (the "Additional Subscription Privilege"). If the number of Units subscribed for by Securityholders exercising the Additional Subscription Privilege exceeds the number of unsubscribed Units available for purchase, unsubscribed Rights will be allocated amongst Securityholders selecting the Additional Subscription Privilege based upon their PRO RATA ownership of Common Stock on a fully diluted basis (i.e., assuming the conversion or exercise of all of the Preferred Stock and Warrants owned by Securityholders exercising the Additional Subscription Privilege.

RIGHTS--TRANSFERABILITY

     Rights to subscribe for the Units will be evidenced by Rights Certificates issued in the name of the registered holders of shares of Common Stock, Preferred Stock and Warrants as of the close of business on the Record Date. The Rights Certificates are being mailed to Securityholders in all states, except to holders of record in states where the Rights Offering has not been qualified or where the Rights Offering is not exempt from registration or where in the judgment of the Company the Rights Offering may not otherwise lawfully be made. The Rights may be bought and sold in private transactions. No trading market currently exists for the Rights and it is unlikely that any market for the Rights will develop or, if developed, that it will be sustained. The Rights evidenced by a Rights Certificate may be split up or combined and transferred at the principal office of the Company's transfer agent, but a Rights Certificate may not be divided in such a way as to result in a fractional Right. A Securityholder who after the Record Date sells shares of Common Stock held before the Record Date will still be entitled to the grant of Rights since such sale will not constitute a transfer of the Rights relating thereto.

METHOD OF EXERCISING RIGHTS AND PAYMENT OF SUBSCRIPTION PRICE

     Rights may be exercised by the holders thereof by delivering to the Company a fully completed and duly executed Rights Certificate, together with payment in full, by certified, bank or cashier's check, or wire transfer for the number of Units subscribed for, to the Company at 1181 Grier Drive, Suite B, Las Vegas, Nevada 89119. The risk of delivery of such documents and payment will be borne by the holder and not by the Company. If the mail is used to deliver the documents described above, it is recommended that insured, registered mail be used.

     Except in the case of guaranteed delivery, Rights Certificates and payment must arrive before the close of business on the Expiration Date, and any subscriptions received thereafter will not be honored. All questions with respect to the validity, form, eligibility and acceptance of any exercise of Rights will be determined solely by the Company. The Company may waive any defect or irregularity, permit a defect or irregularity to be corrected within such time as it may determine or reject the exercise of any Right with respect to the validity, form or eligibility or acceptance thereof. Once a holder has exercised a Right, that exercise is irrevocable.

GUARANTEED DELIVERY

     If delivery of an executed Rights Certificate to the Company is not made before the close of business on the Expiration Date, but prior thereto the Company receives full payment for the Units subscribed for and a letter or telegram from a commercial bank, a trust company having an office in the United States, or a member firm of any registered United States securities exchange, which contains (i) the serial number of the Rights Certificate relating to the Units, (ii) the name and address of the subscriber, (iii) Rights represented by the Rights certificates, (iv) the number of Units subscribed for and (v) a guaranty by the bank or member firm that a properly completed and duly executed Rights Certificate will promptly be delivered to the Company, the Company will treat this offer to subscribe for Units as an exercise of Rights by the holder, subject to the receipt of the properly completed and duly executed Rights Certificate within five business days after the Expiration Date.

ISSUANCE OF UNITS

     The securities comprising the Units to be purchased upon exercise of Rights will be issued by the Company as soon as practicable after exercise. Delivery of the certificates representing the shares of Common Stock and Class E Warrants comprising the Units will be made as soon as practicable. Until the issuance of the Units, no holder electing to exercise its Rights shall be, or have any rights of, a stockholder with respect to the shares of Common Stock comprising the Units issuable upon exercise of such Rights, nor shall such shares of Common Stock be deemed to have been held of record for purposes of voting or receiving dividends or any other purposes.

STANDBY ARRANGEMENTS

     There are no underwriting arrangements with any underwriter or broker-dealer with respect to any of the Rights, shares of Common Stock or Warrants offered hereby. However, members of management of the Company have made a written commitment to exercise all of their Rights to purchase 171,867 Units (for an aggregate of $37,811) and to act as standby purchasers and subscribe for at least 1,136,363 unsubscribed Rights (for an additional $250,000 which they have loaned to the Company on an interim basis). There is no agreement or understanding regarding the exercise of Warrants by management and no assurance can be given that any of such Warrants will be exercised.

                                     RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk. Accordingly, prospective investors should carefully consider the following factors, among others, relating to an investment in the Company.

     DEPENDENCE ON SUCCESS OF SECOND GENERATION SYSTEMS. The Company has had limited revenues to date. The Company decided in March 1993, to develop and market second generation systems to replace first generation systems.
Initial shipments of second generation systems commenced in December 1993, for field testing and regulatory approval. The Company had revenues of approximately $1,149,000, $909,000 and $1,524,000 during the fiscal years ended September 30, 1995, 1996 and 1997 respectively and $225,179 for the quarter ended December 31, 1997. While Management believes that increased sales of the Company's systems reflect initial market acceptance, until such time, if ever, as the Company's products gain widespread acceptance, there can be no assurance that the Company will achieve profitability.

     HISTORICAL OPERATING LOSSES AND ACCUMULATED DEFICIT. For the fiscal years ended September 30, 1995, 1996 and 1997, the Company had net losses of approximately $2,829,000, $3,275,000, and $3,227,000, respectively. The
Company had an accumulated deficit of approximately $30,103,000 at December 31, 1997. There can be no assurance that the Company will derive sufficient revenues from operations to offset its level of fixed and planned expenditures, or that losses will not continue.

     WORKING CAPITAL REQUIREMENTS. The Company had working capital at December 31, 1997 of $1,607,740 and September 30, 1997, of approximately $1,884,000, as compared with working capital of $4,385,000 at September 30, 1996, representing a decrease of $2,501,000. This decrease was primarily a result of the Company's net cash used in operating activities of $2,715,000, offset in part by net cash provided by financing activities of $216,000. Management believes, but cannot assure, that the net proceeds from the Offering, will be sufficient to enable the Company to carry out its planned expansion. However, as long as the Company continues to utilize working capital to support operations, or if the expansion is more costly than anticipated, the Company may require additional capital. There can be no assurance that additional capital, if required, will be available on terms acceptable to the Company.

     ABILITY TO CONTINUE AS A "GOING CONCERN"; QUALIFIED REPORT OF INDEPENDENT ACCOUNTANTS. The Company's consolidated financial statements for the year ended September 30, 1997, indicated there is substantial doubt about the Company's ability to continue as a going concern due to the Company's need to generate cash from operations and obtain additional financing.

     RISKS OF EXPANSION. The Company intends to use a substantial portion of the net proceeds from this Offering to produce and market its products on a commercial basis. The Company has had only limited sales of its products to customers, and there is no assurance that it will obtain new customers or that the Company will not require more funds than its has allocated for such purposes. The Company must also be able to attract and retain skilled management and qualified personnel at all levels as it attempts to expand its operations. In addition, to manage growth effectively, the Company will need to implement and improve operational, financial and management information systems, procedures and controls. Unless the Company is able to manage such proposed expanded operations in an efficient manner, the Company's operations may be adversely affected. There can be no assurance that the Company will successfully commercialize its products or expand its operations. The Company also intends to use a portion of the proceeds to accelerate the development of sensor products and Sensor-on-a-Chip-Registered Trademark- applications.

     TECHNOLOGICAL OBSOLESCENCE OF EXISTING TECHNOLOGY. To date, the Company has been dependent on the marketing and sale of its fiber optic chemical sensors ("FOCS-Registered Trademark-"). Other technologies exist that compete with the FOCS-Registered Trademark- technology. Although the Company is also developing a range of sensor products based on its Sensor-on-a-chip-Registered Trademark-technology, there can be no assurance that any or all of the Company's products will not be rendered superfluous or obsolete by research efforts and technological advances made by others. FiberChem's failure to successfully market the products incorporating the technologies would have a material adverse effect on the Company's operations. The Company is also dependent on the successful development and marketing by other entities of products incorporating the Company's sensors.

     COMPETITION. Competition in the field of diagnostic sensor and environmental technology is intense. Competition in the underground storage tanks ("UST") detection market has intensified since the promulgation of the EPA regulations. Federal laws do not require leak detection for above ground storage tanks ("AST"), resulting in less intense competition in that area. The Company is aware of leak detection devices in the market or being developed, some of which involve fiber optics. The Company anticipates that its other sensor products under development will face less intense competition than its current products.

     Most of the Company's actual and potential competitors have greater financial resources, more extensive business experience and larger organizations than the company possesses. Even if the Company is able to successfully market its FOCS-Registered Trademark- products, there is no assurance that larger or better financed companies will not develop effective competitive products. Accordingly, there can be no assurance that the Company will be able to operate profitably at any time in the future.

     GOVERNMENT REGULATION. The EPA regulations regulate the installation, testing, manufacture and maintenance of USTs. The EPA regulations establish a timetable for the installation of leak detection equipment in USTs and pipings and are subject to interpretation and subsequent changes. There can be no assurance that the PetroSense-Registered Trademark- Continuous Monitoring System will meet future regulatory requirements. These regulations are the minimum federal requirements; state and local regulators are permitted to enact more stringent standards. The EPA also regulates the monitoring, management and cleanup of stormwater-generated pollution and hazardous wastes. There can be no assurance that other sensor products under development will meet future federal or state regulatory requirements.

     PATENTS. The Company's FOCS-Registered Trademark- technology, which is proprietary and patented, is the Company's most critical asset. The Company owns 20 United States patents and four additional patent applications are pending with the United States Patent and Trademark Office. The Company also has 12 foreign patents and 15 foreign patent applications pending for its various sensor technologies and devices. There can be no assurance that such patents will protect the Company from other persons who develop products that infringe the Company's proprietary rights. Many patents involving fiber optic technology have been issued to others. To the Company's best knowledge, its technologies do not infringe patent or other proprietary rights of others; however, there can be no assurance that such infringement has not occurred or will not occur in the future.

     If it were determined that the Company's products infringed any claims of an issued patent, the Company could be enjoined from making or selling such products or be forced to obtain a license in order to continue the manufacture or sale of the product involved, requiring payment of a licensing fee or royalties of unknown magnitude on sales of the product. In addition, the Company could be liable for substantial damages, and even the defense of patent litigation can be extremely expensive. There can be no assurance that if any such license were required, it would be available or available on terms acceptable to the Company. Any inability to obtain required licenses on favorable terms, or at all, would adversely affect the Company's business.

     There can be no assurance that the Company's pending patent applications will be allowed, that any issued patents would be upheld, that any issued patents will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patents owned by the Company and, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity of a patent and prevent infringement can be substantial even if the Company prevails. Furthermore, there can be no assurance that others will not independently develop similar technologies, duplicate the Company's technology or design around the patented aspects of the Company's technology.
 If patents do not issue from present or future patent applications, the Company may be subject to greater competition. In addition, the Company's technology might be subject to reverse engineering, allowing competitors to obtain the company's proprietary technology.

     PRODUCTS LIABILITY AND UNINSURED RISKS. FiberChem has products liability insurance in the amount of $5 million. When the Company sells any products it may become subject to substantial claims and liabilities from users of such products in excess of insurance. Even though the Company maintains products liability insurance, in the amount of $5 million dollars, there can be no assurance that the Company will be able to retain such insurance or that such insurance would be sufficient to protect the Company in the event of a major defect in its products or from any claims made based on the performance of its products. In the event of an uninsured or inadequately insured products liability claim in the future based on the performance of any of the Company's products, the Company's business and financial condition could be materially adversely affected.

     NEED FOR MANUFACTURING FACILITIES AND DEPENDENCE ON THIRD PARTIES FOR MANUFACTURING AND SUPPLY. The Company's facilities in Las Vegas, Nevada are capable of manufacturing its

FOCS-Registered Trademark-and Sensor-on-a-chip-Registered Trademark- products for its current sales volumes. Although alternative assembly operations are currently available, there can be no assurance that such operations will be available in the future or will be available on terms acceptable to the Company.

     The Company does not manufacture the components of its products, although it currently assembles the products itself. The Company has not entered into any formal arrangement with any supplier. Although the Company believes that there are several potential suppliers for substantially all required components, the Company might incur delays in meeting delivery deadlines in the event a particular supplier is unable or unwilling to meet the Company's requirements. Suppliers of custom designed components would be more difficult to replace. No assurance can be given that the cost of third party manufacturing of components or of the Company's products will not exceed current estimates. In addition, the Company is largely dependent on its suppliers for quality control.

     DEPENDENCE UPON KEY PERSONNEL. The Company is dependent upon Geoffrey Hewitt, Chief Executive Officer, Thomas Collins, President, and Melvin Pelley, Chief Financial Officer, of FCI Environmental, the Company's wholly-owned subsidiary. Messrs. Hewitt, Collins and Pelley's employment agreements are terminable for cause by the Company. To the extent that any of their services become unavailable to the Company, the Company's business or prospects may be adversely affected. There is no assurance that the Company would be able to employ qualified persons to replace these key individuals. The Company carries key man life insurance policies of $3 million, $2 million and $1 million, respectively, on the lives of Messrs. Hewitt, Collins and Pelley. There is no assurance that the key man life insurance policies will continue to be carried by the Company.

     DEPENDENCE ON TECHNICAL AND PROFESSIONAL PERSONNEL. The Company's ability to produce and market its FOCS-Registered Trademark- products and develop new products is dependent upon the availability and technical abilities of the Company's in-house staff and facilities and/or agreements to be negotiated with third parties. Competition for qualified technical personnel is intense. No assurance can be given that the Company will be able to retain those independent persons presently employed and be able to attract qualified individuals in the future to satisfy the Company's requirements for technical expertise.

     DIVIDEND AND INTEREST PAYMENTS. Pursuant to the terms of the Company's Convertible Preferred Stock, dividends are payable annually on November 1st. The holders of the Convertible Preferred Stock may elect to receive their dividend payments in cash at a rate of 11% of the liquidation value, or in additional shares at the rate of 8% the number of shares of Convertible Preferred Stock held by such holder on the date of declaration. In September 1997, the Company's Board of Directors determined that, in view of the recent trading price of the Company's Common Stock and in view of the Company's current cash position, it would not be appropriate to declare the annual dividend payable on the Convertible Preferred Stock on November 1, 1997. As a result, that dividend will accumulate in accordance with the terms of the Convertible Preferred Stock. No assurance can be given that the Company will be able to make dividend distributions in the future if the holders of the Convertible Preferred Stock request cash.

     The Company has not paid any dividends on its Common Stock and no assurance can be given that there will be any such dividends in the future. See "Common Stock Price Range" and "Dividend Policy."

     Pursuant to the terms of the Company's 8% Senior Convertible Notes due February 15, 1999, interest payments in the amount of $65,000 are due each August and February. There can be no assurance, if the notes are not converted, that the Company will be able to pay the $1,625,000 principal of the notes which remains outstanding.

     POSSIBLE VOLATILITY OF COMMON STOCK PRICES. The market price of the Company's Common Stock may be significantly affected by various factors, including but not limited to, general economic conditions and those specific to the environmental testing industry, future acquisitions, if any, and the Company's financial condition. Moreover, the price of the Company's Common Stock may be affected by the significant number of shares of Common Stock outstanding, and the shares underlying outstanding warrants and/or options to purchase shares of the Company's Common Stock. In addition, the 8,776,587 Units being registered hereunder, including the 8,776,587 shares of Common Stock comprising the Units, and the additional 8,776,587 shares of Common Stock which would be issuable upon the exercise of the Class E Warrants being registered hereunder, may have a depressive effect on the market price of the Common Stock. See "Price Range of Common Stock" and "Plan of Distribution."

     NO ASSURANCE OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE. Prior to the Rights Offering, there has been no public trading market for the Rights, the Units and/or the Class E Warrants. In addition, it is unlikely that a regular trading market for the Rights, Units and/or the Class E Warrants will develop after this Rights Offering, or if developed, that it will be sustained. With respect to the Rights, no trading market, if developed, would be sustained after the Expiration Date. In addition, the Units are immediately separable upon issuance. The Subscription Price and the exercise price of the Class E Warrants have been arbitrarily determined by the Company and are not necessarily related to the Company's assets, net worth, results of operations or other recognized criteria of value.

     BROAD DISCRETION IN APPLICATION OF PROCEEDS. Assuming all of the Rights are subscribed for by the Company's shareholders, approximately 100% of the estimated net proceeds of this Rights Offering have been allocated for working capital purposes. Such amounts so allocated may be expended at the discretion of the Company's Management. Also, the Company has afforded itself broad discretion with respect to redirecting the application and allocation of the net proceeds of this Rights Offering, in light of changes in circumstances and the availability of business opportunities. Therefore, no assurance can be given that Management's discretionary use of any of the proceeds raised in the Rights Offering would result in an enhancement of the Company's share valuation. Pending the use for the purposes described above, the net proceeds of the Rights Offering may be invested by the Company in short-term, interest-bearing obligations or marketable securities. See "Use of Proceeds."

     INABILITY TO EXERCISE RIGHTS AND/OR CLASS E WARRANTS. The Company intends to qualify the sale of Units offered hereby in a limited number of states. Although certain exemptions in the securities ("blue sky") laws of certain states might permit Rights and/or Class E Warrants to be transferred to purchasers in states other than in which the Units were initially qualified, the Company will be prevented from issuing Units and/or Common Stock in such states upon the exercise of the Rights and/or Class E Warrants, respectively, unless an exemption from qualification is available or unless the issuance of the Units or the Common Stock upon exercise of the Rights or Class E Warrants, respectively, is qualified. The Company may decide not to seek or may not be able to obtain qualification of the issuance of such Units or Common Stock in all of the states in which the ultimate purchasers of the Units or Class E Warrants reside. In such a case, the rights or the Class E Warrants held by purchasers will expire and have no value if such rights or Class E Warrants cannot be sold. Accordingly, the market for the Rights and/or Class E Warrants may be limited because of these restrictions. Further, a current prospectus covering the Common Stock issuable upon exercise of the Class E Warrants must be in effect before the Company may accept Class E Warrant exercises. There can be no assurance the Company will be able to have a prospectus in effect when this Prospectus is no longer current, notwithstanding the Company's commitment to use its best efforts to do so. See "The Rights Offering--Class E Warrants."

     SHARES ELIGIBLE FOR FUTURE SALES AND POTENTIAL FUTURE DILUTION. Approximately 2,238,187 of the 25,639,707 shares of Common Stock outstanding as of February 1, 1998 are "restricted securities" as such term is defined in Rule 144 promulgated under the Securities Act. Restricted securities may only be publicly sold pursuant to an effective registration statement under the Securities Act or in accordance with applicable exemptions from the registration requirements of the Securities Act. Rule 144 provides for the public sale of limited quantities of restricted securities without registration under the Securities Act.

     The Company is unable to predict the effect that sales made pursuant to this Prospectus, Rule 144 or otherwise may have on the then prevailing market price of the Company's securities, although sales of substantial amounts of shares by existing stockholders, or even potential of such sales, may be expected to have an adverse effect on the trading price and market for the Company's securities.

     In the event that the Company's stock price increases, holders of outstanding options and warrants may elect to exercise, and holders of outstanding notes may elect to convert, resulting in dilution of other stockholders' interests. As of February 1, 1998, the Company had outstanding 1,895,175 Class D Warrants. Each Class D Warrant is currently exercisable by the holder thereof to purchase one share of Common Stock at an exercise price of $1.15 per share, until September 15, 1998, an exercise price of $1.20 through September 15, 1999 and $1.25 through the expiration date of September 15, 2000. There are an additional 1,280,411 Warrants outstanding, each exercisable at $.2343; 692,742 Warrants each exercisable at $.4078; 75,000 Warrants each exercisable at $.90 and 3,333,333 Warrants each exercisable at $1.00 (collectively with the Class D Warrants, the "Outstanding Warrants") outstanding, which are exercisable. The Company's Board of Directors has agreed that the Company will not call the Outstanding Warrants prior to their expiration. The Convertible Preferred Stockholders have the right to convert the 218,998 shares of Convertible

Preferred Stock outstanding into 2,189,980 shares of Common Stock, subject to adjustment and redemption under certain circumstances. The holders of the 8% Senior Convertible Notes (the "Notes") have the right to convert their notes into an aggregate of 3,984,796 shares of Common Stock, assuming a conversion price of $.4078, subject to adjustment and redemption under certain circumstances. In addition, the Company has previously registered an additional 2,991,556 shares of Common Stock underlying a like number of options (the "Options") (2,116,556 options outstanding; 875,000 options authorized, but not granted) and 250,000 shares of Common Stock issuable pursuant to an Employee Stock Purchase Plan pursuant to registration statements on Forms S-8. See "Description of Securities."

     During the respective terms of the Company's Warrants, Options, Convertible Preferred Stock and Notes, the holders thereof may be able to purchase shares of Common Stock at prices substantially below the then current market price of the Company's Common Stock, with a resultant dilution in the interests in the existing common stockholders. The holders of the Warrants, Options, Convertible Preferred Stock and Notes may be expected to exercise their rights to acquire shares of Common Stock at times when the Company might be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these outstanding securities. Thus, exercise of the Warrants, and Options and/or the conversion of Convertible Preferred Stock and Notes may be expected to have a depressive effect on the market price for the Common Stock and might adversely affect the terms on which the Company may be able to obtain additional financing or additional capital. In addition, the exercise or conversion of the Warrants, Options, Convertible Preferred Stock or Notes and the subsequent sales of shares of Common Stock by holders of such securities pursuant to a registration statement, under Rule 144, or otherwise, could have an adverse effect upon the market for the Company's securities. Moreover, Warrant holders who fail to exercise their Warrants will experience a corresponding decrease in their interest held in the Company relative to the ownership interest held by exercising Warrant holders.

     CONTROL BY INSIDERS. Of the 25,639,707 shares of Common stock outstanding as of February 1, 1998, approximately 2,238,187 shares, or 8.7%, are held by officers, directors, principal stockholders and their affiliates. On a fully diluted basis, as of February 1, 1998 (assuming conversion of all the Convertible Preferred Stock and Notes and exercise of all Outstanding Warrants and Options before the Offering) there would be approximately 41,207,700 shares of Common Stock outstanding, of which approximately 16% would be held by officers, directors, principal stockholders and their affiliates. Stockholders of the Company are not allowed to cumulate their votes in electing directors. Therefore, the existing stockholders may be in a position to control the affairs of the Company.

     CLASSIFIED BOARD OF DIRECTORS. The Company's By-Laws provide for a classified Board of Directors. The Board has three classes of directors serving for three-year terms, with one class of directors to be elected at each annual meeting of stockholders. The classification of Directors has the effect of making it more difficult to change the composition of the Board of Directors. At least two stockholder meetings, instead of one, would be required to effect a change in the majority control of the Board (except in the event of vacancies resulting from removal or other reasons).

     The classification of Directors applies to every election of Directors and is not triggered by (i) the occurrence of a particular event such as a hostile takeover, (ii) whether or not a change in the Board would be beneficial to the Company and its stockholders, or (iii) whether or not a majority of the Company's stockholders believes that such change would be desirable. Thus, a classified Board makes it more difficult for stockholders to change the majority of Directors even when the only reason for the change may be performance of the present Directors.

     PREFERRED STOCK AUTHORIZATION. The Company's Certificate of Incorporation authorizes the issuance of a maximum of 10,000,000 shares of "blank check" preferred stock, $.001 par value (the "Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. An aggregate of 437,017 shares of "Convertible Preferred Stock" were issued in the August and December 1993 Private Placements, of which 218,998 shares are currently outstanding and convertible into Common Stock on a one for ten basis. Even though the Company does not plan to issue any additional shares of Preferred Stock in the foreseeable future, there can be no assurance that the company will not do so in the near future. If issued, the terms of a series of additional Preferred Stock could operate to the significant disadvantage of holders of outstanding Convertible Preferred Stock and /or Common Stock. The Board of Directors is authorized to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights without stockholder approval, which could adversely affect the voting power or other rights of the Company's Common and Convertible Preferred Stockholders. In addition, in the event of a proposed attempt to gain control of the Company of which the Board of Directors does not approve, the Board could authorize the issuance of Preferred Stock as an anti-takeover device, which could prevent the completion of such a transaction to the detriment of public stockholders.

     POSSIBLE DELISTING FROM NASDAQ/SCM. The Company's Common Stock is quoted on the Nasdaq/SCM. By letter dated September 16, 1997, Nasdaq advised the Company that the Common Stock would be delisted from Nasdaq/SCM unless prior to December 16, 1997, the Company demonstrates compliance with the
minimum bid price requirements or alternative criteria.   In order to remain
quoted on Nasdaq/SCM, under recently amended maintenance criteria, a company must have net tangible assets (I.E. total assets, excluding goodwill, minus total liabilities) of $2 million (or alternatively, net income of $500,000 in two of the most recent three fiscal years, or a market capitalization of $35 million). In addition, continued inclusion requires that the listed security have a minimum bid price of $1.00 per share, public float (I.E. shares not held directly or indirectly by any officer or director or any person who is the beneficial owner of more than 10% of the total outstanding shares) of at least 500,000 shares and that the market value of such shares be at least
$4,000,000.    The Company has been informed by Nasdaq that it has until
February 23, 1998 before the Company is required to meet the new maintenance criteria. Members of Management have made a written commitment to fully subscribe for all Rights to which they are entitled, based upon their ownership of the Company's outstanding securities, and to act as standby purchasers and subscribe for an additional $250,000. Although the proceeds of this Rights Offering, assuming the sale of all Units, would be sufficient to satisfy Nasdaq's net tangible assets maintenance criteria, there can be no assurance that either all or substantially all Units will be sold or that the Common Stock will continue to be listed on Nasdaq/SCM. The Company advised Nasdaq of its efforts to maintain the

Company's Nasdaq listing, and a hearing is scheduled for February 19, 1998 whereby Nasdaq will determine if an extension will be granted to the Company to meet the listing requirements. There is no assurance the Company will be able to maintain its Nasdaq listing. Even assuming Nasdaq eligibility, there can be no assurance that an active trading market will continue for the Company's securities. If for any reason the Common Stock is not eligible for quotation or does not remain qualified for quotation on Nasdaq, then in such case the Common Stock is expected to be traded in the over-the-counter market through the OTC Electronic Bulletin Board or the National Quotation Bureau ("Pink Sheets"). As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities.

     DISCLOSURE RELATING TO LOW-PRICED STOCKS. If the Company's Common Stock were delisted from NASDAQ, the Company would be subject to Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, which imposes various sales practice requirements on broker-dealers who sell securities governed by Rule 15g-9 to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, Rule 15g-9 may have an adverse effect on the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this Offering to sell the Company's securities in the secondary market and otherwise affect the trading market in the Common Stock.

     The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." If the Company's securities become subject to the penny stock rules, investors in the Offering may find it more difficult to sell their shares. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker dealer salesperson compensation information, must be given to the customer orally or in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

     LACK OF SUFFICIENT AUTHORIZED SHARES. The Company's Certificate of Incorporation, as amended, authorizes the issuance of 50,000,000 shares of Common Stock. As of February 1, 1998, the Company had outstanding 25,639,707 shares of Common Stock, and an additional 15,567,993 shares reserved for issuance upon conversion of the Preferred Stock, conversion of Notes and the exercise of Warrants and options. Accordingly, only 8,792,330 shares remain available for issuance. However, if all 8,776,587 Units are subscribed for in the Rights Offering, 8,776,587 shares of Common Stock would be issued as part of the Units and an additional 8,776,587 shares would be issuable upon exercise of the Class E Warrants. Therefore, the number of authorized shares of Common Stock unissued and unreserved for a specific purpose is not sufficient to cover the shares of Common Stock that would be issued as part of the Units and upon exercise of the Class E Warrants included in the Units if Rights to subscribe for more than 4,396,150 Units are exercised in the Rights Offering. The Class E Warrants are not exercisable prior to the first anniversary of the commencement of the Rights Offering. The Board of Directors of the Company has agreed to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock and to submit that amendment to stockholders for approval at the next Annual Meeting of Stockholders, scheduled for April, 1998. In the event stockholders do not approve that amendment prior to the first anniversary of the Rights Offering, when the Class E Warrants become exercisable, members of management of the Company have agreed not to exercise options to purchase that number of shares of Common Stock in excess of the number of authorized shares unissued but reserved for issuance upon exercise of the Series E Warrants sold in the Rights Offering until such time as sufficient shares are available for the issuance of shares of Common Stock upon exercise of all outstanding Series E Warrants (the "Lock-Up Agreement"). No assurance can be given that the stockholders will approve the proposed Amendment, or that members of Management will enter into the Lock-Up Agreement.

     FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE PURCHASE OF SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS OFFERING MEMORANDUM. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO ABSORB A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO NEED FOR A RETURN ON THEIR INVESTMENT.

                                   USE OF PROCEEDS

     Assuming all of the Units are subscribed for in accordance with this Rights Offering, of which no assurance can be given, the Company will realize gross proceeds of approximately $1,930,849. Assuming all the Units are sold, the Company anticipates using the net proceeds therefrom of approximately $1,875,849 (after deductions of approximately $55,000 of offering expenses) for working capital purposes, including general corporate expenses. Furthermore, if all the Class E Warrants are exercised at a price of $.22 per share, of which no assurance can be given, the Company will realize additional gross proceeds of $1,930,849. See "The Rights Offering". Any funds received by the Company from the exercise of the Class E Warrants are anticipated to be applied by the Company for working capital purposes. Proceeds, if any, to be received by the Company from the exercise of the Class E Warrants will occur from time to time.

     None of the expenditures described above constitutes a binding commitment by the Company. Projected expenditures are estimates or approximations only. Future events, including changes in the economic climate or the Company's planned business operations, including the success or lack of success of the Company's intended business activities, may make shifts in the allocation of funds necessary or desirable. Any such shifts will be at the discretion of the Board of Directors of the Company. Prior to expenditure, the net proceeds will be invested in short-term interest bearing securities or money market funds. See "Risk Factors -- Broad Discretion in Application of Proceeds" and "Management".

                             MARKET FOR COMMON STOCK AND
                             RELATED STOCKHOLDERS MATTERS

     The Company's Common Stock is traded on the Nasdaq/SCM under the symbol "FOCS". The following table sets forth, the high and low trade prices of the Common Stock for the periods shown as reported by Nasdaq.

                                                          HIGH BID     LOW BID
                                                          --------     -------
     FISCAL YEAR ENDED SEPTEMBER 30, 1996
     First Quarter                                        $  1.53      $  0.75
     Second Quarter                                          1.31         0.75
     Third Quarter                                           1.59         0.97
     Fourth Quarter                                          1.22         0.75

     FISCAL YEAR ENDED SEPTEMBER 30, 1997
     First Quarter                                         $ 0.94      $  0.50
     Second Quarter                                          0.63         0.28
     Third Quarter                                           0.50         0.16
     Fourth Quarter                                          0.34         0.16

     FISCAL YEAR ENDED SEPTEMBER 30, 1998

     First Quarter                                         $ 0.28      $  0.12

     Second Quarter                                          0.21         0.12
     (January 1, 1998 - February 9, 1998)


     On February 18, 1998, the closing bid price of the Common Stock on the Nasdaq/SCM was $0.18.

     At February 1, 1998, there were approximately 475 holders of record of Common Stock. The Company estimates that it has approximately 2,500 beneficial holders of its Common Stock.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 30, 1997 and as adjusted to give effect to the issuance and sale of 8,776,587 Units assuming the exercise of 100% of the 8,776,587 Rights and 50% or 4,388,293 Units, respectively, issued in the Rights Offering (but without giving effect to the exercise of the 8,776,587 Class E Warrants included in the Units):

                                                 December 31, 1997
                                  --------------------------------------------------
                                  Actual        As Adjusted(1)(2)    As Adjusted(1)(2)
                                  ------        -----------------    -----------------
Long Term Debt:
Senior convertible notes          1,625,000         1,625,000             1,625,000
Notes payable to officers and
   directors                        125,000               -0-(4)                -0-(4)
Notes payable, net of current
   installments                       5,420             5,420                 5,420
                                -----------       -----------           -----------
                                  1,755,420         1,630,420             1,630,420

Stockholders' Equity:

Preferred Stock, $.001 par
value, 10,000,000  shares
authorized, 218,998 shares
issued and outstanding at
December 31, 1997 and as
adjusted                          3,284,970         3,284,970             3,284,970

Common Stock, $.0001 par
value, 50,000,000 shares
authorized, 25,639,707 shares
issued and outstanding at
December 31, 1997; or
34,416,294(2) and
30,028,000(3) issued and
outstanding as adjusted               2,564             3,442                 3,003

Additional Paid-in-Capital       27,217,173        29,092,144            28,127,158

Accumulated Deficit             (30,103,136)      (30,103,136)          (30,103,136)
                                -----------       -----------           -----------
  Total Stockholders' Equity        401,571         2,277,420             1,311,995
                                -----------       -----------           -----------
       Total Capitalization     $ 2,156,991       $ 3,907,840           $ 2,942,415
                                -----------       -----------           -----------
                                -----------       -----------           -----------

______________
(1) Does not include 7,276,661 shares issuable upon exercise of outstanding warrants, 3,246,556 shares of issuable upon the exercise of options granted and to be granted pursuant to the Company's existing stock option and stock purchase plans, 2,189,980 shares issuable upon conversion of the Preferred Stock and 4,046,102 shares issuable upon conversion of certain outstanding notes.
(2)  Assumes exercise of all of the Rights for gross proceeds of $1,930,849
(3)  Assumes exercise of 50% of the Rights for gross proceeds of $965,424.
(4) Reflects conversion of the notes into rights to purchase common stock upon the effective date of this registration statement.

                                      DILUTION

     At December 31, 1997, the Company had a total net tangible book value (deficit) of $4,658 or $.02 per share (after deducting patent, technology and financing costs of $406,229 based on 25,639,707 shares issued and outstanding. Net tangible book value per share of Common Stock represents the amount of its total assets less its intangible assets and liabilities divided by the number of shares of Common Stock deemed to be outstanding.

     Following the completion of the Rights Offering, and receipt of the net proceeds of approximately $1,875,849 (if fully subscribed) or $910,424 (if 50% subscribed) (the "Net Proceeds") from the assumed subscription for all 8,776,587 Rights offered hereby, and the purchase of 8,776,587 shares of Common Stock at $0.22 per share (but not the exercise of the Class E Purchase Warrants), the 34,416,294 shares of Common Stock then outstanding (if fully subscribed) or 30,028,000 shares (if 50% subscribed) would have a pro forma net tangible book value of $1,871,191 or $.05 per share (if fully subscribed, or $905,766 or $.03 per share if 50% subscribed). Therefore, the holders of the Company's Rights being offered hereby will incur an immediate dilution of approximately $.17 per share, (or $.19 per share if 50% subscribed).
Dilution represents the difference between the Subscription Price of $.22 per share and the pro forma net tangible book value per share after giving effect to the Rights Offering, but giving no effect to the exercise of the Class E Purchase Warrants.

     The following table, which incorporates the foregoing assumptions, illustrates this per share dilution, if one hundred percent and fifty percent of the Rights are exercised:

                                             100% Subscribed   50% Subscribed
                                             ---------------   --------------
 Subscription price per Unit                      $.22               $.22
                                                  ----               ----
 Pro forma net tangible book value per
 share of Common Stock before Rights Offering     $.00               $.00
                                                  ----               ----

 Increase per share attributable to sale of
 Units offered hereby                             $.05               $.03
                                                  ----               ----

 Pro forma net tangible book value per
 share of Common Stock after offering             $.05               $.03
                                                  ----               ----

 Dilution per share to Investor                   $.17               $.19
                                                  ----               ----
                                                  ----               ----


     The following table, which incorporates the foregoing assumptions, as well as the receipt of net proceeds of $1,875,849, if fully subscribed or $910,424 if 50% subscribed, pursuant to the Rights Offering reflecting the purchase of 8,776,587 shares if fully subscribed (or 4,388,293 if 50% subscribed) under the Rights Offering by and summarizing the relative investment of existing Common Stockholders and Unit Purchasers.


                                   Fully Subscribed
                   -----------------------------------------------
                      Shares Purchased       Total Consideration      Average
                   ----------------------   -----------------------    Price
                      Number     Percent       Amount      Percent    Per Share
                   -----------  ---------   ------------- ---------   ---------
 Common
   Stockholders(1)   25,639,707       74%     $27,219,737       93%      $1.06
 Unit Purchasers      8,776,587       26%       1,930,849        7%      $ .22
                     ----------      ----     -----------      ----
 Total               34,416,294      100%     $29,150,586      100%
                     ----------      ----     -----------      ----
                     ----------      ----     -----------      ----


                                   50% Subscribed
                   -----------------------------------------------
                      Shares Purchased       Total Consideration      Average
                   ----------------------   -----------------------    Price
                      Number     Percent       Amount      Percent    Per Share
                   -----------  ---------   ------------- ---------   ---------
 Common
   Stockholders(1)  25,639,707        85%     $27,219,737        7%      $1.06
 Unit Purchasers     4,388,293        15%         965,424        3%      $ .22
                     ----------      ----     -----------     ----
 Total              30,022,000       100%     $28,185,161      100%
                     ----------      ----     -----------     ----
                     ----------      ----     -----------     ----

----------
( 1) Does not include an aggregate of 16,692,993 shares of Common Stock issuable on a fully diluted basis as set forth in note (1) under "Capitalization."


                                   DIVIDEND POLICY

     The payment of dividends by the Company is within the discretion of its Board of Directors and depends in part upon the Company's earnings, capital requirements and financial condition. Since its inception, the Company has not paid any dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance its operations.

     Pursuant to the terms of the Company's Convertible Preferred Stock, dividends are payable annually on November 1st. The holders of the Convertible Preferred Stock may elect to receive their dividend payments in cash at a rate of 11% of the liquidation value, or in additional shares at the rate of 8% the number of shares of Convertible Preferred Stock held by such holder on the date of declaration. In September 1997, the Company's Board of Directors determined that, in view of the recent trading price of the Company's Common Stock and in view of the Company's current cash position, it would not be appropriate to declare the annual dividend payable on the Convertible Preferred Stock on November 1, 1997. As a result, that dividend will accumulate in accordance with the terms of the Convertible Preferred Stock. No assurance can be given that the Company will be able to make dividend distributions in the future if the holders of the Convertible Preferred Stock request cash. See "Risk Factors - Dividend and Interest Payments."


                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and notes thereto of the Company appearing elsewhere in this Report.

RESULTS OF OPERATIONS

FISCAL YEARS ENDED SEPTEMBER 30, 1997 AND 1996

     The Company's total revenues for the fiscal year ended September 30, 1997 ("Fiscal 1997") were $1,523,994 as compared to total revenues of
$908,700 for Fiscal 1996.   Revenues for Fiscal 1997 include sales of
approximately $985,000 to Whessoe Varec. See Description of Business. Revenues from a second customer during 1997 amounted to $171,100.

     Revenues during 1996 from three different customers were $189,700, $99,786, and$92,838.


     During Fiscal 1997, the Company had cost of revenues of $945,434, or a gross profit of 38% of sales, as compared to cost of revenues of $367,779, or a gross profit of 60%, during Fiscal 1996. The decrease in gross profit margin resulted primarily from excess manufacturing capacity. A slightly lower margin mix of sales also reduced gross profit margins during 1997.

     The Company's research, development and engineering expenditures increased by 2% to $1,257,324 during Fiscal 1997 from $1,233,054 during Fiscal 1996. The Company has focused its development and engineering efforts on its hydrocarbon sensors and systems and has also maintained its aggressive Sensor-on-a-Chip-TM- development program with TI, Gilbarco, ASI, Bechtel Nevada and others. See "Business - Research and Development".

     The Company incurred general and administrative expenses of $1,101,781 during Fiscal 1997 as compared to $1,109,456 for Fiscal 1996, a decrease of $7,675, or 1%. During Fiscal 1996, one of the Company's distributors failed to meet certain minimum contractual purchase and payment commitments, and the collection of certain other receivables from Fiscal 1995 sales to distributors and representatives became contingent upon subsequent sale and collection by those distributors. Accordingly, the Company has provided an estimated reserve against these and other receivables amounting to $201,225. During Fiscal 1997, similar provisions amounted to $36,085.

     Also during Fiscal 1996, the Company developed substantial improvements to its manufacturing processes and products, including a process which improved the already substantial resistance of its probes to potential leaks and other damage from prolonged exposure to water and water vapor and to strong solvents and other chemicals which may be present in water. Accordingly, the Company provided a reserve of approximately $130,000 against finished products. In addition, the Company provided approximately $150,000 as a reserve against other finished goods, including products shipped to or segregated for Whessoe Varec, Autronica and other distributors. During Fiscal 1997, no similar provisions were charged to general and administrative expense.

     Sales and marketing expenses during Fiscal 1997 and Fiscal 1996 were
$1,004,172 and $1,007,975,  respectively.   Sales and marketing expenditures
actually increased during the second half of Fiscal 1996 and the first half of fiscal 1997, but were reduced during the second half of fiscal 1997. Expenditures are focused on sales and support activities in the offshore produced water market, and the support of Whessoe Varec in the AST market.

     Interest income during Fiscal 1997 was $81,787, as compared to $201,268 during Fiscal 1996, a decrease of $119,481, or 59%. Interest income consists primarily of interest earned on the Company's cash and short-term investments and on notes receivable for the exercise of stock options. Interest income from cash and short-term investments during Fiscal 1997 was $54,802, compared to $85,640 during Fiscal 1996, reflecting the decrease in cash and investments. Interest income from notes receivable for the exercise of options was $26,985 during Fiscal 1997 and $115,628 during Fiscal 1996. These notes were extinguished in May 1997 and did not accrue interest after December 1996.

     Interest expense during Fiscal 1997 was $223,161 as compared to $183,795 during Fiscal 1996. During 1997, the Company paid approximately $134,000 of interest on its senior convertible debt and amortized as additional interest expense $82,620 of the costs of placement of the debt. During Fiscal 1996, the Company paid $93,500 and accrued an additional $18,016 of interest and amortized $65,778 of the placement costs. Other interest expense during 1997 and 1996 consisted primarily of interest on insurance premium installment payments and the December 1994 loan from Bank of America Nevada (see Note 6 of the Notes to the Company's Consolidated Financial Statements).

     As a result of the foregoing, during Fiscal 1997, the Company incurred a net loss of $3,226,958, or $0.13 per share as compared with a net loss of $3,274,629, or $0.15 per share, for Fiscal 1996.

     LIQUIDITY AND CAPITAL RESOURCES

     On February 15, 1996, the Company completed an offering under Regulation S, promulgated under the Securities Act of 1933, as amended (the "Regulation S Offering"), of 8% Senior Convertible Notes due February 15, 1999 (the "Notes"), for $2,825,000. Interest on the Notes is to be paid semi-annually, commencing August 15, 1996, at a rate of 8% per annum. The Notes are convertible into shares of Common Stock of the Company at a conversion price (the "Conversion

Price") of, initially, $0.80 per share which has been adjusted to $0.4078, a price representing a 10% discount from the average closing bid price of the Common Stock for the 30 business days prior to February 15, 1997. As of September 30, 1997, an aggregate face amount of $1,175,000 of the Notes had been converted to Common Stock resulting in the issuance of 1,498,804 shares of Common Stock.

     The Company paid fees and expenses associated with the offering amounting to $428,204, which is being amortized as interest expense over the three-year term of the Notes or until conversion, if earlier, when the proportionate unamortized amount is charged to additional paid-in capital. As of September 30, 1997 approximately $160,281 of unamortized deferred financing cost has been recorded as reduction in additional paid-in capital associated with the $1,175,000 of the Notes converted to Common Stock. Also in connection with the Offering, the Company issued to the Placement Agent for the Offering, for nominal consideration, warrants to purchase up to 353,125 shares of Common Stock, at an initial exercise price of $0.80 per share (the "Exercise Price") which has been adjusted to $0.4078 per share. Also in accordance with the terms of the warrants, the number of shares exercisable has been adjusted, based on the adjusted Exercise Price, to 692,742 shares of Common Stock. These warrants are exercisable at any time on or after August 15, 1996 through February 14, 2001, and contain certain piggyback registration rights.

     On May 31, 1996 the Company completed an offering under Regulation S of 3,333,333 Units, at a price of $0.90 per Unit for total gross proceeds of $3,000,000 before costs and expenses of the offering. The Company paid fees and expenses associated with the Unit offering amounting to $345,783. Each Unit consisted of one share of Common Stock and one warrant to purchase one share of Common Stock (the "Unit Warrants"), the shares and warrants being immediately separable. The Unit Warrants are each exercisable at $1.00 at any time from May 31, 1996 through May 30, 2001. Also in connection with the Unit offering, the Company issued to the Placement Agent for the offering, for nominal consideration, warrants to purchase up to 333,333 shares of Common Stock (the "Placement Agent Warrants"), at an exercise price of $0.90 per share which has been adjusted to $0.2343 per share, and the number of shares issuable upon exercise has been adjusted to 1,280,411. These Placement Agent Warrants are exercisable at any time from November 30, 1996 through May 30, 2001.

     Primarily in order to provide a means to raise additional cash through existing outstanding options, warrants and promissory notes receivable, on April 4, 1997, the per share exercise price of all employee stock options, all Unit and other Warrants (except Class D Warrants) were decreased as follows: to $0.32 from April 4 through April 11, 1997, and thereafter adjusted weekly to the average closing bid price for the five prior trading days less a discount of 10% (but never to a price less than $0.30) through May 16, 1997, when the prices reverted to the original prices. As a result, the Company received $39,943 for the exercise of 131,453 options at prices ranging from $0.30 to $0.32 per share. Effective April 17, 1997 the per share exercise price of Class D Warrants was decreased to $0.30 through May 16, 1997 when the exercise price reverted to its prior $1.10 per share. As a result, the Company received approximately $30,954 for the exercise of 103,179 Class D Warrants exercised at $0.30 per share.

     In conjunction with the temporary reduction of the exercise prices of the options and warrants effective April 4, 1997 and Class D Warrants effective April 17, 1997, as described above, the remaining unpaid principal on promissory notes (which were executed in March 1994 by employees and directors for the exercise of options) could be fully paid in an amount determined by multiplying the unpaid balance by a fraction, the numerator of which was the revised exercise price, and the denominator of which was $1.50 (the original exercise price). If the unpaid principal was not so paid by May 16, 1997 the underlying collateral shares would be forfeited and all unpaid principal and accrued interest would be extinguished. The Company did not want to penalize the employees and directors by requiring payment of the promissory notes therefore the Board of Directors and employees agreed to extinguish the promissory notes. The Company believes that it must provide an incentive when it is compensating employees and directors for services rendered to the Company in the form of non-cash compensation.

     As a result, the Company received $160,875 in payment for 520,252 escrowed shares at prices ranging from $0.30 to $0.32 per share, which amount liquidated $780,379 of original note principal. The remaining $756,804 of unpaid note principal was extinguished and the underlying collateral of 504,535 shares were forfeited to the Company and immediately canceled,
thereby reducing the total number of shares outstanding.    Unpaid accrued
interest receivable aggregating $248,212 was expensed.

     The Company had working capital of $1,883,551 at September 30, 1997, as compared with working capital of $4,384,841 at September 30, 1996, a decrease of $2,501,290. The Company had a decrease in cash and cash equivalents of $2,638,084 and a decrease in stockholders' equity of $2,996,747 during Fiscal 1997. These decreases resulted primarily from the Company's net cash used in operating activities of $2,715,012 offset by only $216,412 net cash provided by financing activities. During Fiscal 1996, net cash provided by financing activities was $5,282,651 and was reduced by net cash used in operating activities during Fiscal 1996 of $2,953,916.

     The net cash used in operating activities of $2,715,012 during Fiscal 1997 considered changes in current assets and liabilities, as well as non-cash transactions including the write-down of accrued interest on notes receivable for the exercise of stock options in the amount $248,212; amortization expense of $356,587; depreciation expense of $69,853; and provisions for obsolete inventory and loss on uncollectible accounts receivable totaling $72,375.

     The net cash used in operating activities of $2,953,916 during Fiscal 1996 considered changes in current assets and liabilities, as well as non-cash transactions including the write-down of accounts receivable and inventories totaling $482,538, amortization expense of $331,825, depreciation expense of $50,542, accrued interest receivable of $107,367, Common Stock issued for services of $15,417 reduction of notes receivable for the exercise of options in exchange for services of $42,263, and recognition of deferred compensation of $5,596.

     The Company's inventories increased during Fiscal 1996 by $465,833 or 75% and increased a further $105,426 during Fiscal 1997. These increases are primarily attributable to the production of products which were called for in agreements with the Company's distributors and strategic alliances including Whessoe Varec, Autronica, and QED. Manufacturing capacity was reduced during Fiscal 1997 and inventories are expected to decrease as these products are shipped.

     During Fiscal 1997, the net cash used in investing activities was $139,484, including the purchase of $83,505 in equipment and payments of $55,979 in patent fees. During Fiscal 1996, the net cash used in investing activities was $174,349. This included payments of $128,873 in fees for the filing, processing and maintenance of patents and patent applications, primarily in foreign countries, and the purchase of $45,476 in equipment.

     During Fiscal 1997, the Company received net cash from financing activities of $216,412, which included (i) $174,406 in interest and principal payments on notes receivable for the exercise of options; (ii) $55,086 received from the exercise of options; (iii) $30,954 received from the exercise of Class D Warrants; and (iv) the release of $18,456 in restricted cash serving as security for a note payable to a bank, less (i) $16,319 in payments on notes payable; and (ii) $46,171 in cash dividends paid to preferred stockholders; . During Fiscal 1996, the Company received net cash from financing activities of $5,282,651, which included (i) $3,000,000 in proceeds from Common Stock and warrant Units, (ii) $2,825,000 in proceeds from senior convertible notes payable, (iii) $773,987 used for the payment of financing costs, (iv) $6,832 in payments on the note payable to a bank, (v) $241,595 received from the exercise of options, (vi) $1,031 from the exercise of Class D Warrants, (vii) $19,489 received as payments on notes receivable for the exercise of options, and (viii) $23,645 in cash dividends paid to preferred stockholders.

     See Management - Executive Compensation and Note 8 to the Company's Consolidated Financial Statements for information concerning the Company's material contracts for compensation and rent.

     As discussed in Note 1 to the Consolidated Financial Statements, the Company continues to incur substantial losses and may need additional financing to continue its operations. The Company is reviewing alternatives for raising additional capital. On October 2, 1997, the Company entered into an agreement with entrenet Group, LLC ("entrenet") for advice and assistance in developing and executing business plans, financing strategies and business partnerships, acquisition and mergers. For its services, entrenet will receive a cash fee of $5,000 per month for twelve months; $60,000 in the form of a 10% convertible note, payable on the earlier of (a) a financial transaction (as defined in the Agreement) or (b) two years; 5% of the value of any financial transaction (as defined in the Agreement); and 5% of any financing provided by or introduced directly by entrenet.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1997 the FASB issued Statement No. 129 ("SFAS 129"). Disclosure of Information about Capital Structure and in June 1997 the FASB issued Statement No. 130, Reporting Comprehensive Income ("SFAS 130") and Statement No. 131, Disclosure about Segments of an Enterprise and Related Information ("SFAS 131"). The Company is required to adopt SFAS 129 in fiscal 1998 and SFAS's 130 and 131 in fiscal 1999. SFAS 129 establishes new standards for reporting and disclosing the pertinent rights and privileges of the various securities outstanding.

SFAS 130 establishes new standards for reporting and displaying comprehensive income and its components. SFAS 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of these Statements is expected to have no impact on the Company's consolidated financial position, results of operations or cash flows.


                                       BUSINESS

     FiberChem develops, produces, markets and licenses its patented fiber optic chemical sensor ("FOCS-Registered Trademark-") technology which detects and monitors hydrocarbon pollution in the air, water and soil. The Company has developed a range of products and systems based on FOCS-Registered Trademark-, which provide IN SITU and continuous monitoring capabilities with real-time information. The Company also is commercializing a range of sensors based on its Sensor-on-a-Chip-Registered Trademark- technology for a wide variety of environmental and industrial applications.

     Since its inception in 1987, FiberChem has invested in excess of $25 million in research and development relating to a wide range of technologies, and has now focused on products for environmental monitoring and industry. During the last several years, a de-emphasis of environmental issues in Congress has resulted in delays in enactment and enforcement of the regulatory climate upon which the Company's future prospects were dependent. Several federal and state programs were not re-authorized or funded. Just like companies in the electric vehicle or alternative fuels arenas, FiberChem found that many of its expected opportunities had evaporated, at least for the foreseeable future. Consequently, FiberChem's management identified market segments that were driven by other forces. Notwithstanding the slow down at the Federal level, the Company recognized that the State of Florida represented a short-term lucrative opportunity for aboveground tank leak detection and set about getting its sensor products specified. At the same time, the phase out of Freon presented the Company with an opportunity to establish its technology as the preferred replacement for the existing Freon/Infrared method for measurement of total petroleum hydrocarbons (TPH) in process water streams.

     During this refocusing process the Company has substantially enhanced the value of its development initiatives with Texas Instruments, Inc. ("TI") for its Sensor-on-a Chip-Registered Trademark-. By working together with the Optoelectronics Group within TI's Semiconductor Group, the Company has expanded the scope of the joint marketing activity in the billion dollar chemical sensor marketplace. The short term result from this process has been the development of eight major projects with very substantial revenue potential.

     PRODUCTS AND APPLICATIONS

     The PetroSense-Registered Trademark- product line includes a continuous monitoring system ("CMS-5000") designed for IN-SITU measurement of petroleum hydrocarbons in a wide variety of applications including leak detection at above ground storage tank ("AST") and underground storage tank

("UST") sites, monitoring of soil and water remediation processes and fence line monitoring at contaminated sites. A CMS system typically sells for between $15,000 and $50,000.

     The CMS-4000 can be used to monitor hydrocarbon levels in applications such as storm water and waste water around industrial facilities. The CMS-4000 is available with analog outputs for use in industrial applications where some control functions need to be performed.

     The use of on-board modems allows both versions of the CMS to warn of alarm conditions through remote communication. Conversely, the unit itself can be interrogated remotely to provide retrieval of logged data, status and service information. This is particularly important for unmanned sites.

     Up to sixteen of the Company's Digital Hydrocarbon Probes ("DHPs") can be interfaced to the CMS-5000 to allow monitoring at several different locations within a site. The DHP typically sells for about $4,000. The DHP can also be used as a standalone product to interface with existing data loggers that use the environmental industry standard communications protocol (referred to as Standard Digital Interface ("SDI-12")). A second version of the DHP has been developed by the Company. This product uses the RS-485 communications protocol, allowing direct interface with computers and programmable logic controllers for other industrial applications.

     The OilSense-4000-TM- is a new product specifically developed to address the produced and process water market, both offshore and onshore. It is a version of the CMS-4000 specially developed for highly contaminated streams where there is a need for automatic cleaning of the sensor based on preprogrammed parameters. It incorporates modems for remote communication and has a 4-20 mA output for control loop purposes. The OilSense-4000-TM-sells for $25,000 to $35,000 depending upon its hazardous area certification.

     The PetroSense-Registered Trademark- Portable Hydrocarbon Analyzer ("PHA-100") is a hand held instrument using an analog hydrocarbon probe which can measure hydrocarbons in the air, soil and in or on water. The PHA-100 typically sells for about $6,900. The microprocessor in the instrument converts the data generated by the probe into a parts per million ("ppm") reading. The user can store the reading for retrieval or can print the data on an external printer after as many as 100 separate measurements are completed. Recent improvements in calibration have expanded the effective range for the PHA-100 down to the parts per billion ("ppb") range (in water) for benzene, toluene, ethyl benzene and xylene ("BTEX"), common petroleum hydrocarbon components of gasoline, diesel and jet fuel.

     Applications for the PHA-100 include quarterly monitoring of AST and UST sites and pipelines, the detection of contamination levels of soil and general environmental monitoring.

     A version of the PHA-100, known as the PHA-100W, has been developed for applications where hydrocarbons need to be monitored in water alone. The unit sells for $6,250. It is designed for applications such as breakthrough from remediation processes, monitoring of bodies of water, and process water, waste water and storm water monitoring.

     A third version of the PHA-100 is the PHA-100WL. It is specifically designed for measuring total petroleum hydrocarbons ("TPH") in produced water at offshore petroleum production platforms and is designed to imitate the operation of the infrared analyzer used in the existing Freon/Infrared method. It typically sells for $6,375.

     The PetroSense-Registered Trademark- Field Kit is a product that is an integral part of each of the CMS, PHA-100 and DHP. The field kits contain calibration solutions, traceable to the National Institute of Standards and Technology standards, that are used to calibrate the hydrocarbon probes and accessories such as cleaning solutions, computer and power adapters, and disposable calibration vials and tubes for the customer's convenience. A vapor calibration procedure has been developed for soil gas applications. A field kit for the CMS-5000 contains a few months' worth of supplies and the field kit for the DHP probes contains a 30-day supply. In addition, refill kits are available to replenish each field kit on an "as needed" basis.

     The Company has pursued federal, state and local approvals for its products. In November 1994, the Company received Underwriters Laboratories approval for its product line in the United States and Canada. In April 1995, the Company received notification from KEMA, an authorized certification body for Europe, that its products had met their highest standard for intrinsic safety (CENELEC), and, as such, were approved for use in all hazardous environments including offshore platforms. The products have also been designed and tested to meet European Union CE Mark standards which went into effect January 1, 1996 for the European Community.

     Both the Company's PHA-100 and DHP have been extensively tested by Ken Wilcox Associates, Inc. ("KWA"), an independent testing laboratory, in accordance with EPA protocols. These evaluations meet the requirements of the EPA for external vapor-phase leak detection systems and liquid-phase out-of-tank product detectors. KWA also certified that the data produced by the Company's products was equivalent to the EPA's standard method for groundwater analysis.

     The Company's products were included in the EPA's Office of Underground Storage Tanks list of products meeting certain minimum third-party certification guidelines, both for vapor and liquid product detection. In addition, the Company has received written or verbal assurance that its products meet the requirements of 47 states. Certain states rely on the EPA list and certain others have no specific requirements.

     The Company has also had the CMS-5000 product line third-party certified for use for AST leak detection in Florida. As a result, FCI Environmental is the only company at this time to have an AST leak detection product approved for use at both contaminated and uncontaminated sites by the Florida Department of Environmental Protection ("DEP").

     Recently developed applications of FOCS-Registered Trademark- include the use of the technology to replace a Freon-Registered Trademark- extraction method of analysis currently used on offshore oil production platforms. EPA regulations require oil companies to monitor the hydrocarbon content in sea water returned to the ocean during the oil production process. The conventional Freon method involves periodic sampling of the sea water output and analysis of the samples in the oil production platform's laboratory. The

Company's products can be used to monitor the sea water output continuously, thereby achieving a significant reduction in cost for the operator, both by eliminating the use of Freon-Registered Trademark- gas and by optimizing the usage of chemical agents used to facilitate removal of oil from produced water.

     THE TECHNOLOGY

     The Company's FOCS-Registered Trademark- technology, which is proprietary and patented, is at the center of the Company's products. FiberChem manufactures a probe which contains a short length (approximately 5 cm) of fiber optic cable. Commercially produced fiber optic cable is coated to keep all wavelengths of light contained. The Company treats the fiber optic cable with the FOCS-Registered Trademark- technology, modifying the cable's coating to permit a certain amount of light to be lost when it comes into contact with hydrocarbon molecules. The resulting change in light transmission is then recorded and transmitted by the probe either to one of the Company's monitoring devices (see "Products and Applications" above) or to other industry standard devices. The Company's devices measure changes in ppm or, in some instances, in lesser concentrations. Up to 16 probes can be linked together to provide a continuous monitoring system for various types of sites, including USTs, ASTs, remediation sites, pipelines and offshore oil production platforms.

     The FOCS-Registered Trademark- technology has been further developed through a joint venture with TI to produce Sensor-on-a-Chip-Registered Trademark-, a new generation of semiconductor-based sensor products. The market for these chip-based sensors is potentially very large (forecasted to be over $1 billion by 1999) and is represented by clients and products in the consumer, medical and durable goods fields. Often development costs are partially covered by the client in exchange for some level of exclusivity. The Company has eight such projects ongoing, varying from feasibility studies to final stages of development.

     The Company believes that its patents and patent applications, coupled with the trade secrets, proprietary information and experience in development provide the Company with a competitive advantage. It is the Company's policy to apply for international patent rights in addition to United States patent rights. FiberChem holds 20 United States patents covering sensor technologies and has applied for five additional patents. All of the United States patents are valid for 20 years from their respective dates of applications, the oldest of which was applied for in 1987. The Company holds nine international patents, and has a total of 15 international patent applications pending in Canada, Taiwan, Japan, South Korea, the People's Republic of China and most Western European countries. The sensor technologies are also protected in the United States by registered trademarks.

     THE MARKET

     FiberChem's primary markets and potential markets are the petroleum production, refinery and distribution chain. Major oil companies, distributors and retailers of gasoline, diesel and aircraft fuel are important potential customers. Other important markets and customers include remediation companies, environmental consultants, shipping ports, airports and military bases. The markets for sensors transcend the petroleum hydrocarbon market place, are very diverse and are addressed directly by Company personnel.

     CUSTOMERS AND DISTRIBUTORS

     The Company entered into an OEM Strategic Alliance Agreement (the "Alliance" or the "Agreement") as of June 30, 1996, as amended, with Whessoe Varec, Inc. ("Whessoe Varec") whereby Whessoe Varec was granted exclusive worldwide right to market the Company's products in the aboveground storage tank (AST) market. The Agreement was accompanied by firm orders for approximately $1.7 million of the Company's products. At the request of Whessoe Varec in order to avoid unnecessary duplicate shipping costs, substantially all of the equipment was segregated in the Company's warehouse. Terms of payment were 180 days and 90 days for $500,000 of orders to be shipped in June and an additional $500,000 of orders to be shipped in September 1996. During early January 1997, Whessoe Varec requested that the Company consider a revised payment schedule acceptable to both parties. As of February 25, 1997, Whessoe Varec had paid for approximately $59,000 of items actually shipped by that date, and during April 1997, paid an additional $250,000 for items shipped in March 1997. In August 1997 the Company received one half of the outstanding amount and shipped the remaining products. The last payment was received in September 1997. Both payments are irrevocable and the products shipped are not subject to return except under normal warranty conditions.

     The Alliance, combined with the acquisition of Whessoe p.l.c. (Whessoe Varec's parent company) by Endress + Hauser of Switzerland, has positioned both Alliance partners to take advantage of the new Florida regulations regarding the requirements for AST leak detection. Internal liners and leak detection is by far the lowest cost option for compliance with the Florida mandates and as of today, the Company's PetroSense-Registered Trademark- line is the only product certified for use in both contaminated and uncontaminated sites in Florida. Approximately 1,000 tanks have been identified which are already lined and as such are immediate targets for leak detection. Each tank represents an average of $35,000 in potential revenue for the Alliance. It is anticipated that this number will grow in the period before December 1999 when installations must be completed. The impact of these regulations has been that about $8,000,000 of projects have been identified and proposals generated. It is anticipated that these projects will accelerate from 1997 to 1999. Many companies have already indicated that they intend to stagger installations over the period. Based on this level of activity, Whessoe Varec has substantially expanded its sales and service capabilities in Florida, and management believes that significant business will be generated by the Alliance although there can be no assurance that this will occur.

     Florida Power Company recently placed an order with Whessoe Varec to upgrade all of its tanks to include leak detection. Other large orders are believed to be pending. Citgo, Dreyfus, and Hess among others, are awaiting final approval from the Florida DEP to install the Company's products.

     In November 1996, the Company was advised that its proposed joint venture in Finland had received funding authorization from the Finnish government. A new company, Senveco Oy ("Senveco"), has been formed, owned 75% by Finnish interests including the Company's existing distributor, and 25% by the Company. Senveco offers sales, service, technical support and consulting services for FCI's products and for complementary products from other manufacturers.

Senveco's region consists of Finland, the Baltic States, and Northwest Russia including the key areas of the Kola Peninsula where substantial cleanups of soil and water are expected in the next year or so, funded from European Union ("EU") sources. Senveco also provides technical support to the Company's European distribution network and in the Middle East.

     In October 1997, the Company was advised that Senveco had been selected for an EU Baltic Intereg contract to provide consulting and monitoring services to locate "hot spots" of pollution in the Kola Peninsula region of Russia. The contract is expected to provide revenues for Senveco and the Company from sales of the Company's products.

     OFFSHORE PRODUCED WATER MARKET

     The offshore produced water market exists due to the restrictions on the manufacture and distribution of certain Freons which destroy the Earth's ozone layer. For the past 15 or so years, tests to determine the TPH content of certain process water streams returned to the ocean from offshore platforms ("produced water") have been carried out by extracting water samples with Freon and analyzing the resultant extract by infrared spectroscopy ("IR"). As the price and availability of Freon have become less and less attractive, alternatives to the Freon/IR method have attracted increasing attention.

     Of the various other methods currently offered, the Company believes that its FOCS-Registered Trademark- technology offers the best alternative in terms of correlation with the IR method, ease of use, features/benefits and cost. The Company offers two different products to this marketplace. The OilSense-4000-TM- is a continuous unit which can operate unattended. It offers a 4-20 mA output and can be interrogated and programmed remotely via modem. It operates for 30 days between maintenance. At $25,000 to $35,000, it offers good value where manpower is at a premium. The OilSense-4000-TM-can also be integrated into the process of treating the produced water stream to automatically optimize the use of water treatment chemicals and can continue operating where platforms are currently shut down due to adverse weather conditions. The PHA-100WL is a single measurement analyzer which directly replaces the Freon/IR method. Its FOCS-Registered Trademark- sensor directly measures TPH in water samples, according to a simple procedure. At $6,375 it offers a direct replacement for the Freon/IR method without the use of Freon or other chemicals.

     There are about 3,500 platforms in the Gulf of Mexico and a similar number in the rest of the world, mainly in the North Sea, Middle East, South China Sea and offshore West Africa. It appears that each of these regions conforms to similar regulations. This market represents a window of opportunity that will remain open until the IRs are replaced over the next two years or so. Recent interest in the Company's products from North Sea operators indicate that there is a demand for a continuous system to fill both a process control and regulatory compliance role in a region where being seen to be "green" is of greater importance.

     Amoco, Exxon, Marathon, Chevron, Unocal and others are evaluating the Company's replacement for the existing Freon/IR technology. Each of these companies represents a large opportunity, operating a significant number of platforms in the Gulf of Mexico and elsewhere, and each already has purchased multiple units from the Company. Norsk Hydro has leased a unit for evaluation for its North Sea operations. In addition, a unit was recently sold to Clyde Petroleum in Indonesia, the first sale for use in the South China Sea.

     FRAME AGREEMENT WITH AUTRONICA AS

     On October 1, 1996, the Company entered into a frame agreement with Autronica AS ("Autronica"), a Norwegian company within the Whessoe PLC group, for Autronica to exclusively distribute certain FCI products for offshore applications in regions of the world where there is oil and gas production offshore, including certain countries in the North Sea, West Africa, the Middle East and the Southeast Asia areas. The Endress + Hauser acquisition of Whessoe Varec was accompanied by the spinning off of Autronica to Navia, a Norwegian company. Their marketing was refocused and as a result did not include any third party distribution activity. The Agreement was consequently terminated without prejudice to either party.

     EXCLUSIVE DISTRIBUTION AGREEMENT WITH UNIVERSAL ELECTRONICS & COMPUTERS,
INC.

     On February 7, 1995, FCI Environmental entered into a two-year exclusive distribution agreement with Universal Electronics & Computers, Inc. ("UECI"), a corporation of the Republic of China. Pursuant to the agreement, FCI Environmental agreed to provide UECI with certain environmental products, accessories and parts, and UECI agreed to act as an independent contractor of FCI Environmental to promote and sell such products exclusively in the Republic of China. FCI expects to renew the agreement for another two years. Projects with China Petroleum and the ROC military are ongoing and other projects are pending.

     MARKET DEVELOPMENT AGREEMENT WITH MITSUI MINERAL DEVELOPMENT ENGINEERING CO., LTD.

     On May 31, 1995, the Company, through FCI Environmental, entered into a two-year joint market development agreement with Mitsui Mineral Development Engineering Co., Ltd. ("MINDECO") pursuant to which the Company and MINDECO are developing the Japanese market for the Company's products, initially limited to petroleum hydrocarbon products. In general, the Company supplied the products and MINDECO demonstrated, marketed and sold them. In addition, the Company and MINDECO have agreed to use their best efforts to achieve a minimum sales target of $1,000,000. At the end of the term, the Company and MINDECO have the right to either 1) convert the market development agreement into a distributorship agreement, 2) terminate the market development agreement, or 3) automatically renew the market development agreement for one year on a non-exclusive basis. The agreement was automatically renewed.

     EXCLUSIVE REPRESENTATIVE AGREEMENT WITH SHINHAN SCIENTIFIC CO., LTD.

     On February 9, 1995, FCI Environmental entered into a two-year exclusive representative agreement with Shinhan Scientific Co., Ltd. ("Shinhan"), a corporation of the Republic of Korea. Pursuant to the agreement, FCI Environmental agreed to provide environmental products, accessories and parts to Shinhan, and Shinhan agreed to act as an independent contractor of FCI Environmental to promote and sell such products exclusively in the Republic of Korea. Shinhan is actively involved in the developing UST regulatory process in the Republic of Korea and has made initial sales to indigenous oil companies.

     LETTER OF INTENT WITH AMERASIA CONSULTING, LTD.

     On November 1, 1994, the Company entered into a letter of intent with AmerAsia Consulting, Ltd. ("AmerAsia"), pursuant to which AmerAsia agreed to develop, on a non-exclusive basis, marketing and joint venture opportunities for the Company in Asia and Europe and to introduce the Company to parties in those areas interested in marketing the Company's technology and products.
In consideration for its consulting services, AmerAsia receives compensation specific to each opportunity identified by it as mutually agreed upon by the Company and AmerAsia. FiberChem has, to date, granted to AmerAsia options to purchase 125,000 shares of Common Stock exercisable at $1.00 per share, which was at or above the fair market value on the dates such options were granted. Shinhan, UECI and MINDECO, with which the Company has entered into the agreements described above, were all introduced to the Company by AmerAsia. AmerAsia is currently involved with introduction of FCI into the People's Republic of China where there is a large potential project for underground storage tank leak detection. The award of this project is expected to occur in Fiscal 1998.

     LETTER OF INTENT WITH THE LOBBE GROUP

     On June 7, 1995, FCI Environmental signed a letter of intent with the Lobbe Group ("Lobbe") to develop certain European markets for FCI Environmental's petroleum hydrocarbon products. The advent of both the Autronica and Whessoe Varec alliances and changes in market focus at Lobbe resulted in a reduced role for Lobbe group. At the same time Lobbe restructured its operations. The companies have reverted to a non-exclusive relationship with no prejudice to either party.

     SALES AND DISTRIBUTION AGREEMENT WITH QED ENVIRONMENTAL SYSTEMS, INC.

     On March 30, 1996, the Company, through FCI Environmental, entered into an agreement with QED Environmental Systems, Inc. ("QED"), pursuant to which the Company granted QED the exclusive right to acquire the PHA-100 Portable Hydrocarbon Analyzer for Direct Analysis of Hydrocarbons in Water and Vapor (the "PHA-100") in a private label configuration for resale into the ground water monitoring and remediation market in all 50 states. QED agreed to purchase the PHA-100 and other products at specified prices and in certain minimum amounts. QED failed to purchase the minimum amount of products, and the Company has terminated the agreement effective January 7, 1997. The Company has commenced legal action against QED seeking payment for unpaid invoices and other damages. QED has filed counterclaims, and the matter is
scheduled for arbitration in January 1998.    See "Legal Proceedings."

     SIPPICAN

     The Company has had a licensing agreement with Sippican Corporation of Marion, MA, a defense contracting company which had planned to move into the environmental market but reversed its course. The Company and Sippican negotiated a position allowing Sippican to transfer its rights to a third party, while minimizing the potential for competition to the Company from Sippican or others. Those rights have been recently transferred to Osmonics, Inc., a leading supplier of potable water equipment to the beverage industry and the water utility market. It is believed that this new relationship between Osmonics and the Company will generate significantly higher royalty revenue than previously through Sippican.

     COMPETITION

     Management believes that the unique capabilities of the Company's FOCS-Registered Trademark- technology provide competitive advantages in its markets. The Company is unaware of any other product in the marketplace, that can monitor petroleum hydrocarbons at all three desired monitoring points, i.e., the vapor area above the water body, the floating hydrocarbons at the water/air interface and the hydrocarbons dissolved in the water. Management believes that this capability, coupled with the FOCS-Registered Trademark-'s rapid response time and reversibility (the ability to measure both increasing and decreasing levels of pollutants), together with its response to a wide variety of petroleum hydrocarbons, provide the Company with a competitive advantage. In particular, the wide dynamic range of the measuring technology allows the detection of new leaks on top of old contamination. The Company's Florida certification is a direct result of this capability.

     Most tank leak detection methods currently in use are periodic tests. The early warning and early detection of leaks provided by the Company's continuous monitoring systems enable users to minimize environmental damage, liability and cleanup costs relating to leaks that might otherwise occur and remain undetected between periodic tests. In addition, the Company's products permit tanks to be evaluated without being taken out of service, whereas, many competing methods require that tanks be taken out of service for a period of time.

     Many competing methods used to detect and quantify the presence of petroleum hydrocarbons in the field (e.g., for groundwater monitoring wells, soil remediation sites, process streams and waste water streams) consist of extracting a sample, then analyzing the sample using field or laboratory analytic instruments such as gas chromatographs. This process may take several days. The Company's products provide IN SITU, real-time results with accuracy closely correlating with laboratory results. Additionally, the products' analog outputs offer the capability to provide feedback loops for process control.

     GOVERNMENT REGULATION

     In the United States, numerous environmental laws have been enacted over the last three decades. These include the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Conservation and Liability ("Superfund") Act, the Clean Air Act, the Clean

Water Act, the National Environmental Policy Act which established the EPA and others. The Clean Air and Clean Water Acts require measurement, monitoring and control of municipal, industrial and other discharges of hydrocarbons and numerous other substances including heavy metals, toxic gases, chlorinated solvents and fertilizer and pesticide residues.

     During the last several years, a de-emphasis of environmental issues in Congress has resulted in delays in enactment and enforcement of the regulatory climate upon which the Company's future prospects were dependent. Several federal and state programs were not re-authorized or funded. Just like companies in the electric vehicle or alternative fuels arenas, FiberChem found that many of its expected opportunities had evaporated, at least for the foreseeable future. Consequently, FiberChem's management identified market segments that were driven by other forces. Notwithstanding the slow down at the federal level, the Company recognized that the State of Florida represented a short-term opportunity for aboveground tank leak detection and set about getting its sensor products specified. At the same time, the phase out of Freon presented the Company with an opportunity to establish its technology as the preferred replacement for the existing Freon/Infrared method for measurement of total petroleum hydrocarbons (TPH) in process water streams.

     Although present federal laws do not require leak detection for ASTs, many state and local governments have enacted or are considering regulations requiring leak detection for ASTs. Two pieces of legislation are pending before Congress and the EPA has proposed a collaboration with the American Petroleum Institute ("API") on voluntary AST programs in which leak detection is a significant factor. As part of this collaboration, API is conducting a test of leak detection equipment at an operating tank farm. The Company's products and those of two other companies were selected for this evaluation. The State of Florida has perhaps the most stringent regulations and FCI is believed to be the only company to have certification for both uncontaminated and contaminated sites in Florida. The Company believes that similar regulations are being finalized in Virginia, Wisconsin, Pennsylvania and other jurisdictions.

     INTERNATIONAL REGULATORY ACTIVITY

     Several countries have environmental laws or regulations in place or being implemented that affect the market for the Company's products. Belgium has a new environmental law that regulates retail gas stations. Canada's Ontario Province has an AST regulation in process. The Republic of South Korea has a UST law which is currently being implemented. Taiwan has committed to significant expenditure for environmental clean up. Finland has proposed leak detection for retail gasoline stations and has recently promulgated clean up regulations backed by government funding for the clean up of contaminated retail sites in the country. The Company is working with its international distributors and others to promote the Company's products and enhance its name recognition in these countries so that the Company's products are taken into consideration when legislation and regulations are promulgated.

     MANUFACTURING

     The Company manufactures the FOCS-Registered Trademark- sensors and probes at its facilities located in Las Vegas, Nevada. Printed circuit boards incorporated in the Company's products are fabricated and assembled by other companies using high quality commercially available components.

     The PHA-100 incorporates an instrument originally developed and manufactured to the Company's specifications by others. Component parts and subassemblies are now being purchased directly by the Company, but final assembly and testing is performed directly by the Company. The data logging and control instruments incorporated in the CMS systems are commercially available from a number of manufacturers; however, the Company has chosen one primary supplier, and integrates the instrument with the Company's DHP, operating and control software, personal computers and peripheral devices
such as alarms.     Accessory kits are configured by the Company using both
commercially available and specially manufactured components.

     The Company is in the process of undergoing certification under the ISO 9000 quality standards. This certification is expected to be completed during Fiscal 1998.

     RESEARCH AND DEVELOPMENT

     The Company shifted its emphasis in 1996 and 1997 to applications development of the petroleum hydrocarbons product line, particularly in the areas of produced water and waste water. Peripherals were developed to allow the FOCS-Registered Trademark- technology to function in highly contaminated flowing water streams by automatically rinsing the probe on demand. This led to the development of the OilSense-4000-Registered Trademark- a completely integrated system for use on offshore platforms.

     The Company also put significant effort into developing both methodology and software for the use of the water-only versions of the portable unit (PHA-100W and PHA-100WL) in the storm and waste water and offshore produced water markets.

     SENSORS

     The sensors market represents the Company's largest potential market, primarily because applications for sensors are much wider than those for the Company's environmental products. Developed in cooperation with Texas Instruments with the technology patented by FCI, sensors have the potential to revolutionize a wide range of consumer, industrial, monitoring and medical products.

     This new concept, based on an optical platform that is essentially a double beam spectrometer on a plug-in base in a standard 20-pin integrated circuit package, utilizes standard TI components for ease of design compatibility. These devices incorporate waveguides onto which a chemical matrix may be coated. The presence of a chemical analyte which causes a change in the refractive index, absorption or fluorescence of the waveguide material results in a change which can be detected, measured and related to concentration of the analyte, whether in the aqueous or gaseous phase.

     While these sensors can be used in hardware currently under development at the Company, e.g., portable dosimeter devices as well as continuous monitoring probes and associated hardware, the primary application for these Sensors-on-a-Chip-Registered Trademark- lies in the OEM marketplace. This market is characterized by clients who have needs or wants for sensors that give their products an advantage in their marketplace.

     Examples of ongoing developments include:

     - a fail-safe flammable gas sensor for a household appliance control system with a one million units per year potential
     - a breath alcohol sensor for an ignition interlock device for automotive use with a three million unit potential over 5 years
     - a fuel/air ratio sensor for an automotive client which could result in two sensors per automobile
     - a gasoline vapor sensor for a gasoline retailing application with a one million unit potential
     - a carbon monoxide sensor for residential and commercial with a multi-million unit potential an ammonia sensor for refrigerant levels in food processing facilities
     - Sensors for detection of breakthrough of toxic gasses from personal protective equipment.

     These applications represent sensors with selling prices anticipated to be in the $5.00 to $150.00 range depending upon application and volume.

     The Company also has invented a proprietary method of analysis for chemical and biological molecules which is essentially a solid state version of the well-known immunoassay technology. This technology was borrowed from the medical community and applied to environmental monitoring. The Company's invention (patents pending) has the potential to revolutionize sensor development in areas previously relegated to expensive and slow laboratory analysis. When applied to the Sensor-on-a-Chip-Registered Trademark- this technology could provide a range of sensors and hardware products which could revolutionize the biomedical and biological analysis marketplace. As an example, the Company recently demonstrated an immunoassay for cocaine and other drugs of abuse that reached a detection limit of 400 parts per trillion.

     TEXAS INSTRUMENTS, INC. ("TI")

     On June 15, 1995, the Company entered into an intellectual property license agreement and a cooperative development agreement with TI. Under the License Agreement, TI licensed the Company's patented FOCS-Registered Trademark- for use with TI's optoelectronic technology. The Company granted TI an exclusive worldwide royalty-bearing license to develop, produce and market chip-based chemical sensors for specific applications. In exchange, TI granted the Company a non-exclusive worldwide royalty-bearing license to certain TI technology. The license agreement terminates when the last Company or TI patent concerning the technology under the license agreement expires. The

License Agreement and Cooperative Development Agreement replace similar agreements between the Company and TI, entered into in January 1992, with a goal of miniaturizing the Company's FOCS-Registered Trademark- technologies into microchip sensors. This development work with TI is also the basis for the Sensor-on-a-Chip-Registered Trademark-product which is the subject of the joint development agreement with Gilbarco described below. The Company has been granted a United States patent on chip-based sensors in general and has applied for a patent on a chip-based toxic gas sensor.

     Under the cooperative development agreement, the Company and TI agreed to design and develop certain custom FOCS-Registered Trademark- based sensors for TI's exclusive use. The first chip-based sensor has been developed for carbon monoxide (CO). Chemistry development is essentially completed.
Recent changes in the UL Standard for residential CO detectors and significant changes in market dynamics have impacted on the introduction of this product by TI.

     Since the Company developed a working relationship with the Optoelectronics Development Group within TI's Semiconductor Group, the Company has identified and pursued a number of opportunities in the sensor area, some introduced by TI, others directly by the Company. It is expected that an expanded marketing activity on the part of TI will result in additional opportunities in the near future. Robertshaw Controls, Alcohol Sensors International, Gilbarco, Amoco, Horiba, Bechtel Nevada and Manning Systems are examples of current development partnerships in various stages of completion.

     AGREEMENT WITH ALCOHOL SENSORS INTERNATIONAL, LTD.

     The Company with the assistance of and pursuant to specifications and know-how of Alcohol Sensors International, Ltd. ("ASI"), has developed chemical sensors for the breath alcohol (ethanol) testing industry and market. On November 8, 1996, the Company, through FCI Environmental, entered into an agreement with ASI pursuant to which the Company granted ASI exclusive right, title and interest (including sales and marketing rights) to such alcohol sensors for the breath alcohol testing industry and market. In consideration therefor, ASI agreed to market, promote and sell instruments employing such alcohol sensors on a worldwide basis and to pay the Company development and licensing fees over the term of the agreement. The term of the agreement is for five years and may automatically be renewed by ASI for successive five-year terms upon written notice to the Company not less than sixty days prior to the expiration of the prior term. Development is continuing.

     JOINT DEVELOPMENT AGREEMENT WITH GILBARCO, INC.

     The Company, through FCI Environmental, completed the development for Gilbarco of a low-cost sensor for the detection of gasoline vapor in Phase II vapor recovery systems for gasoline dispensing equipment. The introduction of the equipment is pending the promulgation of regulations by the California Air Resources Board (CARB) prior to the introduction of 1998 model year cars which have onboard vapor recovery. Delays have occurred in the promulgation of the regulations; however, once regulations are promulgated, there would be a phase-in period of as yet undetermined duration. Recently, Gilbarco has begun a program of cold weather testing of a gasoline dispenser equipped with the sensor in anticipation of action by CARB.

     BECHTEL NEVADA

     In June 1995, the Company entered into a Cooperative Research and Development Agreement ("CRADA") with the U. S. Department of Energy ("DOE") through its operating entity Bechtel Nevada, Inc.'s Remote Sensing Laboratory in Las Vegas, Nevada to develop low-cost, rugged demountable probes suitable for use with the Sensor-on-a-Chip-Registered Trademark- platform. This development resulted in the production of a prototype probe to carry up to three chips. New development has focused on a dosimeter device for hand held use and is ongoing.

     In March 1996, the Company entered into a contract with DOE through Bechtel Nevada, to develop a chip-based sensor for trichloroethylene at the ppb level in water. The first phase of the contract, the selection, evaluation and verification of an appropriate chemistry, was completed in September 1996. The second phase of this contract, development of prototype chip sensors, has not been funded.

     OTHER SENSOR DEVELOPMENT

     The Company is further developing numerous other sensors for specific contaminants and properties. Certain sensors are completed, but will not be introduced into manufacturing until the Company has the resources to finalize the design of the chip-based platform for that specific application. Other sensors are still in the chemistry development stage. The current status of the Company's sensor development is outlined in the table below, showing analytes measured, their stage of development, targeted sensitivity (capability of measurement) and the particular media monitored:


                                                   Stage of                               Targeted
         Type                                     Development                           Sensitivity/Media
--------------------------                        -----------             -----------------------------------------
 Petroleum Hydrocarbons                           Commercial              <   1 ppm in water; < 10 ppm in air, soil
 Trichloroethylene ("TCE")                        Commercial              <  10 ppm in water, remediation
 Tetrachloroethylene                              Commercial              <  10 ppm in water, remediation
 Oxygen                                           Prototype               <   1 ppm in air, water, soil
 Carbon Dioxide                                   Prototype               <   5 ppm in air, water, soil
 Carbon Monoxide                                  Prototype               <   5 ppm in air
 Illegal Narcotics                                Prototype               < 400 pptrillion in air, water
 pH                                               Prototype               2-12  in water
 Trichloroethylene ("TCE")                        Development             ppb in water (1)


                                                   Stage of                       Targeted
         Type                                     Development                 Sensitivity/Media
--------------------------                        -----------             ---------------------------
 Heavy Metals (total of 7)                        Development             ppb in water (1)
 Phosphates                                       Development             ppm in water, soil (1)
 Sulfates                                         Development             ppm in water, soil (1)
 Hydrazine                                        Development             ppb in air, water, soil (1)
 Total Organic Carbon ("TOC")                     Research                ppb in water (1)
 Total Organic Chloride ("TOCl")                  Research                ppb in water (1)


(1) Targeted sensitivity for sensors in the development and research stage will be established as they enter into the prototype stage. The development target is to meet the regulatory compliance requirements.

     The Company also believes that its technology may be adapted for use in sub-sea modules under development by Asea Brown Boveri for Norsk Hydro.
These developments are intended to replace the current platform operations at the surface with unmanned operations on the ocean floor. The Company has also had preliminary discussions with a Norwegian Company Sea team to incorporate its sensors into remote operating vehicles for undersea pipeline leak detection.

     The Port of Rotterdam has proposed to remediate its facility through state-of-the-art bioremediation and the operating consortium has selected the Company to be the technology vendor for monitoring systems.

     The Company's spending on research and development activities during Fiscal 1997 and 1996 was $1,257,324 and $1,233,054, respectively and for the three month period ended December 31, 1996 and December 31, 1997 was $340,806 and $191,892, respectively.

     COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

     The Company has determined the costs and effects of compliance with federal, state and local environmental laws to be minimal in amount and exposure. The Company spends less than 1% of its total expenditures to comply with the various environmental laws.

     EMPLOYEES

     As of September 30, 1997, the Company and its subsidiaries employed 19 persons on a full-time basis. These include Geoffrey F. Hewitt, President and Chief Executive Officer; Melvin W. Pelley, Chief Financial Officer and Thomas A. Collins, President of FCI Environmental. These three persons devote substantially all of their business time to the Company's affairs. The Company also employed three administrative persons; one scientist; five laboratory and manufacturing technicians; one manager of manufacturing; one materials, production control, shipping and receiving specialist; two engineers; one sales applications specialist; and two strategic business unit sales managers.

     FACILITIES

     In September 1989, the Company leased approximately 15,000 square feet of space in a new multi-tenant showroom/warehouse/distribution facility within Hughes Airport Center, 1181 Grier Drive, Suite B, Las Vegas, Nevada. The Company is currently using approximately 8,000 square feet of its facility for production, 4,000 square feet for research, development and engineering and the remaining 3,000 square feet for marketing and administrative purposes. The lease was for five years and expired on February 28, 1995. The Company and the lessor have agreed to a month-to-month lease which is terminable by either party upon 30 days' notice. Current base monthly payments under the month-to-month lease are $12,786. Rent expense during Fiscal 1996 and 1997 was $172,492 and $172,551, respectively and for the three month periods ended December 31, 1996 and December 31, 1997 was $42,973 and $43,760, respectively. The Company is pursuing alternatives including a renewal of the current lease at approximately the current base monthly rental charge.

     LEGAL PROCEEDINGS

     On February 20, 1997, FCI Environmental, Inc. ("FCIE") commenced a lawsuit in the State Court of Nevada (No. A370091) (the "State Action") against QED Environmental, Inc. ("QED"). FCIE alleged a breach of a Sales and Distribution contract dated March 29, 1996 between FCIE and QED. FCIE is seeking $123,800 in direct damages and $297,075 in consequential damages.
QED filed a motion to remove the State Action to the United States District Court, District of Nevada. On April 10, 1997, the State Action was removed to Federal Court and was assigned the Docket No. CU-S-97-00406 (DWH). QED filed a counterclaim against the Company and brought a third-party complaint against certain officers and employees and former employees of the Company, seeking reimbursement of $62,223 paid by QED pursuant to the subject contract. The Company has responded to the counterclaim denying all of QED's counterclaims. Upon QED's motion which was unopposed, the Court ordered the parties to proceed to early neutral evaluation in January 1998. FCIE and QED reach a full and final settlement in this action in January 1998.

     A former distributor has filed an action in French national courts claiming improper termination by FCI Environmental, Inc. The Company has responded that the distribution agreement provides for arbitration, in Nevada, of any disputes and that therefore, the French courts do not have jurisdiction, and further that the claims are without merit. An administrative hearing is scheduled in January 1998. The Company does not expect an adverse outcome and believes that even in the event of an adverse outcome, such an outcome would not have a material effect on its financial position or results of operations.

                    MANAGEMENT

DIRECTORS AND  EXECUTIVE OFFICER

     The names, ages and respective positions of the Executive Officers and Directors of the Company are as follows:

 Name                         Age     Position
 ----                         ---     ---------
 Geoffrey F. Hewitt           54      Chairman  of the Board, President, Chief
                                      Executive Officer and Class A Director

 Dale W. Conrad               57      Class A Director

 Byron A. Denenberg           63      Class C Director

 Irwin J. Gruverman           64      Class A Director

 Walter Haemmerli             68      Class B Director

 Scott J. Loomis              49      Class B Director

 Gerald T. Owens              70      Class C Director

 Melvin W. Pelley             53      Chief Financial Officer and Secretary


     The names, ages and respective positions of the Executive Officers and Directors of FCI Environmental are as follows:

 Name                         Age     Position
 ----                         ---     ---------

 Dale W. Conrad           57          Chairman of the Board and Director

 Geoffrey F. Hewitt       54          Chief Executive Officer and Director

 Scott J. Loomis          49          Director

 Melvin W. Pelley         53          Chief Financial Officer, Secretary and
                                      Director

 Thomas A. Collins        51          President

     GEOFFREY F. HEWITT has served as Chairman of the Board since November 14, 1997 and as President and Chief Executive Officer of the Company, as well as Chief Executive Officer of FCI Environmental since August 1995. Mr. Hewitt was appointed as a Director of the Company on September 11, 1996. He has also served as a Director of FCI Environmental since April 1994 and as
its President from April 1994 to November 1996.   He served as Chief
Operating Officer of FCI Environmental from April 1994 to August 1995. Prior thereto, from 1977 until March 1994, Mr. Hewitt served as Vice President of worldwide sales and marketing for H.N.U. Systems, Inc., a manufacturer of environmental and material analysis instrumentation.

     DALE W. CONRAD has served as a Director of the Company since August 1995. He has also served as Chairman of the Board of Directors of FCI Environmental since March 1993, as President of Environmental from March 1993 until April 1994, and as Chief Executive Officer of FCI Environmental from March 1993 until August 1995. Prior thereto, from 1988 to 1991, he was President and Chief Executive Officer of Biotope, Inc., Redmond, Washington, a defunct company engaged in the design and manufacturing of blood diagnostic equipment. From 1983 to 1988 he was President of Advanced Technology Laboratories, Inc. ("ATL"), Bothell, Washington, which manufactures and markets real-time ultrasound medical diagnostic equipment. From 1981 to 1983 Mr. Conrad was Executive Vice President and General Manager for Advanced Diagnostic Research Corporation ("ADR"), Tempe, Arizona, a designer, manufacturer and marketer of diagnostic ultrasound scanners. From 1965 to 1981, he held various positions at Texas Instruments, Inc., including Site Manager for the College Station, Texas plant from 1979 to 1981.

     BYRON A. DENENBERG has served as a Director of the Company since August 1995. Mr. Denenberg has been a private investor since 1991. Mr. Denenberg was co-founder in 1969 of MDA Scientific, Inc. ("MDA"), a manufacturer and marketer of toxic gas monitoring systems, where he was CEO from inception until 1991. MDA was purchased by Zwellweger Uster AG in 1988. Mr. Denenberg received a B.S. degree in Mechanical Engineering from Bucknell University, Lewisburg, Pennsylvania. He currently serves as a Director of RCT Systems, Inc., MST Measurement Systems, Inc., FPM Analytics, Inc., and Microsensor Technologies, GmbH.

     IRWIN J. GRUVERMAN has served as a Director of the Company since May 1994. Since 1990, Mr. Gruverman has served as the General Partner for G&G Diagnostics Funds, a venture capital business, and in 1982 founded and currently serves as Chairman of the Board of Directors and Chief Executive Officer of Microfluidics Corporation, an equipment manufacturer and process research and development company.

     WALTER HAEMMERLI has served as a Director of the Company since February 1990. Mr. Haemmerli has been the Chief Executive Officer since 1978 of Manport AG, Zurich, Switzerland, an investment management company owned by him. Mr. Haemmerli was employed by Union Bank of Switzerland, Geneva, Basle and Zurich form 1960 to 1978, holding the position of Vice President from 1970. Mr. Haemmerli serves on the Board of Directors and is Vice-Chairman of Privatbank Vermag AG, Chur, Switzerland, and is a Member of the Board of Directors for American Cold Storage, Inc., Louisville, Kentucky.

     SCOTT J. LOOMIS has served as a Director of the Company since June 1989 and as Chairman of the Board of Directors from August 1995 until November 14, 1997. He served as President of the Company from April 1994 to August 1995. Mr. Loomis has served as a Director of FCI Environmental since January 1990. Mr. Loomis has served as a Director of AgriBioTech, Inc. ("ABT"), formerly a subsidiary of the Company, since January 1988, as Vice President of ABT since April 1994 and as President from June 1992 until March 1994. Mr. Loomis spends a small percentage of his business time on the Company's affairs. Since 1985, Mr. Loomis has been President of AgriResearch and Development, Inc. From 1979 until July 1986, Mr. Loomis was President of MLM Properties Ltd., engaged in real estate investments. Mr. Loomis has been a licensed attorney in the State of Arizona since 1974.

     GERALD T. OWENS has served as a Director of the Company since December 1987. Mr. Owens served with Mobil Oil from 1962 to 1983 when he retired. At retirement, he was President of Mobil Sales and Supply Corporation, a wholly-owned subsidiary of Mobil Oil, and he was a Vice President of Mobil Oil. From 1951 to 1961, Mr. Owens practiced law with the law firm of Andrews and Kurth in Houston, Texas. Mr. Owens received an L.L.B. degree from the University of Texas in 1950 and a B.A. degree in history in 1948 from the University of Texas. He serves as Chairman of the Board of Trustees for the Kenny Stout Memorial Golf Foundation, and as a member of the Board of Trustees for the Monterey Institute of International Studies.

     MELVIN W. PELLEY has been the Chief Financial Officer and Secretary of the Company since April 1994 and has been Chief Financial Officer and Secretary of FCI Environmental since June 1993. Prior thereto, from 1988 he was Vice President of Finance and Administration of Acoustic Imaging Technologies Corporation, Phoenix, Arizona, a manufacturer of diagnostic ultrasound medical equipment. From 1983 to 1988 he was Director of Costs, Financial Planning and Analysis of ATL. From 1977 to 1983, Mr. Pelley was Chief Financial and Administrative Officer for ADR.

     THOMAS A. COLLINS has served as President of FCI Environmental since November 1996 and as Vice President of International Marketing and Product Development from March 1996 to November 1996. Prior thereto, from 1992 he was Director of International Sales and Product Marketing of Arizona Instrument Corporation, a manufacturer of environmental and control instrumentation; from 1990 to 1992 he was Director of Marketing of Wayne Division, Dresser Industries, Inc., a manufacturer of dispensing equipment for the gasoline industry; from 1986 to 1989 he was Manager of Domestic Retail Marketing for Diebold, Inc., a manufacturer of transaction terminals in the petroleum retailing market; and from 1968 to 1986 he held marketing and engineering positions at ARCO Petroleum Products Co.

     Officers serve at the discretion of the Board of Directors. All Directors hold office until the expiration of their terms and the election and qualification of their successors. The Company's Board of Directors is divided into three classes of approximately equal size with the members of each class elected, after an initial phase-in-period, to three-year terms expiring in consecutive years. Mr. Gruverman, Mr. Conrad and Mr. Hewitt were elected to three-year terms as Directors at the

Company's June 1997 Annual Meeting of Shareholders. Mr. Loomis and Mr. Haemmerli were elected to three-year terms as Directors at the Company's May 1996 Annual Meeting of Stockholders. Mr. Owens was elected to a three-year term as Director at the Company's May 1995 Annual Meeting of Stockholders and Mr. Denenberg was appointed to the Board of Directors in August 1995.

     In January 1993, the Company established a Stock Option Committee. The Stock Option Committee is responsible for the granting of stock options under the Company's Stock Option Plans. The Company also established a Compensation Review Committee, which is responsible for reviewing the compensation of the Company's executives and employees. In August 1995, Mr. Owens and Mr. Haemmerli were appointed to a single Compensation Review and Stock Option Committee. Also, in August 1995, Mr. Loomis and Mr. Owens were appointed to a newly established Audit Committee. Mr. Gruverman was added to the Audit Committee on November 14, 1997. The Board of Directors did not have a standing nomination committee or committee performing similar functions during the fiscal year ended September 30, 1997.

EXECUTIVE COMPENSATION

     The compensation paid and/or accrued to each of the executive officers of the Company and its subsidiaries and of all executive officers as a group, whose annual compensation exceeds $100,000, for services rendered to the Company during the three fiscal years ended September 30, 1997, was as follows:

SUMMARY COMPENSATION TABLE

                                                                                   Long Term Compensation
                                                                          ----------------------------------------
                                         Annual Compensation                      Awards               Long-Term
                                 ---------------------------------------  --------------------------      Other
                                                             Other        Restricted   Securities       Incentive         All
 Name of Individual      Fiscal                              Annual          Stock      Underlying        Plan          Other
 and Principal Position   Year    Salary($)   Bonus($)   Compensation($)   Awards($)  Options/SARs(#)   Payouts($)  Compensation($)
-----------------------  ------  -----------  --------  ----------------  ----------  ---------------   ----------  ---------------
Geoffrey F. Hewitt       1997   $205,000(1)   $     --          $    --           --       125,000        $     --       $       --
President and CEO of     1996   $195,768      $     --          $    --           --       100,000        $     --       $       --
FiberChem, Inc. and CEO  1995   $177,596      $     --          $    --           --        75,000        $     --       $       --
of FCI Environmental,
Inc.

Dale W. Conrad           1997   $     --      $     --          $ 2,709(2)        --        25,000        $     --       $       --
Chairman of the Board    1996   $ 18,730      $     --          $13,594(2)        --        35,000        $     --       $       --
of FCI Environmental,    1995   $112,535      $     --          $    --           --        60,000        $     --       $       --
Inc.

Melvin W. Pelley         1997   $136,708(3)   $     --          $    --           --        75,000        $     --       $       --
Chief Financial Officer  1996   $126,461      $     --          $    --           --        50,000        $     --       $       --
of FiberChem, Inc. and   1995   $113,346      $     --          $    --           --        25,000(2)     $     --       $       --
of FCI Environmental,
Inc.

David R. LeBlanc         1997   $  5,288      $     --          $    --           --             0        $      --      $       --
Vice President - Sales   1996   $125,000      $     --          $    --           --         5,000        $      --      $       --
and  Marketing of        1995   $123,588      $     --          $    --           --         5,000        $      --      $       --
FCI Environmental,
Inc.

Thomas A. Collins        1997   $129,708(4)   $     --          $    --           --        75,000        $      --      $       --
President of             1996   $ 70,192      $     --          $    --           --       100,000        $      --      $       --
FCI Environmental,       1995   $     --      $     --          $    --           --            --        $      --      $       --
  Inc.

_____________
(1) Includes $14,808 in accrued but unpaid salary, earned during the period from June 15 through September 30, 1997. Payment has been deferred until after January 1, 1998 at the Company's discretion.
(2) Consulting fees of $2,709 paid during Fiscal 1997; Directors' compensation of $11,194 and consulting fees of $2,400 paid during Fiscal 1996. Amounts earned, net of applicable taxes, reduced the promissory notes issued by Mr. Conrad to the Company for the exercise of options.
(3) Includes $8,615 in accrued but unpaid salary, earned during the period from June 15 through September 30, 1997. Payment has been deferred until after January 1, 1998 at the Company's discretion.
(4) Hired March 1, 1996 as Vice President of International Marketing and Product Development; President of FCI Environmental since November 1996. Includes $6,730 in accrued but unpaid salary, earned during the period from June 15 through September 30, 1997. Payment has been deferred until after January 1, 1998 at the Company's discretion.
(5) Resigned July 1996; compensated at the rate of $125,000 annually through October 5, 1996.

OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                 Number of           Percent of Total
                                 Securities            Options/SARs
                                 Underlying               Granted               Exercise
                                Options/SARs             to Employees            or Base                    Expiration
 Name of Individual               Granted               In Fiscal Year        Price($/Share)                    Date
-----------------------    ---------------------    ---------------------   ------------------       -------------------------
 Geoffrey F. Hewitt             125,000                   27.8%                    $  0.25                September 12, 2007
 Dale W. Conrad                  25,000                    5.6%                    $  0.22                   May 29, 2007

 Melvin W. Pelley                75,000                   16.7%                    $  0.25                September 12, 2007
 David R. LeBlanc                    --                     --                          --
 Thomas A. Collins               75,000                   16.7%                    $  0.25                September 12, 2007


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

                                                                      Number of Securities               Value of Unexercised
                                                                     Underlying Unexercised                 In-The-Money
                                 Shares                                   Options/SARs                      Options/SARs
                               Acquired on          Value            at Fiscal Year End (#)             at Fiscal Year End ($)
 Name of Individual           Exercise (#)      Realized ($)        Exercisable/Unexercisable         Exercisable/Unexercisable
 -----------------------     ---------------   ---------------  --------------------------------   --------------------------------
 Geoffrey F. Hewitt              18,961            $(3,262)(1)      486,247 / 0                        $(255,740) (2) / $0
 Dale W. Conrad                      --            $                120,000 / 0                        $ (20,781) (2) / $0
 Melvin W. Pelley                74,712            $(9,068)(1)       75,000 / 0                        $   2,344      / $0
 David R. LeBlanc                     0            $     0           98,350 / 0                        $ (21,514) (2) / $0
 Thomas A. Collins                    0            $     0          175,000 / 0                        $ (69,531) (2) / $0

---------
(1) Certain options were exercised at exercise prices which exceeded fair market value at the time of exercise, resulting in negative "Value Realized."

(2) The options' exercise price exceeded their fair market value as of September 30, 1997, resulting in negative "Value of Unexercised In-The-Money Options."

LONG-TERM INCENTIVE PLANS

     Effective January 1, 1994, the Company implemented an Internal Revenue Code Section 401(k) Profit Sharing Plan (the "Plan"). The Plan provides for voluntary contributions by employees into the Plan subject to the limitations imposed by Internal Revenue Code Section 401(k). The Company will match employee contributions at a rate of 50% of the employee's contribution up to a maximum of 2% of the employee's compensation. The Company matching funds are determined at the discretion of management and are subject to a five-year vesting schedule from the date of original employment.

DIRECTORS COMPENSATION

     In September 1996, the existing base compensation fee of $10,000 per year for non-management directors was eliminated, replaced by the granting of options to purchase 25,000 shares of Common Stock of the Company. Fees for
attendance at Board meetings were suspended.   Fees for service as Chairman
and fees for committee service were also eliminated and replaced by the granting of options to purchase from 4,000 to 12,500 shares of Common Stock of the Company.

     During Fiscal 1996, the Company expensed an aggregate of $99,000 in Directors' compensation for the Company's six non-management Directors, applying $42,451 to the payment of promissory notes and interest, $35,272 to
the exercise of 35,272 stock options and $21,277 of payroll taxes.   In
addition, on April 8, 1996, the Company granted to each of its six non-management Directors options to purchase 10,000 shares of Common Stock at $1.00 per share, which was the market value of Common Stock on that date and on September 11, 1996, the Company granted to each of its six non-management Directors options to purchase 25,000 shares of Common Stock at $0.93 per share, which was the market value of the Common Stock on that date. On May 29, 1997, the Company granted to each of its six non-management Directors options to purchase 25,000 shares of Common Stock at $0.22 per share, which was the market value of the Common Stock on that date. In addition, the Company granted options to purchase an aggregate of 36,500 shares of the Common Stock to three of its non-management directors for service as Chairman and members of its Audit Committee and Compensation and Stock Options Committee.

EMPLOYMENT CONTRACTS

     Geoffrey F. Hewitt serves under an employment agreement with the Company, effective October 1, 1997. Mr. Hewitt is currently compensated at a rate of $205,000 per annum and is entitled to receive bonuses, if any, at the discretion of the Board of Directors. The employment contract is terminable for cause. Since June 15, 1997, payment of approximately 27% (or $55,000) of Mr. Hewitt's salary has been deferred. Payment of the earned but unpaid amount is at the discretion of the Company and is expected to be paid during calendar 1998.

     Melvin W. Pelley serves under an employment agreement with the Company, effective October 1, 1997. Mr. Pelley is currently compensated at a rate of $132,000 per annum, and is entitled to receive bonuses, if any, at the discretion of the Board of Directors. The employment contract is terminable for cause. Since June 15, 1997, payment of approximately 24% (or $32,000) of Mr. Pelley's salary has been deferred. Payment of the earned but unpaid amount is at the discretion of the Company and is expected to be paid during calendar 1998.

     Thomas A. Collins serves under an employment agreement with the Company, effective October 1, 1997. Mr. Collins is currently compensated at a rate of $125,000 per annum, and is entitled to receive bonuses, if any, at the discretion of the Board of Directors. The employment contract is terminable for cause. Since June 15, 1997, payment of approximately 20% (or $25,000) of Mr. Collins' salary has been deferred. Payment of the earned but unpaid amount is at the discretion of the Company and is expected to be paid during calendar 1998.

     David R. LeBlanc served until October 5, 1996 under an employment agreement with FCI Environmental, effective July 18, 1994. Mr. LeBlanc was compensated at a rate of $125,000 per annum and was entitled to receive bonuses, if any, at the discretion of the Board of Directors. The employment contract was terminable without cause with 90 days notice.

CONSULTING AGREEMENTS

     In August 1995, the Company entered into an agreement with Dale W. Conrad to provide consulting services to the Company on an as requested basis at an hourly rate. The services include advice and assistance in technical, operational, and administrative matters. From August through September, 1995, the Company paid Mr. Conrad $8,394 under this agreement, all of which was applied to promissory notes executed by Mr. Conrad in connection with the exercise of stock options, and to the exercise of additional stock options. From October 1995 through September 1996, the Company paid Mr. Conrad $18,730 under this agreement, all of which was applied to the promissory notes, the exercise of stock options and payment for group insurance benefits paid by the Company. From October 1996 through September 1997, the Company paid Mr. Conrad $2,709 under this agreement, all of which was applied to promissory notes, the exercise of stock options and payment for group insurance benefits
paid by the Company.   The agreement is terminable by either party upon
written notice.

     On February 14, 1996, the Company entered into an agreement, superseding earlier verbal and letter agreements, with European Capital Advisors, Ltd. ("ECA") pursuant to which ECA would be compensated for marketing strategy and business and financial planning services for the Company. In consideration for these services, ECA was paid $30,000 in cash and was granted warrants to purchase 75,000 shares of Common Stock of the Company at $0.90 per share, exercisable until February 13, 2001.

STOCK OPTIONS

     On April 7, 1995, the Company's Board of Directors resolved that all options to purchase shares of the Company's Common Stock granted prior to April 7, 1995, and which had an exercise price in excess of $1.00 per share, as of April, 7, 1995 would have an exercise price of $1.00 per share, which price was above the fair market value of the Common Stock as of the last quoted market trade on April 7, 1995. Options to purchase an aggregate of 2,309,479 shares at prices ranging from $1.125 to $2.15 per share were accordingly changed to $1.00 per share.

     In April 1995, the Company's Board of Directors adopted a 1995 Employee Stock Option Plan ("1995 Plan"), approved by the stockholders at the May 8, 1995 Annual Stockholders Meeting, covering an aggregate of 1,000,000 shares of FCI Common Stock. As of September 30, 1997, the Company has issued 761,547 stock options, net of forfeitures, (with initial and current exercise prices ranging from $0.93 per share to $1.38 per share) under the 1995 Plan to employees of FCI Environmental and Directors of the Company.

     On August 1, 1995, the Company's Board of Directors resolved that the exercise price of all outstanding Class D Warrants be changed from $1.50 per share to $1.00 per share, which price was above the fair market value of the Common Stock as of the last quoted market trade on August 1, 1995. During Fiscal 1995, no Class D Warrants were exercised. During Fiscal 1996, the Company received $1,031 for the exercise of 1,031 Class D Warrants. On August 21, 1996, the Board of Directors extended the expiration date of the Class D Warrants from their original expiration date of September 15, 1996, to September 15, 2000, and changed the exercise price from $1.00 to $1.10 from September 16, 1996 through September 15, 1997; then $1.15 through September 15, 1998; then $1.20 through September 15, 1999; then $1.25 through September 15, 2000.

     Primarily in order to provide a means to raise additional cash through existing outstanding options, warrants and promissory notes receivable, on April 4, 1997, the per share exercise price of all employee stock options, all Unit and other Warrants (except Class D Warrants) were decreased as follows: to $0.32 from April 4 through April 11, 1997, and thereafter adjusted weekly to the average closing bid price for the five prior trading days less a discount of 10% (but never to a price less than $0.30) through May 16, 1997, when the prices reverted to the original prices. As a result, the Company received $39,943 for the exercise of 131,453 options at prices ranging from $0.30 to $0.32 per share. Effective April 17, 1997 the per share exercise price of Class D Warrants was decreased to $0.30 through May 16, 1997 when the exercise price reverted to its prior $1.10 per share. As a result, the Company received approximately $30,954 for the exercise of 103,179 Class D Warrants exercised at $0.30 per share.

     As of April 4, 1997 an aggregate of $277,916 had been paid on the promissory notes receivable (issued in 1994 for the early exercise of stock options), an aggregate of $47,999 of interest had been paid, and an additional $248,212 of interest had been accrued (through December 31, 1996) but remained unpaid.

     In conjunction with the temporary reduction of the exercise prices of the options and warrants effective April 4, 1997 and Class D Warrants effective April 17, 1997, as described above, the remaining unpaid principal on the promissory notes could be fully paid in an amount determined by multiplying the unpaid balance by a fraction, the numerator of which was the revised exercise price, and the denominator of which was $1.50 (the original exercise price). If the unpaid principal was not so paid by May 16, 1997 the underlying collateral shares would be forfeited and all unpaid principal and accrued interest would be extinguished.

     As a result, the Company received $160,875 in payment for 520,252 escrowed shares at prices ranging from $0.30 to $0.32 per share, which amount liquidated $780,379 of original note principal. The remaining $756,804 of unpaid note principal was extinguished and the underlying collateral of 504,535 shares were forfeited to the Company and immediately canceled, thereby reducing the total number of shares outstanding. Unpaid accrued interest receivable aggregating $248,212 was expensed.

     In January 1997 the Company's Board of Directors adopted a 1997 Employee Stock Option Plan ("1997 Plan"), approved by the stockholders at the June 23, 1997 Annual Stockholders Meeting, covering an aggregate of 1,500,000 shares of Common Stock and restricting the granting of options to purchase approximately 675,000 shares of Common Stock authorized under previous stock option plans. As of September 30, 1997 the Company has issued options to purchase 636,500 shares of Common Stock at prices ranging from $0.22 to $0.25 under the 1997 Plan to employees of FCI Environmental and Directors of the Company.

STOCK BONUS PLANS

     On February 20, 1990, the Company's stockholders authorized the Board of Directors to design and implement a stock bonus plan providing for the issuance of up to 143,000 shares of Common Stock which have been registered and reserved for issuance. In May 1990, the Board of Directors adopted the Company's Employee Stock Bonus Plan ("Bonus Plan"). Pursuant to the Bonus Plan, full-time employees of the Company will be granted a stock bonus equivalent to 15% of their annual salary. The stock granted under the Bonus Plan is vested at a rate of 20% per year. However, an employee must work 12 consecutive months before any stock is vested. All employees of the Company, including, but not limited to, its executive officers, received shares under the Bonus Plan. As of September 30, 1996, all 143,000 shares of Common Stock were issued to and vested by employees. For the fiscal years ended September 30, 1996 and 1997, no executive officer received any shares of Common Stock under the Bonus Plan. In addition, an aggregate of 15,000 shares of Common Stock are available to be granted as bonus compensation at the discretion of the Managing Committee ("Discretionary Bonus Plan"). As of September 30, 1997, 8,500 Discretionary Bonus Plan shares have been issued to employees of the Company. For the fiscal years ended September 30, 1996 and 1997, no shares of Common Stock under the Discretionary Bonus Plan were granted to any executive officers nor to any other employee.

                                   INDEMNIFICATION
                              OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides for indemnification of directors in conformity with Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), which authorizes the Company to indemnify any director under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                CERTAIN TRANSACTIONS

     The Company entered into an agreement effective June 30, 1992, to sell its wholly-owned subsidiary, AgriBioTech, Inc. ("ABT"), to the Company's former President, its former Vice-President, its former Chairman of the Board and a fourth individual (collectively, the "Purchaser"). The Purchaser agreed to purchase all of the issued and outstanding shares of common stock of ABT, which were all owned by the Company, for the approximate book value of ABT. The net sales price of $425,559 was payable in four equal installments of principal plus interest at a rate of 8% per annum, commencing on July 1, 1993 and annually thereafter until paid in full. As of September 30, 1996, the entire principal and accrued interest had been paid in full.

     In March 1994, the Company's Board of Directors approved a plan by which employees and directors of the Company and its subsidiaries would be given an opportunity to exercise stock options eligible under the Company's early incentive plan through the execution of promissory notes. As of March 15, 1994, the Company received promissory notes aggregating $1,815,099 for the exercise of 1,210,066 stock options. The promissory notes bear interest at 5% per annum until September 15, 1994, and at 7% per annum thereafter, and were initially due on September 15, 1995. On April 7, 1995, the Board of
Directors extended the due date of the notes to March 15, 1998.   As of April
4, 1997 an aggregate of $277,916 had been paid on these notes, an aggregate of $47,999 of interest had been paid, and an additional $248,212 of interest had been accrued (through December 31, 1996) but remained unpaid.

     In conjunction with the temporary reduction of the exercise prices of the options and warrants effective April 4, 1997 and Class D Warrants effective April 17, 1997, as described above, the remaining unpaid principal on the promissory notes could be fully paid in an amount determined by multiplying the unpaid balance by a fraction, the numerator of which was the revised exercise price, and the denominator of which was $1.50 (the original exercise price). If the unpaid principal was not so paid by May 16, 1997 the underlying collateral shares would be forfeited and all unpaid principal and accrued interest would be extinguished. The Company did not want to penalize the employees and directors by requiring payment of the promissory notes.
The Company believes that it must provide an incentive when it is compensating employees and directors for services rendered to the Company in the form of non-cash compensation.

     As a result, the Company received $160,875 in payment for 520,252 escrowed shares at prices ranging from $0.30 to $0.32 per share, which amount liquidated $780,379 of original note principal. The remaining $756,804 of unpaid note principal was extinguished and the underlying collateral of 504,535 shares were forfeited to the Company and immediately canceled, thereby reducing the total number of shares outstanding. Unpaid accrued interest receivable aggregating $248,212 was expensed.

                           SECURITY OWNERSHIP OF CERTAIN
                          BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of February 1, 1998, certain information concerning those persons known to the Company, based on information obtained from such persons, with respect to the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of shares of Common Stock, $.0001 par value, of the Company by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director and executive officer of the Company and its subsidiaries, (iii) each executive officer named in the Summary Compensation Table and (iv) all Directors and officers as a group:


 Name and Address of                                Amount and Nature of
 Beneficial Owner                                  Beneficial Ownership (1)         Percentage of Class (2)
 --------------------------                        ------------------------         -----------------------
 Geoffrey F. Hewitt (3)                                  574,329 (5)                         2.2%

 Dale W. Conrad                                          415,840 (6)                         1.6%
 7204 Wellington Point Road
 McKinney, TX 75070


 Byron A. Denenberg                                      190,000 (7)                          (4)
 RCT Systems, Inc.
 327 Messner Drive
 Wheeling, IL 60090

 Irwin J. Gruverman                                      300,470 (8)                         1.2%
 30 Ossipee Road
 Newton, MA  02164


 Walter Haemmerli                                      3,749,844 (9)                        13.2%
 Manport AG
 Basteiplatz 3, CH 8001
 Zurich, Switzerland

 Scott J. Loomis                                         852,649 (10)                        3.3%
 P.O. Box 35238
 Tucson, AZ  85740

 Gerald T. Owens                                         226,823 (11)                         (4)
 147 Paddington Way
 San Antonio, TX 78209


 Melvin W. Pelley  (3)                                   293,863 (12)                        1.2%


 Name and Address of                                Amount and Nature of
 Beneficial Owner                                  Beneficial Ownership (1)         Percentage of Class (2)
 --------------------------                        ------------------------         -----------------------
 Thomas A. Collins  (3)                                  175,000 (13)                         (4)


 All Directors and Officers as                         6,778,818                            22.5%
 a Group (9 persons)


----------------
(1) Unless otherwise noted, the Company believes that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or upon the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options or warrants or shares of Convertible Preferred Stock that are held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days from the date hereof have been exercised or converted.

(2)  Based on 25,639,707 shares issued and outstanding as of February 1, 1998.

(3) The address of this person is c/o FCI Environmental, Inc., 1181 Grier Drive, Suite B, Las Vegas, Nevada 89119.

(4)  Represents less than one percent ownership.

(5) Includes an aggregate of 486,247 shares of Common Stock issuable upon exercise of a like number of options.

(6) Includes an aggregate of 120,000 shares of Common Stock issuable upon exercise of a like number of options.

(7) Includes an aggregate of 58,142 shares of Common Stock issuable upon exercise of a like member of options.

(8) Includes 66,880 shares of Common Stock issuable upon exercise of a like number of options. Also includes 67,500 shares of Common Stock held by G&G Diagnostics, L.P. I, 48,200 shares of Common Stock held by G&G Diagnostics, L.P. II, and 8,161 shares of Convertible Preferred Stock convertible into 81,610 shares of Common Stock held by G&G Diagnostics, L.P. III, all of which Mr. Gruverman is a principal.

(9) Includes 32,000 Class D Common Stock Purchase Warrants, 3,586 shares of Convertible Preferred Stock convertible into 35,860 shares of Common Stock, and an aggregate of 29,000 shares of Common Stock issuable upon exercise of a like number of options. Also includes 704,000 shares of Common Stock, 863,800 Class D Common Stock Purchase Warrants, and 165,286 shares of Convertible Preferred Stock convertible into 1,652,860 shares of Common Stock, all held by Privatbank Vermag A.G., Chur, Switzerland, as custodian for certain customers, of which company Mr. Haemmerli is Vice-Chairman. Also includes $150,000 of Senior Convertible 8% notes convertible into 367,824 shares of Common Stock held by Manport AG, of which company Mr. Haemmerli is Chief Executive Officer.

(10) Includes 32,353 Class D Common Stock Purchase Warrants and an aggregate of 90,500 shares of Common Stock issuable upon exercise of a like number of options. Also includes 486,668 shares of Common Stock, and 151,590 Class D Common Stock Purchase Warrants held by AgriResearch and Development, Inc., of which Mr. Loomis is a Director and principal stockholder.

(11) Includes 39,965 Class D Common Stock Purchase Warrants and an aggregate of 82,000 shares of Common Stock issuable upon exercise of a like number of options.

(12) Includes an aggregate of 75,000 shares of Common Stock issuable upon exercise of a like number of options.

(13) Includes an aggregate of 175,000 shares of Common Stock issuable upon exercise of a like number of options.


                              DESCRIPTION OF SECURITIES

UNITS

     The Company will offer 8,776,587 Units to owners of its Common Stock, Preferred Stock and Warrants as of the close of business on the Record Date, at a purchase price of U.S.$.22 per Unit. Each Unit offered will consist of one share of Common Stock and one Class Warrant to purchase an additional share of Common Stock. The Class E Warrants shall be immediately transferable separately from the shares of Common Stock.

     The following summary descriptions of the Company's securities are qualified in their entirety by reference to the Company's Certificate of Incorporation and By-Laws, copies of which are available upon request of the Company.

COMMON STOCK

     The Company is authorized to issue 50,000,000 shares of Common Stock, $.0001 par value, of which 25,639,707 shares of Common Stock are issued and outstanding. As of February 1, 1998, there were approximately 489 record holders of Common Stock. All of the outstanding shares of Common Stock are duly and validly issued, fully paid and non-assessable, and the shares of Common Stock included in the Units and the shares of Common Stock issuable upon exercise of the Class E Warrants, upon payment of the purchase price for the Units and the exercise price of the Class E Warrants, as the case may be, will be duly and validly issued, fully paid and non-assessable.

     Subject to the rights of the holders of Preferred Stock, holders of Common Stock are entitled to receive, pro rata, such dividends and distributions as may, from time to time, be declared by the Board of Directors, from funds legally available therefor. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy". In the event of liquidation, dissolution or winding up of the Company, holders of Common
Stock are entitled to share ratably in all assets of the Company available for distribution to holders of Common Stock, subject to the rights of creditors and holders of Preferred Stock. The holders of Common Stock are not subject to redemption, further calls or assessments by the Company. Holders of Common Stock have no preemptive, subscription or conversion rights.

     Holders of Common Stock are entitled to one vote per share on all matters submitted to the stockholders, and the holders of the majority of the outstanding shares of Common Stock currently constitute a quorum at any meeting of stockholders.

     Since the Common Stock does not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect the Directors of the Company. However, the Company's Board of Directors is divided into three classes, each of which is to be elected for three-year terms. As the term of each class expires, Directors of that class are elected for full three-year terms. The Company's Board of Directors currently has six Directors.

PREFERRED STOCK

     The Company is authorized to issue 10,000,000 shares of Preferred Stock, $.001 par value. The Preferred Stock may be issued by the Company's Board of Directors from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions, if any) and liquidation preferences, of any series of Preferred Stock and to fix the number of shares of any such series without any further vote or action by stockholders.

     An aggregate of 437,017 shares of Convertible Preferred Stock were issued in connection with the August and December 1993 private placements of Convertible Preferred Stock by the Company, of which 218,998 shares are currently outstanding. The Company has no present plans, proposals, commitments or arrangements to issue any other shares of Preferred Stock. Although the Company has no present intention to issue Preferred Stock to discourage or defeat efforts to acquire control of the Company through the acquisition of shares of its Common Stock, it has the ability to do so through the issuance of Preferred Stock. See "Risk Factors - Preferred Stock Authorized."

     Each share of the Convertible Preferred Stock is convertible into ten shares of the Company's Common Stock. The conversion ratio is subject to customary anti-dilution provisions including, but not limited to, new issuances of Common Stock below $1.50 per share and is, therefore, expected to be adjusted upon the completion of the Offering. Holders of Convertible Preferred Stock vote together with the holders of Common Stock as one class on all matters submitted to a vote of stockholders, except where a class vote of preferred stock may be required by law. Holders of Convertible Preferred Stock have ten votes per share on all matters presented to the stockholders for action. Dividends are cumulative and are payable annually on November 1st, in cash (11%) or additional shares of Convertible Preferred Stock (8% on the number of shares owned at date of declaration) at the sole discretion of the holders. The Convertible Preferred Stock entitles the holder to a liquidation preference of $15 per share upon liquidation, dissolution or winding up of the Company. The Convertible Preferred Stock is redeemable by the Company when and if the closing bid price of the Company's Common Stock is at least 200% of the Conversion Price for twenty consecutive trading days. Upon redemption, the Company would issue ten shares of its Common Stock for each share of Convertible Preferred Stock.

DIVIDEND POLICY

     Pursuant to the terms of the Company's Convertible Preferred Stock, dividends are payable annually on November 1st. The holders of the Convertible Preferred Stock may elect to receive their dividend payments in cash at a rate of 11% of the liquidation value, or in additional shares at the rate of 8% the number of shares of Convertible Preferred Stock held by such holder on the date of declaration. In September 1997, the Company's Board of Directors determined that, in view of the recent trading price of the Company's Common Stock and in view of the Company's current cash position, it would not be appropriate to declare the annual dividend payable on the Convertible Preferred Stock on November 1, 1997. As a result, that dividend will accumulate in accordance with the terms of the Convertible Preferred Stock. No assurance can be given that the Company will be able to make dividend distributions in the future if the holders of the Convertible Preferred Stock request cash.

     The payment of dividends by the Company is within the discretion of its Board of Directors and depends in part upon the Company's earnings, capital requirements and financial condition. Since its inception, the Company has not paid any dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance its operations.

CLASS E WARRANTS

     Each Class E Warrant entitles the holder thereof to purchase one share of the Company's Common Stock from _______, 1999 through _______, 2003 at an exercise price of $.22 per share.

     The Class E Warrants contain provisions that protect the holders thereof against dilution. The exercise price and the number of shares of Common Stock or other securities issuable on exercise of the Class E Warrants are subject to adjustment in the event of stock, splits, stock dividends, reclassifications, recapitalizations, reorganizations, mergers or consolidations of the Company.

     The Class E Warrants may be exercised upon surrender of the Class E Warrant certificate on or prior to the expiration date at the offices of the Company, with the exercise form on the reverse side of the Class E Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by check payable to the Company) for the number of Class E Warrants being exercised. The Class E Warrant holders do not have the right or privileges of holders of Common Stock.

     The Company is required to have a current registration statement on file with the Securities and Exchange Commission and to effect appropriate qualifications under the laws and regulations of the states in which the holders of Class E Warrants reside in order to comply with applicable laws in connection with the exercise of the Class E Warrants and the resale of the shares of Common Stock issuable upon such exercise. The Company will be required to file post-effective amendments or supplements to its registration statement when subsequent events require such amendments or supplements in order to continue the registration of the Class E Warrants, and the shares issuable upon exercise of the Class E Warrants and to take appropriate action under state securities laws. There can be no assurance that the Company will be able to keep its registration statement current or to effect appropriate action under applicable state securities laws, the failure of which may prevent the sale of the Class E Warrants and the exercise of the Class E Warrants and resale or other disposition of the underlying shares to be effected.

     Corporate Stock Transfer located in Denver Colorado, will act as the Warrant Agent with respect to the Class E Warrants.

CLASS D AND OTHER WARRANTS

     There are 2,664,103 Class D Warrants authorized, 1,895,175 of which are currently outstanding. Each Class D Warrant entitles the holder thereof to purchase one share of Common Stock at $1.15 per share through September 15, 1998, $1.20 per share though September 15, 1999 and $1.25 per share through the expiration date of September 15, 2000. The Class D Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and the number of Class D Warrants in certain events including, but not limited to, stock dividends, stock splits, reclassifications, mergers and similar transactions. Upon the issuance of any shares at a price lower than the then current exercise price of the Class D Warrants, but not for the exercise of any outstanding options, warrants or bonds, the exercise price of the Class D Warrants will be reduced proportionately. Holders of Class D Warrants do not possess any rights as a stockholder of the Company. The Company's Board of Directors has agreed that the Company will not redeem any of such Class D Warrants prior to their expiration.

REG S WARRANTS

     The Reg S Warrants were issued as part of a foreign offering in May 1996. Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $1.00, subject to adjustment in certain events, at any time on or before May 30, 2001 (the "Warrant Expiration Date"). The Exercise Price is subject to adjustment upon the occurrence of certain events, including but not limited to: (i) stock dividends and certain other distributions; (ii) the subdivision, combination or reclassification of outstanding shares of Common Stock; (iii) issuances to all shareholders of the Company of rights or warrants to acquire shares of Common Stock at a price less than the then current market price for the Common Stock; (iv) issuances of Common Stock at a price less than the then fair market value, and (v) the distribution to all holders of Common Stock of debt securities of the Company or options or rights or warrants to purchase securities of the Company (excluding those rights and warrants referred to above and cash dividends or distributions from current or retained earnings). The Company may at any time or from time to time reduce the Exercise Price temporarily or permanently. Holders of Reg S Warrants do not have any of the rights or privileges of stockholders of the Company.

     The Reg S Warrants are subject to redemption at a price of $.05 per warrant (the "Redemption") at any time after May 13, 1997, if the average closing market price for the Common Stock as quoted on NASDAQ, or any subsequent exchange or market system on which the Common Stock is traded, has been at least two hundred percent (200%) of the Exercise Price for thirty
(30) consecutive days.

     In September 1995, the Company authorized the issuance of warrants to purchase an aggregate of 75,000 shares of Common Stock at an exercise price of $.90 per share to two entities for consulting services.

     On February 15, 1996, for nominal consideration, the Company issued warrants to purchase at initially $0.80 per share an aggregate of 353,125 shares (subsequently adjusted to $.4078 per share and warrants to purchase 692,742 shares) of Common Stock to Rauscher Pierce & Clark Limited in partial consideration for its services as placement agent in connection with the offering of 8% Senior Convertible Notes.

     On May 31, 1996, the Company issued warrants to purchase an aggregate of 333,333 shares of Common Stock at an exercise price of initially $.90 per share (subsequently adjusted in accordance with the terms of warrants to purchase 1,280,411 shares at an exercise price of $0.2343 per share) to Rauscher Pierce & Clark, Inc. and Rauscher Pierce & Clark Limited in partial consideration for their services as placement agent in connection with the May Regulation S Offering.

NOTES

     On February 15, 1996, the Company completed an offering under Regulation S, promulgated under the Securities Act of 1933, as amended (the "Offering"), of 8% Senior Convertible Notes due February 15, 1999 (the "Notes"), for $2,825,000. Interest on the Notes is to be paid semi-annually, commencing August 15, 1996, at a rate of 8% per annum. The Notes are convertible into shares of common stock of the Company (the "Common Stock") at a conversion price (the "Conversion Price") of, initially, $0.80 per share at any time after March 26, 1996 and before the close of business on February 14, 1999. The Conversion Price was to be adjusted if the average closing bid price of the Common Stock during the 30 business days prior to February 15, 1997 was less than the Conversion Price. Accordingly, the Conversion Price has been adjusted to $0.4078, a price representing a 10% discount from the thirty-day average closing bid price of the Common Stock for the 30 business days prior to February 15, 1997. As of December 31, 1997, an aggregate face amount of $1,200,000 of the Notes had been converted to Common Stock resulting in the issuance of 1,617,851 shares of Common Stock. Based on the adjusted Conversion Price of $0.4078, an aggregate of 3,984,796 shares of Common Stock would be issuable if the remaining $1,625,000 face amount of Notes were converted.

REPORTS TO STOCKHOLDERS

     The Company distributes to its stockholders annual reports containing financial statements audited and reported upon by its independent certified public accountants after the end of each fiscal year, and makes available such other periodic reports as the Company may deem to be appropriate or as may be required by law or by the rules or regulations of any stock exchange on which the Company's Common Stock is listed. The Company's fiscal year end is September 30.

                                    LEGAL MATTERS

     The legality of the Units and underlying securities offered hereby will be passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New
York 10158.   Snow Becker Krauss

P.C. owns 50,000 shares of Common Stock and SBK Investment Partners, an investment nominee of Snow Becker Krauss P.C. owns 6,250 Class D Warrants.

             TAX CONSEQUENCES RELATING TO THE RIGHTS OFFERING

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain material federal income tax considerations to the Company and the stockholders relating to the Rights Offering and the acquisition, ownership and disposition of the Units, the Common Stock and the Class E Warrants.

     This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations (the "Regulations"), and judicial and administrative interpretations of the Code and Regulations, all as in effect on the date of this Prospectus. It should be noted that the Code, the Regulations, and any interpretations thereof are subject to change and that any such change may be applied retroactively. Moreover, the summary does not discuss all aspects of federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal investment circumstances or to certain types of stockholders subject to special treatment under the federal income tax laws (for example, banks, life insurance companies, tax-exempt organizations and foreign taxpayers), and does not discuss any aspects of state, local or foreign tax laws. This discussion is limited to stockholders who hold the Common Stock upon which the Rights are to be distributed (the "Old Common Stock"), the Rights, the Units, the Common Stock and the Class E Warrants as capital assets.

FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY

     No gain or loss will be recognized by the Company by reason of (1) the distribution of the Rights, (2) the expiration of the Rights or Class E Warrants without exercise, (3) the exercise of the Rights or Class E Warrants, or (4) the receipt of cash for shares of Common Stock or Class E Warrants pursuant to the exercise of the Rights or Class E Warrants.

FEDERAL INCOME TAX CONSEQUENCES TO THE STOCKHOLDERS

     RECEIPT OF THE RIGHTS. No gain or loss will be recognized by a stockholder upon receipt of the Rights.

     TAX BASIS OF THE RIGHTS. The tax basis of the Rights will be determined by allocating the tax basis of the Old Common Stock between the Old Common Stock and the Rights in proportion to their respective fair market values on the date of distribution. If the fair market value of the Rights on the date of distribution is less than fifteen percent (15%) of the fair market value of the Old Common Stock on such date, however, no such allocation will be made (and thus, the basis of the Rights will be zero) unless the stockholder makes an irrevocable election to do so. The election to allocate basis is to be made by attaching a statement to the stockholder's federal income tax return filed for the taxable year in which the Rights are received. The election, if made, will apply to all of the Rights received by a stockholder pursuant to the Rights Offering. If the Rights expire without exercise, as described below, the amount of basis allocated to the Rights shall be reallocated to the Old Common Stock.

     SALE OF THE RIGHTS. A stockholder will recognize gain or loss upon the sale of the Rights in an amount equal to the difference between the amount realized upon the sale and the stockholder's tax basis in the Rights. Such gain or loss will be a capital gain or loss and will be considered long-term capital gain or loss if the stockholder's holding period in the Rights is more than one year. The holding period of the Rights will include the period during which the stockholder held the Old Common Stock.

     EXPIRATION OF UNEXERCISED RIGHTS. If a stockholder allows the Rights to expire without exercise, such stockholder's tax basis in the Old Common Stock will be the same as it was prior to the distribution of the Rights and no gain or loss will be recognized by such stockholder on the expiration of such Rights.

     EXERCISE OF THE RIGHTS AND ACQUISITION OF THE UNITS. No gain or loss will be recognized by a stockholder upon the purchase of the Units pursuant to the exercise of the Rights. However, a holder of a Right, who exercises same by the cancellation of the principal amount and accrued interest on outstanding debentures of the Company owned by the holder, will recognize ordinary income to the extent of any such accrued interest which was not previously reported as income by the holder.

     TAX BASIS OF THE CLASS E WARRANTS AND COMMON STOCK. If the Rights are exercised, the tax basis of the Units purchased thereby will be equal to the sum of the price for the Units and the amount, if any, allocated to the tax basis of the Rights as described above. The tax basis of the Units (each consisting of one share of Common Stock and one Class E Warrant) will be allocated between the shares of Common Stock and the Class E Warrants in proportion to their respective fair market values on the date of issuance.

     SALE OF THE CLASS E WARRANTS OR COMMON STOCK. Gain or loss will be recognized by a stockholder upon the sale of the Class E Warrants or shares of Common Stock in an amount equal to the difference between the amount realized on the sale and the tax basis of the Class E Warrants or shares of Common Stock sold. Such gain or loss will be a capital gain or loss and will be considered long-term capital gain or loss if the holder's holding period in the Class E Warrants or shares of Common Stock is more than one year. The holding period of the Class E Warrants or shares of Common Stock will begin on the date of exercise of the Rights.

     EXERCISE OF THE CLASS E WARRANTS. No gain or loss will be recognized by a holder of Class E Warrants upon the exercise thereof. If the Class E Warrants are exercised, the holder's tax basis in the shares of Common Stock received pursuant to such exercise will be equal to the sum of the tax basis of the Class E Warrants exercised and the exercise price thereof. The holding period for the shares of Common Stock received pursuant to such exercise will begin on the date the Class E Warrants are exercised.

     REDEMPTION OF CLASS E WARRANTS. If the Class E Warrants are redeemed by the Company, gain or loss will be recognized by a holder in an amount equal to the difference between the amount realized upon the redemption and the holder's tax basis in the Class E Warrants. Such gain or loss will be a capital gain or loss and will be considered long-term capital gain or loss if the holder's holding period in the Class E Warrants is more than one year. The holding period of the Class E Warrants will begin on the date of exercise of the Rights.

     LAPSE OF THE CLASS E WARRANTS. If the Class E Warrants are allowed to expire without exercise, loss will be recognized by the holder thereof in an amount equal to such holder's tax basis in the Class E Warrants, as described above. Such loss will be a capital loss and will be considered long-term capital loss if the holder's holding period in the Class E Warrants is more than one year. The holding period of the Class E Warrants will begin on the date of exercise of the Rights.

     Stockholders should consult their own tax advisers concerning the tax consequences of the acquisition, holding or disposition of the Rights, Units, Common Stock and Class E Warrants under applicable state and local laws. Foreign stockholders should also consult their tax advisors regarding the foreign tax consequences of the acquisition, holding or disposition of the Rights, Units, Common Stock and Class E Warrants

                                       EXPERTS

     The consolidated financial statements of FiberChem, Inc. and subsidiaries as of September 30, 1997 and for the years in the two-year period ended September 30, 1997 appearing in this Prospectus and Registration Statement have been audited by Goldstein Golub Kessler & Company, P.C., independent certified public accountants, as set forth in their report therein appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

     On January 24, 1997, KPMG Peat Marwick LLP (the "Former Accountant") resigned as the Company's principal accountants.

     The Former Accountant did not state any reason for resigning in its resignation letter to the Company. However, in its letter to the Audit Committee and its Material Weakness letter both dated January 10, 1997 and delivered January 23, 1997, the Former Accountant reported "Disagreements with Management" on financial accounting and reporting matters and auditing scope concerning revenue recognition that, if not satisfactorily resolved (all of which were) would have caused a modification of their report on the fiscal 1996 consolidated financial statements. The disagreements, aggregating approximately $1,800,000, concerned certain transactions termed "consignments" by the Former Accountant, products warehoused for customers, and a research and development effort, none of which met the requirements for revenue recognition under generally accepted accounting principles.

     The Audit Committee of the Board of Directors met with and discussed the subject matter of the disagreements with the Former Accountant.

     The Former Accountant's report on the consolidated financial statements for the fiscal years ended September 30, 1995 and 1996 contained an explanatory paragraph concerning the Company's ability to continue as a going concern. Management plans in regard to these matters are described in Note l to the Consolidated Financial Statements for September 30, 1996. The consolidated financial statements do not include any adjustment that might result from the ultimate outcome of these uncertainties.

     The Company has authorized the Former Accountant to respond fully to inquiries of the successor accountant concerning the subject matter of such disagreements.

     On April 9, 1997, the Board of Directors appointed Goldstein Golub Kessler & Company, P.C., certified public accountants, as the Company's successor accountant and to audit the books of account and other records of the Company for the fiscal year ending September 30, 1997.

                                AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, part of which has been omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement, copies of which are available for inspection from the Commission, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational reporting requirements (File No. 0-17569) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports, proxies and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549 and the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site (http// www.sec.gov.) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                  FIBERCHEM, INC.
                      YEARS ENDED SEPTEMBER 30, 1996 AND 1997


Explanatory Note . . . . . . . . . . . . . . . . . . . . . . . .       F-1
Independent Auditor's Report . . . . . . . . . . . . . . . . . .       F-1A

Audited Financial Statements:
     Balance Sheets. . . . . . . . . . . . . . . . . . . . . . .       F-2
     Statement of Operations . . . . . . . . . . . . . . . . . .       F-4
     Statement of Shareholders' Equity . . . . . . . . . . . . .       F-5
     Statement of Cash Flows . . . . . . . . . . . . . . . . . .       F-6
     Notes to Financial Statements . . . . . . . . . . . . . . .       F-8


                Three Months Ended December 31, 1997 and 1996
                                  (unaudited)

Balance Sheets - December 31, 1997 and September 30, 1997
      (audited). . . . . . . . . . . . . . . . . . . . . . . . .       F-17
Statement of Operations. . . . . . . . . . . . . . . . . . . . .       F-19
Statement of Stockholders' Equity. . . . . . . . . . . . . . . .       F-20
Statement of Cash Flows. . . . . . . . . . . . . . . . . . . . .       F-21
Notes to Financial Statements. . . . . . . . . . . . . . . . . .       F-23

                               EXPLANATORY NOTE


The Auditor's Report which appears on page F-1A has not been reissued or withdrawn by KPMG Peat Marwick LLP as of January 20, 1998.

The Company's Annual Report on Form 10-KSB for the year ended September 30, 1997 has been filed without the reissuance by KPMG Peat Marwick LLP of their report dated January 10, 1997 on the Company's financial statements for the year ended September 30, 1996 ("Fiscal 1996"). The Company's Fiscal 1996 financial statements have been included as they were published on January 10, 1997.

During November and December 1997 and until January 7, 1998, KPMG specifically led the Company to believe that KPMG would reissue their report, as well as consent to the use of their report for the purposes of existing S-8 Registration Statements and a new SB-2 Registration Statement the Company expected to file shortly after filing the Form 10-KSB in order to effect a rights offering to the Company's Stockholders. On January 5, 1998 KPMG requested payment for their current services prior to physical delivery of their consent and reissuance of their report. However on January 7,1998 KPMG verbally informed the Company that KPMG had "decided not to accept an engagement to reissue or consent." KPMG has specifically declined to give any reason for its decision. There can be no assurance that KPMG would have reissued their report in its original form and without qualification if it completed the Fiscal 1997 audit and the required procedures for reissuance were performed.

The Company's current auditors, Goldstein Golub Kessler & Company, P.C. ("GGK"), provided letters to KPMG at the latter's specific request confirming that nothing had come to GGK's attention that would have a material effect on the financial statements of the Company for any period prior to October 1, 1996, including Fiscal 1996.

GGK, the Company's current auditors, have indicated that they will not, at this time, change or withdraw their report dated November 21, 1997 or their consent dated January 5, 1998, simply because of KPMG's failure to reissue its report.

Because of KPMG's belated notice to the Company, the Company's filing of any registration, including the rights offering, will be delayed until the Company's current auditors can audit Fiscal 1996. The Company anticipates that such audit will be completed by the end of February 1998; however, there can be no assurance that it will be completed nor even if completed that the Company's current auditors will issue a report or consent to the use of their report. Because of the delay caused by KPMG, the Company is pursuing various alternatives for interim financing, including "bridge" financing and standby commitments to the rights offering. There can be no assurance that forecasted sales levels will be realized to achieve profitable operations, or that additional financing, if needed can be obtained on terms satisfactory to the Company, if at all, or in an amount sufficient to enable the Company to continue its operations.

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors
FiberChem, Inc.

We have audited the accompanying consolidated balance sheet of FiberChem, Inc. and Subsidiaries as of September 30, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FiberChem, Inc. and Subsidiaries as of September 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ GOLDSTEIN GOLUB KESSLER & COMPANY, LLP

New York, New York

November 21, 1997


                                      F-1A

                         FIBERCHEM, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                    ASSETS

                                                               September 30,      September 30,
                                                                   1996               1997
                                                               -------------      -------------
Current assets:

 Cash and cash equivalents                                        $3,065,572           $427,488
 Accounts receivable, net of allowance for doubtful
   accounts of $204,711 and $240,796 in 1996 and 1997,
   respectively                                                      305,473            263,947
 Inventories (Note 3)                                              1,457,135          1,563,191
 Prepaid expenses and other                                           59,060             56,941
                                                               -------------      -------------
      Total current assets                                         4,887,240          2,311,567
                                                               -------------      -------------

Equipment                                                            616,192            716,465
Less accumulated depreciation                                       (483,827)          (549,175)
                                                               -------------      -------------
      Net equipment                                                  132,365            167,290
                                                               -------------      -------------

Other assets:

 Patent costs, net of accumulated amortization of
   $1,436,309 at September 30, 1996 and
   $1,678,845 at September 30, 1997 (note 5)                         474,462            287,905
 Technology costs, net of accumulated amortization
   and $354,942 at September 30, 1996 and                            114,764             83,333
   and $386,373 at September 30, 1997 (note 4)
 Financing costs, net of accumulated amortization of
   $65,678 at September 30, 1996 and
   $148,298 at September 30, 1997 (note 6)                           204,245            119,625

 Other                                                               247,383                  0
                                                               -------------      -------------
      Total other assets                                           1,040,854            490,863
                                                               -------------      -------------
Total assets                                                      $6,060,459         $2,969,720
                                                               -------------      -------------
                                                               -------------      -------------



           The accompanying notes and independent auditor's reports should be read in conjunction with the consolidated financial statements.

                         FIBERCHEM, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                               September 30,      September 30,
                                                                   1996               1997
                                                               -------------      -------------
Current liabilities:

 Current installments of note payable (note 6)                        $7,315             $6,878
 Accounts payable                                                    270,503             95,469
 Accrued expenses                                                    206,565            307,891
 Interest payable                                                     18,016             17,778
                                                               -------------      -------------
      Total current liabilities                                      502,399            428,016

Senior convertible notes payable (note 6)                          1,675,000          1,650,000
Note payable, net of current installments (note 6)                     2,551              7,942
                                                               -------------      -------------
      Total liabilities                                            2,179,950          2,085,958
                                                               -------------      -------------

Stockholders' equity (notes 4, 6 and 7):

 Preferred stock, $.001 par value.  Authorized
   10,000,000 shares;  205,089 and 218,998 convertible
   shares issued and outstanding at September 30,
   1996 and September 30, 1997, respectively;
   at liquidation value of $15 per share                           3,076,335          3,284,970
 Common stock,  $.0001 par value.  Authorized
   40,000,000 shares at September 30, 1996, and
   50,000,000 shares at September 30, 1997;
   25,705,216 and 25,515,660 shares issued and
   outstanding at September 30, 1996, and
   September 30, 1997, respectively                                    2,571              2,552
 Additional paid-in capital                                       28,714,804         27,192,749
 Deficit                                                         (26,369,551)       (29,596,509)
                                                               -------------      -------------
                                                                   5,424,159            883,762
 Notes receivable for exercise of options                         (1,543,650)               --
                                                               -------------      -------------
      Total stockholders' equity                                   3,880,509            883,762

Commitments and contingencies (notes 6, 7 and 8)
                                                               -------------      -------------
Total liabilities and stockholders' equity                        $6,060,459         $2,969,720
                                                               -------------      -------------
                                                               -------------      -------------

           The accompanying notes and independent auditor's reports should be read in conjunction with the consolidated financial statements.

                       FIBERCHEM, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   Years ended September 30,
                                                               --------------------------------
                                                                   1996                1997
                                                               -------------      -------------
Revenues                                                            $908,700         $1,523,994
Cost of revenues                                                     367,779            945,434
                                                               -------------      -------------
      Gross profit                                                   540,921            578,560
                                                               -------------      -------------
Operating expenses:

 Research, development and engineering                             1,233,054          1,257,324
 General and administrative                                        1,109,456          1,101,781
 Sales and marketing                                               1,007,975          1,004,172
 Provision for loss on accounts receivable                           201,225             36,085
 Write down of obsolete inventory                                    281,313                 --
                                                               -------------      -------------
      Total operating expenses                                     3,833,023          3,399,362
                                                               -------------      -------------
      Loss from operations                                        (3,292,102)        (2,820,802)
                                                               -------------      -------------
Other income (expense):

 Interest expense                                                   (183,795)          (223,161)
 Interest income                                                     201,268             81,787
 Other, net                                                              --            (264,782)
                                                               -------------      -------------
      Total other income (expense)                                    17,473           (406,156)
                                                               -------------      -------------
      Net loss                                                   ($3,274,629)       ($3,226,958)
                                                               -------------      -------------
                                                               -------------      -------------

Shares of common stock used in computing loss per share           22,274,226         25,623,614
                                                               -------------      -------------
                                                               -------------      -------------

      Net loss per share                                              ($0.15)            ($0.13)
                                                               -------------      -------------
                                                               -------------      -------------


          The accompanying notes and independent auditor's reports should be read in conjunction with the consolidated financial statements.

                       FIBERCHEM, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   YEARS ENDED SEPTEMBER 30, 1996 AND 1997

                                                      Preferred Stock               Common Stock            Additional
                                                   ----------------------      ------------------------      Paid-In
                                                    Shares       Amount         Shares           Amount      Capital
                                                   -------     ----------     ----------         ------     ----------
Balance at  September 30, 1995                     214,462     $3,216,930     20,532,033         $2,053     24,844,392


 Preferred stock dividend:
   In stock (note 7)                                15,214        228,210             --             --       (228,210)
   In cash (note 7)                                     --             --             --             --        (23,645)
 Common stock issued:
   For cash                                             --             --      3,333,333            333      2,653,884
   For services                                         --             --         13,954              1         15,416
   Conversion of senior
     convertible notes payable (note 6)                 --             --      1,437,500            144        991,576
   Conversion of preferred stock (note 7)          (14,587)      (218,805)       145,870             15        218,790
   Exercise of warrants                                 --             --          1,031              1          1,030
   Exercise of options                                  --             --        241,495             24        241,571
 Treasury stock retired                            (10,000)      (150,000)            --             --             --
 Payments received on notes receivable for
   exercise of options                                  --             --             --             --             --
 Deferred compensation earned                           --             --             --             --             --
 Net loss                                               --             --             --             --             --
                                                   -------     ----------     ----------         ------     ----------
Balance at  September 30, 1996                     205,089     $3,076,335     25,705,216         $2,571     28,714,804


 Preferred stock dividend:
   In stock (note 7)                                13,909        208,635             --             --       (208,635)
   In cash (note 7)                                     --             --             --             --        (46,171)
 Common stock issued:
   Exercise of options                                  --             --        150,496             15         55,071
   Exercise of warrants                                 --             --        103,179             10         30,944
   Conversion of senior
     convertible notes payable (note 6)                 --             --         61,304              6         22,994
   Write down of notes receivable for
     exercise of options                                --             --             --             --       (619,504)
 Shares forfeited upon cancellation of notes
     receivable for exercise of options                 --             --       (504,535)           (50)      (756,754)
 Payments received on notes receivable for
     exercise of options                                --             --             --             --             --
 Net loss                                               --             --             --             --             --
                                                   -------     ----------     ----------         ------     ----------
Balance at  September 30, 1997                     218,998      3,284,970     25,515,660          2,552     27,192,749
                                                   -------     ----------     ----------         ------     ----------
                                                   -------     ----------     ----------         ------     ----------

                                                   Treasury                       Notes
                                                    Stock -                     Receivable
                                                   Preferred                   for Exercise    Deferred
                                                    Stock        Deficit        of Options   Compensation       Total
                                                   ---------  -------------    ------------  -------------   ----------
Balance at  September 30, 1995                     (150,000)   (23,094,922)    (1,597,837)        (5,596)     3,215,020


 Preferred stock dividend:
   In stock (note 7)                                     --             --             --             --             --
   In cash (note 7)                                      --             --             --             --        (23,645)
 Common stock issued:
   For cash                                              --             --             --             --      2,654,217
   For services                                          --             --             --             --         15,417
   Conversion of senior
     convertible notes payable (note 6)                  --             --             --             --        991,720
   Conversion of preferred stock (note 7)                --             --             --             --             --
   Exercise of warrants                                  --             --             --             --          1,031
   Exercise of options                                   --             --             --             --        241,595
 Treasury stock retired                             150,000             --             --             --             --
 Payments received on notes receivable for
   exercise of options                                   --             --         54,187             --         54,187
 Deferred compensation earned                            --             --             --          5,596          5,596
 Net loss                                                --     (3,274,629)            --             --     (3,274,629)
                                                   ---------  -------------    -----------  ------------     ----------
Balance at  September 30, 1996                            0    (26,369,551)    (1,543,650)             0      3,880,509


 Preferred stock dividend:
   In stock (note 7)                                     --             --             --             --             --
   In cash (note 7)                                      --             --             --             --        (46,171)
 Common stock issued:
   Exercise of options                                   --             --             --             --         55,086
   Exercise of warrants                                  --             --             --             --         30,954
   Conversion of senior
     convertible notes payable (note 6)                  --             --             --             --         23,000
   Write down of notes receivable for
     exercise of options                                 --             --        619,504             --             --
 Shares forfeited upon cancellation of notes
     receivable for exercise of options                  --             --        756,804             --             --
 Payments received on notes receivable for
     exercise of options                                 --             --        167,342             --        167,342
 Net loss                                                --     (3,226,958)            --             --     (3,226,958)
                                                    -------    -----------     ----------          -----     ----------
Balance at  September 30, 1997                            0    (29,596,509)             0              0        883,762
                                                   ---------  -------------    -----------  ------------     ----------
                                                   ---------  -------------    -----------  ------------     ----------



          The accompanying notes and independent auditor's reports should be read in conjunction with the consolidated financial statements.

                        FIBERCHEM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Years ended September 30,
                                                                          ----------------------------
                                                                              1996            1997
                                                                          -----------      -----------
Cash flows from operating activities:

 Net loss                                                                 ($3,274,629)     ($3,226,958)
 Adjustments to reconcile net loss to net
   cash flows used in operating activities:
     Depreciation                                                              50,542           69,853
     Amortization of patent and technology costs                              266,147          273,967
     Amortization of financing costs                                           65,678           82,620
     Accrued interest on notes receivable for exercise of options            (107,367)         (26,985)
     Write off of accrued interest on notes receivable
       for exercise of options                                                     --          248,212
     Common stock issued for services                                          15,417               --
     Reduction in notes receivable for the exercise
       of options in exchange for services                                     42,263              636
     Deferred compensation recognized                                           5,596               --
     Provision for loss on accounts receivable                                201,225           36,085
     Write down of obsolete inventory                                         281,313           36,290
     Changes in assets and liabilities:
       Decrease in note receivable from sale of subsidiary                    106,390               --
       Decrease in accounts receivable                                         59,068            5,441
       (Increase) in inventories                                             (747,146)        (142,346)
       Decrease in prepaid expenses and
         other current assets                                                  50,784            2,119
       Increase (decrease) in accounts payable                                 93,729         (175,034)
       Increase (decrease) in accrued expenses                                (80,942)         101,326
       Increase (decrease) in interest payable                                 18,016             (238)
                                                                          -----------      -----------
     Net cash used in operating activities                                 (2,953,916)      (2,715,012)
                                                                          -----------      -----------

Cash flows from investing activities:

 Purchase of equipment                                                        (45,476)         (83,505)
 Payments for patents                                                        (128,873)         (55,979)
                                                                          -----------      -----------
     Net cash used in investing activities                                   (174,349)        (139,484)
                                                                          -----------      -----------


  The accompanying notes and independent auditor's reports should be read in conjunction with the consolidated financial statements.
                                                                     (continued)

                        FIBERCHEM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Years ended September 30,
                                                                          ----------------------------
                                                                              1996            1997
                                                                          -----------      -----------
Cash flows from financing activities:

 Proceeds from common stock and warrant Units                              $3,000,000      $        --
 Proceeds from senior convertible notes payable                             2,825,000               --
 Payment of financing costs                                                  (773,987)              --
 Payments on note payable to bank and others                                   (6,832)         (16,319)
 Cash restricted as security for note payable                                      --           18,456
 Proceeds from the exercise of options and warrants                           242,626           86,040
 Proceeds from interest and notes receivable for exercise of options           19,489          174,406
 Payment of dividend on preferred stock                                       (23,645)         (46,171)
                                                                          -----------      -----------
     Net cash provided by financing activities                              5,282,651          216,412
                                                                          -----------      -----------
Net  increase (decrease) in cash and cash equivalents                       2,154,386       (2,638,084)
Cash and cash equivalents at beginning of period                              911,186        3,065,572
                                                                          -----------      -----------
Cash and cash equivalents at end of period                                 $3,065,572         $427,488
                                                                          -----------      -----------
                                                                          -----------      -----------

                                Supplemental Cash Flow Information

Noncash investing and financing activities:

 Senior convertible notes payable converted to common stock                $1,150,000          $25,000
 Reduction in additional paid-in capital due to
   write down of notes receivable for exercise of options                          --          619,504
 Reduction in common stock and additional paid-in capital
   upon cancellation of shares held as collateral for
   notes receivable for the exercise of options                                    --          756,804
 Unamortized deferred financing costs associated with senior
   convertible notes payable converted to common stock                        158,281            2,000
 Preferred stock converted to common stock                                    218,805               --
 Preferred stock issued as dividends                                          228,210          208,635
 Equipment purchased through capital lease                                         --           21,273
 Reduction in notes receivable for exercise of options
   in exchange for services                                                    42,263              636
 Retirement of treasury stock - preferred                                     150,000               --
                                                                          -----------      -----------
                                                                          -----------      -----------
Interest paid                                                                $100,101         $140,785
                                                                          -----------      -----------
                                                                          -----------      -----------


  The accompanying notes and independent auditor's reports should be read in conjunction with the consolidated financial statements.

                        FIBERCHEM, INC. AND SUBSIDIARIES
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          September 30, 1996 and 1997
------------------------------------------------------------------------------
------------------------------------------------------------------------------

(1)  NATURE OF BUSINESS AND LIQUIDITY

     FiberChem, Inc. and its subsidiaries (collectively the "Company" or "FCI") develops, produces, markets and licenses fiber optic chemical sensors
(FOCS) for environmental monitoring in the air, water and soil. The Company's primary markets and potential customers are the petroleum production, refinery and distribution chains. Other important markets and customers include remediation companies, environmental consultants, shipping ports, airports and military bases. The Company markets its products world-wide using strategic alliances, distribution agreements and direct sales activities.

     The Company's consolidated financial statements for the years ended September 30, 1996 and 1997 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $3,274,629 and $3,226,958 for the years ended September 30, 1996 and 1997, respectively and as of September 30, 1997 had an accumulated deficit of $29,596,509.

     Management recognizes that the Company must generate additional revenues or reductions in operating costs and may need additional financing to enable it to continue its operations. The Company is reviewing alternatives for raising additional capital including an offering (subject to, among other things, approval by the SEC) of rights to purchase shares and warrants, to be offered to holders of the Company's Common and Preferred Stock, Class D and all other Warrants. The Company has engaged consultants to assist in raising additional capital. (See Note 12.) However, no assurance can be given that forcasted sales will be realized to achieve profitable operations, nor that additional financing, if needed, can be obtained on terms satisfactory to the Company, if at all, nor in an amount sufficient to enable the Company to continue operations.

(2)  SIGNIFICANT ACCOUNTING POLICIES

     (a)  PRINCIPLES OF CONSOLIDATION

          The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company accounts and transactions have been eliminated. The Company develops, produces, markets and licenses fiber optic chemical sensors ("FOCS-Registered Trademark-") for environmental monitoring in the air, water and soil.

     (b)  CASH AND CASH EQUIVALENTS

          Cash equivalents consist of financial instruments with original maturities of no more than 90 days.

     (c)  INVENTORIES

          Inventories are stated at the lower of cost (first-in, first-out) or market.

     (d)  EQUIPMENT

          Equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally five years.

     (e)  TECHNOLOGY COSTS

          Technology costs represent values assigned to proven technologies acquired for cash and in exchange for issuance of common stock (Note
          4).  Patents on certain technologies are
          pending. Proven technologies are amortized using the straight-line method over an eight year period.

     (f)  PATENT COSTS

          Costs incurred in acquiring, filing and prosecuting patents are capitalized and amortized using the straight-line method over the shorter of economic or legal life. All existing patents are being amortized over eight years.

     (g)  REVENUE RECOGNITION

          The Company generally recognizes revenue when title passes, which is normally upon shipment of product to the customer. There is generally no right of return except for normal warranties.

     (h)  WARRANTY

          The Company warrants its products for a period of one year from the date of delivery, provided the products are used under normal operating conditions. The Company accrues a reserve for product warranty at the time of sale.

     (i)  RESEARCH AND DEVELOPMENT

          Research and development costs are expensed as incurred.

     (j)  PER SHARE DATA

          Loss per common share has been computed based upon weighted average shares outstanding during the periods presented. Contingently issuable shares have been excluded because of their anti-dilutive effect.

          In March 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share ("SFAS 128"), which modifies existing guidance for computing earnings per share and requires the disclosure of basic and diluted earnings per share. Under the new standard, basic earnings per share is computed as earnings available to common stockholders divided by weighted average shares outstanding excluding the dilutive effects of stock options and other potentially dilutive securities. Diluted earnings per share includes the dilutive effect of these securities. The effective date of SFAS 128 is December 15, 1997 and early adoption is not permitted. The Company intends to adopt SFAS 128 during the quarter ending December 31, 1997. Had the provisions of SFAS 128 been applied to the Company's results of operations for each of the two years in the period ended September 30, 1997, the Company's basic loss per share would have been $0.15 and $0.13 per share.

     (k)  INCOME TAXES

          The Company utilizes Statement of Financial Standards No. 109, ACCOUNTING FOR INCOME TAXES ("Statement 109"). Under this asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (l)  STOCK-BASED EMPLOYEE COMPENSATION AWARDS

          In Fiscal 1996 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. In accordance with the provisions of SFAS No. 123, the Company has elected to apply APB Opinion 25 and related interpretations in accounting for its stock options issued to employees and, accordingly, does not recognize additional compensation cost as required by the new principle. The Company, however, has provided the pro forma disclosures as if the Company had adopted the cost recognition requirements (see Note 7).

      (m) ESTIMATES

          Preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that may affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Examples include provision for bad debts; inventory obsolescence; and the useful lives of patents, technologies and equipment. Actual results may differ from these estimates.

     (n) Certain reclassifications have been made in the 1996 presentation to conform to the 1997 presentation.

     (o)  Recent accounting pronouncements.

          In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income ("SFAS 130"), and Statement No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). The Company is required to adopt these Statements in fiscal 1999. SFAS 130 establishes new standards for reporting and displaying comprehensive income and its components. SFAS 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of these Statements is expected to have no impact on the Company's consolidated financial position, results of operations or cash flows.

(3)  INVENTORIES

     Inventories are stated at the lower of cost (first in, first out) or market and consist of:

                                                         September 30,
                                                         -------------
                                                      1996           1997
                                                      ----           ----
    Raw materials                                   $ 439,392      $ 551,832
    Work in process                                    21,305         24,643
    Finished goods                                  1,534,542      1,312,804
                                                   ----------      ---------
        Subtotal                                    1,995,239      1,889,279
    Valuation and obsolescence reserves,
        primarily against finished goods             (538,104)      (326,088)
                                                   ----------      ---------
    Net inventories                                $1,457,135     $1,563,191
                                                   ----------      ---------
                                                   ----------      ---------

(4)  TECHNOLOGY COSTS

     Technology costs include proven technologies acquired by the Companies to be utilized for various environmental and medical purposes. These technologies include FOCS-Registered Trademark- which are capable of detecting and monitoring various chemical conditions to be used in environmental, medical and process control applications. The technologies were acquired by the issuance of Common Stock of the Company valued at $349,830 and cash of $187,876.

(5)  PATENT COSTS

     Patent costs include costs incurred in acquiring, filing and prosecuting patents and patent applications. The Company's policy in general is to apply for patents in major European and Asian countries as well as in the United States.

(6)  NOTES PAYABLE

     In December 1994 the Company borrowed $21,000 from Bank of America Nevada ("Bank") at an interest rate of 7.25% per annum. Principal and interest payments of $647 are payable monthly until maturity in January 1998. As part of the terms of the loan agreement, the Bank required that a certificate of deposit ("CD") be maintained as collateral for the note. The CD is reduced periodically as the note is paid down and accrues interest at a rate of 5% per annum. During August 1997 the remaining balance of the note was extinguished using a portion of the proceeds of the CD, which was liquidated at the same time.

     On February 15, 1996, the Company completed an offering under Regulation S, promulgated under the Securities Act of 1933, as amended (the "Offering"), of 8% Senior Convertible Notes due February 15, 1999 (the "Notes"), for $2,825,000. Interest on the Notes is to be paid semi-annually, commencing August 15, 1996, at a rate of 8% per annum. The Notes are convertible into shares of Common Stock of the Company at a conversion price (the "Conversion Price") of, initially, $0.80 per share at any time after March 26, 1996 and before the close of business on February 14, 1999. The Conversion Price was adjusted to $0.4078, a price representing a 10% discount from the average closing bid price of the Common Stock for the 30 business days prior to February 15, 1997. As of September 30, 1997, an aggregate face amount of $1,175,000 of the Notes had been converted to Common Stock resulting in the issuance of 1,498,804 shares of Common Stock.

     The Company paid fees and expenses associated with the offering amounting to $428,204, which is being amortized as interest expense over the three-year term of the Notes or until conversion, if earlier, when the proportionate unamortized amount is charged to additional paid in capital.
As of September 30, 1997 approximately $160,281 of unamortized deferred financing cost has been recorded as a reduction in additional paid-in capital associated with the $1,175,000 of the Notes converted to Common Stock. Also in connection with the Offering, the Company issued to the Placement Agent for the Offering, for nominal consideration, warrants to purchase up to 353,125 shares of Common Stock, at an exercise price of $0.80 per share (the "Exercise Price"), which has been adjusted to $0.4078 per share. Also in accordance with the terms of the warrants, the number of shares exercisable has been adjusted, based on the adjusted Exercise Price, to 692,742 shares of
Common Stock.   These warrants are exercisable at any time on or after August
15, 1996 through February 14, 2001 and contain certain piggyback registration rights.

     In November 1996, the Company acquired $21,273 in equipment through a 36-month capital lease with monthly payments of approximately $715 and an implicit interest rate of approximately 14.5% per annum.

     The maturities of the notes payable are as follows:

                                September 30,   September 30,
                                    1996            1997
                                -------------   -------------
      Fiscal 1997                  $    7,315      $    6,878
      Fiscal 1998                       2,551           7,942
      Fiscal 1999                   1,675,000       1,650,000
                                   ----------       ---------
                                   $1,684,866      $1,664,820
                                   ----------       ---------
                                   ----------       ---------

(7)  STOCKHOLDERS' EQUITY

     During Fiscal 1993 and Fiscal 1994, the Company conducted a private placement of convertible preferred stock ("Convertible Preferred Stock"). Each share of the Convertible Preferred Stock is convertible into ten shares of FCI Common Stock, initially at $1.50 per share. The conversion ratio is subject to customary anti-dilution provisions. Dividends are cumulative and are payable annually, at the sole discretion of the holders, in cash (11%) or additional shares of Convertible Preferred Stock (8% of the number of shares owned at date of declaration). In November 1995, the Company paid cash dividends of $23,645 and issued 15,214 shares of Convertible Preferred Stock dividends. In November 1996, the Company paid cash dividends of $46,171 and issued 13,909 shares of Convertible Preferred Stock dividends. The Convertible Preferred Stock entitles the holder to a liquidation preference of $15 per share upon liquidation, dissolution or winding up of the Company. The Convertible Preferred Stock is redeemable by the Company when and if the closing bid price of FCI's Common Stock is at least 200% of the conversion price for twenty consecutive trading days. Upon redemption, the Company would issue ten shares of its Common Stock for each share of Convertible Preferred Stock. During Fiscal 1996, 14,587 shares of Convertible Preferred Stock were converted to 145,870 shares of Common Stock. As of September 30, 1997, the Company had 218,998 shares of Convertible Preferred Stock outstanding. On September 12, 1997, the Board of Directors determined that, in view of the recent trading price of the Company's Common Stock and in view of the Company's current cash position, it would not be appropriate to declare the annual dividend payable on the Convertible Preferred Stock on November 1, 1997. As a result, the dividend amounting to $361,347 (if elected entirely in cash, or 17,520 additional shares of Convertible Preferred Stock if elected wholly in additional shares) will accumulate in accordance with the terms of the Convertible Preferred Stock.

     On May 31, 1996 the Company completed an offering under Regulation S, of 3,333,333 Units, at a price of $0.90 per Unit for total gross proceeds of $3,000,000 before costs and expenses of the offering. The Company paid fees
and expenses associated with the Unit offering amounting to $345,683.   Each
Unit consisted of one share of Common Stock and one warrant to purchase one share of Common Stock (the "Unit Warrants") the shares and warrants being immediately separable. The Unit Warrants are each exercisable at $1.00 at any time from May 31, 1996 through May 30, 2001. Also in connection with the Unit offering, the Company issued to the Placement Agent for the offering, for nominal consideration, warrants to purchase up to 333,333 shares of Common Stock ("the Placement Agent Warrants"), at an exercise price of $0.90 per share which has been adjusted to $0.2343 per share, and the number of shares issuable upon exercise has been adjusted to 1,280,411. These Placement Agent Warrants are exercisable at any time from November 30, 1996 through May 30, 2001.

     In January 1993, the Company's Board of Directors adopted a 1993 Employee Stock Option Plan ("1993 Plan"), approved by stockholders at the May 1993 Annual Shareholders meeting, covering an aggregate of 2,300,000 shares of FCI Common Stock. As of September 15, 1996, an aggregate of 1,681,519 options had been exercised and 274,641 options forfeited (of which 171,822 had been regranted) under the 1993 Plan. The remaining 515,662 options expired on September 15, 1996.

     Primarily in order to provide a means to raise additional cash through existing outstanding options, warrants and promissory notes receivable, on April 4, 1997, the per share exercise price of all employee stock options, all Unit and other Warrants (except Class D Warrants) were decreased as follows: to $0.32 from April 4 through April 11, 1997, and thereafter adjusted weekly to the average closing bid price for the five prior trading days less a discount of 10% (but never to a price less than $0.30) through May 16, 1997, when the prices reverted to the original prices. As a result, the Company received $39,943 for the exercise of 131,453 options at prices ranging from $0.30 to
$0.32 per share.   Effective April 17, 1997 the per share exercise price of
Class D Warrants was decreased to $0.30 through May 16, 1997 when the exercise price reverted to its prior $1.10 per share. As a result, the Company received approximately $30,954 for the exercise of 103,179 Class D Warrants exercised at $0.30 per share.

     In March 1994, the Company's Board of Directors approved a plan by which employees and directors of the Company and its subsidiaries would be given an opportunity to exercise certain eligible stock options under an early incentive plan through the execution of promissory notes. As of March 15, 1994, the Company received promissory notes aggregating $1,815,099 for the exercise of 1,210,066 stock options. The promissory notes bear interest at 7%, and were initially due on or before September 15, 1995. On April 7, 1995, the Board of Directors extended the due date of the notes to March 15, 1998. The underlying FCI Common Stock was held in escrow, as collateral, until payment was made on the promissory notes. As of September 30, 1996, an aggregate of $271,449 had been paid on these notes in addition to $43,467, respectively, in interest. The remaining accrued interest of $228,927 at September 30, 1996 is included in other long-term assets in accordance with the April 1995 extension of the due date of the notes. The outstanding principal at September 30, 1996 of $1,543,650 is included as a reduction of stockholders' equity. In conjunction with the temporary reduction of the exercise prices of the options and warrants effective April 4, 1997 and Class D Warrants effective April 17, 1997, as described above, the remaining unpaid principal on the promissory notes could be fully paid in an amount determined by multiplying the unpaid balance by a fraction, the numerator of which was the revised exercise price, and the denominator of which was $1.50 (the original exercise price). If the unpaid principal was not so paid by May 16, 1997 the underlying collateral shares would be forfeited and all unpaid principal and accrued interest would be extinguished.

     As a result, the Company received $160,875 in payment for 520,252 escrowed shares at prices ranging from $0.30 to $0.32 per share, which amount liquidated $780,379 of original note principal. The remaining $756,804 of unpaid note principal was extinguished and the underlying collateral of 504,535 shares were forfeited to the Company and immediately canceled, thereby reducing the total number of shares outstanding. Unpaid accrued interest receivable aggregating $248,212 was expensed.

     In March 1994, the Company's Board of Directors adopted a 1994 Employee Stock Option Plan ("1994 Plan"), approved by stockholders at the May 23, 1994 Annual Shareholders meeting, covering an aggregate of 1,000,000 shares of FCI Common Stock. As of September 30, 1997, the Company has issued 984,885 stock options, net of forfeitures and regrants, (with initial exercise prices ranging from $1.00 per share to $2.125 per share and current exercise prices of $1.00 per share) under the 1994 Plan to employees of the Company's wholly-owned subsidiary, FCI Environmental, Inc. ("Environmental"). An aggregate of 821,114 options remain exercisable under the 1994 Plan.

     On April 7, 1995, the Company's Board of Directors resolved that all options to purchase shares of the Company's Common Stock granted prior to April 7, 1995, and which had an exercise price in excess of $1.00 per share, would as of April 7, 1995 have an exercise price of $1.00 per share, which price was above the fair market value of the Common Stock as of the last quoted market trade on April 7, 1995. Options to purchase an aggregate of 2,309,479 shares at prices ranging from $1.125 to $2.125 per share were accordingly changed to $1.00 per share.

     In April 1995, the Company's Board of Directors adopted a 1995 Employee Stock Option Plan ("1995 Plan"), approved by the stockholders at the May 8, 1995 Annual Shareholders meeting, covering an aggregate of 1,000,000 shares of FCI Common Stock. As of September 30, 1997, the Company has issued 761,547 stock options, net of forfeitures, (with initial and current exercise prices ranging from $0.93 per share to $1.38 per share) under the 1995 Plan to employees of Environmental and Directors of the Company. An aggregate of 643,942 options remain exercisable under the 1995 Plan.

     In January 1997 the Company's Board of Directors adopted a 1997 Employee Stock Option Plan ("1997 Plan"), approved by the stockholders at the June 23, 1997 Annual Stockholders Meeting, covering an aggregate of 1,500,000 shares of Common Stock and restricting the granting of options to purchase approximately 675,000 shares of Common Stock authorized under previous stock option plans. As of September 30, 1997 the Company has issued options to purchase 636,500 shares of Common Stock at prices ranging from $0.22 to $0.25 under the 1997 Plan to employees of Environmental and Directors of the
Company.   An aggregate of 631,500 options remain exercisable under the 1997
Plan.

     During Fiscal 1996, the Company has expensed an aggregate of $99,000 in directors' compensation for the Company's non-management directors, applying $63,728 to the payment of promissory notes, interest and payroll taxes, and $35,272 to the exercise of 35,272 stock options. Effective October 1, 1996, director compensation was eliminated and replaced by the granting of stock options for service as a director and for service on standing committees. During Fiscal 1997, the Company granted to its six non-management directors options to purchase an aggregate of 186,500 shares of Common Stock at $0.22 per share, which was the fair market value of the Common Stock as of the date of the grants.

      During Fiscal 1996, the Company issued to two individuals a total of 13,954 shares of Common Stock of the Company, valued at $15,417 for services performed for the Company.

     On August 1, 1995, the Company's Board of Directors resolved that the exercise price of all outstanding Class D Warrants be changed from $1.50 per share to $1.00 per share, which price was above the fair market value of the Common Stock as of the last quoted market trade on August 1, 1995. An aggregate of 1,031 Class D Warrants were exercised during Fiscal 1996; no Class D Warrants were exercised during Fiscal 1995. On August 21, 1996, the Board of Directors extended the expiration date of the Class D Warrants from their original expiration date of September 15, 1996, to September 15, 2000, and changed the exercise price from $1.00 to $1.10 from September 16, 1996 through September 15, 1997; then $1.15 through September 15, 1998; then $1.20 through September 15, 1999; then $1.25 through September 15, 2000.

     The Company has granted options under qualified stock option plans as well as other option plans to employees, directors, officers, consultants and other persons associated with the Company who are not employees of, but are
involved in the continuing development of the Company.   A summary of the
status of the Company's stock option plans as of September 30, 1996 and 1997 and changes during those years are as follows:

                                            1996                           1997
                               ----------------------------     ---------------------------
                                                  Weighted                       Weighted
                                                   Average                       Average
Fixed Options                    Options          Exercise       Options         Exercise
                                                    Price                        Price
---------------------------    -----------        --------       ---------      ----------
Outstanding at beginning         2,457,023         $1.00         1,670,552         $0.99
of year
Granted during year                784,504           .99           676,500           .28
Exercised                        (246,282)          1.00         (150,496)           .37
Forfeited                      (1,324,693)          1.00         (100,000)          1.00
                               -----------         -----         ---------        -------
Outstanding at end of year       1,670,552         $0.99         2,096,556         $0.76
                               -----------                       ---------
                               -----------                       ---------

     The following table summarizes information about stock options outstanding and exercisable at September 30, 1996 and 1997.

                                                              Weighted Average        Weighted
                 Range of Exercise    Number Outstanding          Remaining            Average
September 30          Prices            and Exercisable       Contractual Life      Exercise Price
----------------------------------  ----------------------  --------------------  ------------------
1996                $0.93 - 1.00           1,670,552             3.75 years             $0.99
1997                $0.22 - 1.00           2,096,556             4.80 years             $0.76

     If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No.123, net loss and loss per share would have been adjusted to the pro forma amounts indicated in the table below:


                                As Reported                    Pro Forma
                       ----------------------------  ----------------------------
                           1996           1997           1996            1997
                       -------------  -------------  -------------  -------------
    Net Loss            $(3,274,629)   $(3,226,958)   $(3,490,698)   $(3,501,930)

    Loss per share         $(0.15)         $(0.13)        $(0.16)        $(0.14)

     No tax effect was applied in computing loss per share under SFAS No.
123. The Company's assumptions used to calculate the fair values of options issued was (i) risk-free interest rate of 6.0%, (ii) expected life of five years, (iii) expected volatility of 172%, and (iv) expected dividends of zero.

(8)  COMMITMENTS AND CONTINGENCIES

     The Company entered into an agreement to lease office space for a five-year period beginning in January 1990, which expired in January 1995. The Company and the lessor have agreed to a month-to-month lease which is terminable by either party upon 30 days notice. Monthly payments under the lease were originally $8,807 and escalated approximately $1,300 every twelve months. Current base monthly payments under the month-to-month lease are $12,786. Rent expense during Fiscal 1996 and 1997 was $172,492 and $172,551, respectively. The Company is pursuing alternatives, including a renewal of the month-to-month lease at approximately the current base monthly rental charge.

     Effective January 1, 1994, the Company implemented an Internal Revenue Code Section 401(k) Profit Sharing Plan (the "Plan"). The Plan provides for voluntary contributions by employees into the Plan subject to the limitations imposed by Internal Revenue Code Section 401(k). The Company will match employee contributions at a rate of 50% of the employee's contribution up to a maximum of 2% of the employee's compensation. The Company matching funds are determined at the discretion of management and are subject to a five-year vesting schedule from the date of original employment. The Company's 401(k) matching expense for the years ended September 30, 1996 and 1997 totaled $18,508 and $21,263, respectively.

     The Company is involved in litigation incidental to its business. In the opinion of the Company's management, the expected outcome of such litigation will not have a material effect on the financial position of the Company.

(9)  INCOME TAXES

     Income tax benefit attributable to losses from continuing operations for the year ended September 30, 1996 and 1997 differed from the amount computed by applying the federal income tax rate of 34% to pretax loss from operations as a result of the following:

                                                       1996           1997
                                                       ----           ----
Computed "expected" tax benefit                    $(1,113,374)   $(1,097,166)
Reduction in income tax benefit resulting from:
  Non-deductible expenses                               38,374         28,166
  Increase in valuation allowance                    1,075,000      1,069,000
                                                   -----------    -----------
Net tax benefit                                      $      --      $      --
                                                   -----------    -----------
                                                   -----------    -----------

     Components of net deferred tax assets as of September 30, 1996 and 1997 are as follows:

                                           1996         Change           1997
                                           ----         ------           ----
Deferred tax assets                  $7,889,000     $1,063,000     $8,952,000
Less valuation allowance             (7,873,000)    (1,069,000     (8,942,000)
                                    -----------     ----------    -----------

Total net deferred tax assets            16,000         (6,000)        10,000
Deferred tax liabilities                (16,000)         6,000        (10,000)
                                    -----------     ----------    -----------

Net deferred tax assets             $        --     $       --    $        --
                                    -----------     ----------    -----------
                                    -----------     ----------    -----------

     Deferred tax assets are comprised primarily of the tax effects of the net operating loss carryforwards, reserve for inventory obsolescence and allowance for doubtful accounts recorded for financial reporting purposes. Deferred tax liabilities primarily represent the tax effect of the difference between depreciation recorded for financial statement and income tax reporting purposes.

     The Company has recorded a valuation allowance in accordance with the provisions of Statement 109 to reflect the estimated amount of deferred tax assets which may not be realized. In assessing the realizability of deferred tax assets, Management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

     At September 30, 1997, the Company has net operating loss carryforwards for federal income tax purposes of approximately $25,449,000 which are available to offset future taxable income, if any, through 2012. However, carryforwards to offset future taxable income is dependent upon having taxable income in the legal entity originally incurring the loss and will be further limited in each year to an amount equal to the Federal long-term tax exempt interest rate times the entity's market value at the time a significant change in ownership occurred. The Company cannot determine the effect of these limitations.

(10) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments was made in accordance with Statement of Financial Accounting Standards No. 107 ("SFAS No. 107"), DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. Accordingly, the aggregate fair value amounts presented are not intended to represent the underlying value of the net assets of the Company.

     The carrying amounts at September 30, 1997 for cash, receivables, accounts payable and accrued liabilities approximate their fair values due to the short maturity of these instruments. In addition the estimated fair value of notes payable approximates the related carrying value at September 30, 1997.

(11) MAJOR CUSTOMERS

     During Fiscal 1997, the Company had sales to one customer of approximately $985,000. During Fiscal 1996, the Company had sales to three customers of $190,000, $100,000 and $93,000.

                               FIBERCHEM, INC. AND SUBSIDIARIES
                                CONSOLIDATED BALANCE SHEETS

                                           ASSETS

                                                                                                           (UNAUDITED)
                                                                                        September 30,      December 31,
                                                                                            1997               1997
                                                                                        -------------      ------------
Current assets:

        Cash and cash equivalents                                                         $  427,488        $  168,609
        Accounts receivable, net of allowance for doubtful
             accounts of $240,796 at September 30, 1997
             and $62,422 at December 31, 1997                                                263,947           298,081
        Inventories                                                                        1,563,191         1,563,222
        Other                                                                                 56,941            59,486
                                                                                          ----------        ----------
                Total current assets                                                       2,311,567         2,089,398
                                                                                          ----------        ----------

Equipment                                                                                    716,465           706,464
Less accumulated depreciation                                                               (549,175)         (563,442)
                                                                                          ----------        ----------
                Net equipment                                                                167,290           143,022
                                                                                          ----------        ----------

Other assets:

        Patent costs, net of accumulated amortization of
            $1,678,845 at September 30, 1997 and
            $1,740,311 at December 31, 1997                                                  287,905           233,797
        Technology costs, net of accumulated amortization of
            $386,373 at September 30, 1997 and
            $394,185 at December 31, 1997                                                     83,333            75,521
        Financing costs, net of accumulated amortization of
             $148,298 at September 30, 1997 and
             $169,348 at December 31, 1997                                                   119,625            96,911
                                                                                          ----------        ----------
                Total other assets                                                           490,863           406,229
                                                                                          ----------        ----------
                                                                                          $2,969,720        $2,638,649
                                                                                          ----------        ----------
                                                                                          ----------        ----------



             See accompanying notes to consolidated financial statements

                        FIBERCHEM, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                                           (UNAUDITED)
                                                                                        September 30,      December 31,
                                                                                            1997              1997
                                                                                        -------------      ------------
Current liabilities:

        Current installments of notes payable                                             $    6,878        $    7,752
        Accounts payable                                                                      95,469            66,286
        Accrued expenses                                                                     307,891           357,220
        Interest payable                                                                      17,778            50,400
                                                                                         -----------       -----------
                Total current liabilities                                                    428,016           481,658

Senior convertible notes payable                                                           1,650,000         1,625,000
Notes payable to officers and directors                                                       --               125,000
Notes payable, net of current installments                                                     7,942             5,420
                                                                                         -----------       -----------
                Total liabilities                                                          2,085,958         2,237,078
                                                                                         -----------       -----------

Stockholders' equity:

        Preferred stock, $.001 par value.  Authorized
            10,000,000 shares; 218,998 convertible
            shares issued and outstanding at
            September 30, 1997 and December 31, 1997;
            at liquidation value                                                           3,284,970         3,284,970
        Common stock,  $.0001 par value.  Authorized
            50,000,000 shares; 25,515,660 and 25,639,707
            shares issued and outstanding at September 30
            1997 and December 31, 1997, respectively                                           2,552             2,564
        Additional paid-in capital                                                        27,192,749        27,217,173
        Deficit                                                                          (29,596,509)      (30,103,136)
                                                                                         -----------       -----------
                                                                                             883,762           401,571

                                                                                         -----------       -----------
                Total stockholders' equity                                                   883,762           401,571
                                                                                         -----------       -----------
                                                                                         $ 2,969,720       $ 2,638,649
                                                                                         -----------       -----------
                                                                                         -----------       -----------

            See accompanying notes to consolidated financial statements

                        FIBERCHEM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                                                     Three month period ended
                                                                                ----------------------------------
                                                                                December 31,          December 31,
                                                                                   1996                  1997
                                                                                -------------      ---------------
Revenues                                                                            $115,574             $225,179
Cost of revenues                                                                      63,922               92,842
                                                                                 -----------           ----------
                Gross profit                                                          51,652              132,337
                                                                                 -----------           ----------
Operating expenses:
        Research, development and engineering                                        340,806              191,892
        General and administrative                                                   301,258              239,817
        Sales and marketing                                                          245,172              148,922
                                                                                 -----------           ----------
                Total operating expenses                                             887,236              580,631
                                                                                 -----------           ----------
                Loss from operations                                                (835,584)            (448,294)
                                                                                 -----------           ----------
Other income (expense):

        Interest expense                                                             (55,349)             (60,125)
        Interest and other income                                                     57,771                1,792
                                                                                 -----------           ----------
                Total other income (expense)                                           2,422              (58,333)
                                                                                 -----------           ----------
                Net loss                                                           ($833,162)           ($506,627)
                                                                                 -----------           ----------
                                                                                 -----------           ----------
Shares of common stock used in computing loss per share                           25,710,323           25,546,214
                                                                                 -----------           ----------
                                                                                 -----------           ----------
                Basic loss per share                                                  ($0.03)              ($0.02)
                                                                                 -----------           ----------
                                                                                 -----------           ----------


                   See accompanying notes to consolidated financial statements

                        FIBERCHECM, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (UNAUDITED)



                                        Preferred Stock          Common Stock          Additional
                                   ------------------------   ---------------------      Paid-In
                                     Shares       Amount        Shares       Amount      Capital        Deficit         Total
                                   ---------    -----------   ----------    --------  ------------   -------------   ----------
Balance at  September 30, 1997       218,998    $3,284,970    25,515,660     $2,552    $27,192,749    ($29,596,509)     883,762
 Common stock issued:
   Exercise of options                    --            --         5,000          1          1,099              --        1,100
   Conversion of senior
     convertible notes payable            --            --       119,047         11         23,325              --       23,336
Net loss                                  --            --            --         --             --        (506,627)    (506,627)
                                     --------   ----------    ----------     ------     ----------      -----------    --------
Balance at December 31, 1997         218,998    $3,284,970    25,639,707     $2,564     27,217,173     (30,103,136)     401,571
                                     --------   ----------    ----------     ------     ----------      -----------    --------
                                     --------   ----------    ----------     ------     ----------      -----------    --------


                       FIBERCHEM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                          Three month period ended
                                                                                    -------------------------------------
                                                                                     December 31,           December 31,
                                                                                         1996                   1997
                                                                                    -------------          --------------
Cash flows from operating activities:
     Net loss                                                                          ($833,162)            ($506,627)
     Adjustments to reconcile net loss to net
         cash flows used in operating activities:
               Depreciation                                                               15,363                15,933
               Amortization of patent and technology costs                                67,814                69,278
               Amortization of financing costs                                            20,284                21,050
               Accrued interest on notes receivable for exercise of options              (26,854)                   --
               Reduction in notes receivable for the exercise
                  of options in exchange for services                                        560                   --
               Gain on sale of fixed assets                                                   --                (1,790)
               Changes in assets and liabilities:
                  (Increase) decrease in accounts receivable                             177,707               (34,134)
                  Increase in inventories                                               (428,798)                  (31)
                  Increase in other current assets                                       (15,714)               (2,545)
                  Increase (decrease) in accounts payable                                 51,498               (29,183)
                  Increase in accrued expenses                                             4,237                49,329
                  Increase in interest payable                                            33,500                32,622
                                                                                      ----------              --------
               Net cash used in operating activities                                    (933,565)             (386,098)
                                                                                      ----------              --------
Cash flows from investing activities:
     (Purchase) sale of equipment                                                        (73,764)               10,125
     Payments for patents                                                                (23,478)               (7,358)
                                                                                      ----------              --------
               Net cash provided by (used in) investing activities                       (97,242)                2,767
                                                                                      ----------              --------



             See accompanying notes to consolidated financial statements

                                                                  (continued
                                       F-21

                       FIBERCHEM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                          Three month period ended
                                                                                    -------------------------------------
                                                                                     December 31,           December 31,
                                                                                         1996                   1997
                                                                                    -------------          --------------
Cash flows from financing activities:
     Payments on notes payable                                                         (3,212)                (1,648)
     Proceeds from the exercise of options and warrants                                 9,618                  1,100
     Proceeds from interest and notes receivable for exercise of options                9,910                     --
     Payment of dividend on preferred stock                                           (46,171)                    --
     Proceeds from notes payable to officers and directors                                 --                125,000
                                                                                   ----------              ---------
               Net cash provided by (used in) financing activities                    (29,855)               124,452
                                                                                   ----------              ---------
Net decrease in cash and cash equivalents                                          (1,060,662)              (258,879)
Cash and cash equivalents at beginning of period                                    3,065,572                427,488
                                                                                   ----------              ---------
Cash and cash equivalents at end of period                                         $2,004,910               $168,609
                                                                                   ----------              ---------
                                                                                   ----------              ---------


                         Supplemental Cash Flow Information

Noncash investing and financing activities:
     Preferred stock issued as dividends                                            $208,635                $     --
     Senior convertible notes payable converted to common stock                           --                  25,000
     Unamortized deferred financing costs associated with senior
          senior convertible notes payable converted to common stock                      --                   1,664
     Equipment purchased through capital lease                                        21,273                      --
     Reduction in notes receivable for exercise
         of options in exchange for services                                             560                      --
                                                                                   ----------              ---------
                                                                                   ----------              ---------
                                                                                                              $6,453
Interest paid                                                                         $1,565                      $0
                                                                                   ----------              ---------
                                                                                   ----------              ---------

              See accompanying notes to consolidated financial statements

                        FIBERCHEM, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                                 (UNAUDITED)
------------------------------------------------------------------------------


(1)   PRESENTATION OF UNAUDITED FINANCIAL STATEMENTS

      The accompanying unaudited consolidated financial statements include the accounts of FiberChem, Inc. ("FCI" or the "Company") and its subsidiaries. All inter-company accounts and transactions have been eliminated.

      The unaudited consolidated financial statements have been prepared in accordance with Item 310 of Regulation S-B and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows of the Company, in conformity with generally accepted accounting principles. The information furnished, in the opinion of management, reflects all adjustments (consisting primarily of normal recurring accruals) necessary to present fairly the financial position as of December 31, 1997 and September 30, 1997, and the results of operations and cash flows of the Company for the three-month periods ended December 31, 1996 and 1997. The results of operations are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the year ended September 30, 1997.

      Certain Fiscal 1997 Financial Statement amounts have been reclassified to conform with the presentation in the Fiscal 1998 Financial Statements.

(2)   CONVERTIBLE DEBT

      On February 15, 1996, the Company completed an offering under Regulation S, promulgated under the Securities Act of 1933, as amended (the "Offering"), of 8% Senior Convertible Notes due February 15, 1999 (the "Notes"), for $2,825,000. Interest on the Notes is to be paid semi-annually, commencing August 15, 1996, at a rate of 8% per annum. The Notes are convertible into shares of common stock of the Company (the "Common Stock") at a conversion price (the "Conversion Price") of, initially, $0.80 per which has been adjusted to $0.4078, a price representing a 10% discount from the thirty-day average closing bid price of the Common Stock for the 30 business days prior to February 15, 1997. During the three-month period ended December 31, 1997, (the "First Quarter 1998") the Company received an unsolicited offer to convert $25,000 of the Notes at a conversion price of $0.21 per share, and accordingly issued 119,047 shares for the conversion. All other Note holders were offered the same temporary conversion price. As of December 31, 1997, an aggregate face amount of $1,200,000 of the Notes had been converted to Common Stock resulting in the issuance of 1,617,851 shares of Common Stock. Based on the adjusted Conversion Price of $0.4078, an aggregate of 3,984,796 shares of Common Stock would be issuable if the remaining $1,625,000 face amount of Notes were converted.

      The Company paid fees and expenses associated with the offering amounting to $428,204, which is being amortized as interest expense over the three-year term of the Notes or until conversion, if earlier, when the proportionate unamortized amount is charged to additional paid-in capital. Also in connection with the Offering, the Company issued to the Placement Agent for the Offering, for nominal consideration, warrants to purchase 353,125 shares of Common Stock, at an exercise price of $0.80 per share (the "Exercise Price") which has been adjusted to $0.4078 per share. Also, in accordance with the terms of the warrants, the number of shares exercisable has been adjusted, based on the adjusted Exercise Price, to 692,742 shares of Common Stock. These warrants are exercisable at any time on or after August 15, 1996 through February 14, 2001, and contain certain piggyback registration rights.

      In November 1997, certain of the Company's officers and directors committed to provide an aggregate of $250,000 in the form of 5-year 8% notes, convertible into rights to purchase common stock upon registration of an offering to all stockholders and warrant holders of rights to purchase common

                         FIBERCHEM, INC. AND SUBSIDIARIES
                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
------------------------------------------------------------------------------

stock. As of December 31, 1997, one-half of these commitments ($125,000) had been received by the Company, and the remaining one-half was received during January and February 1998.

(3)   CAPITAL STOCK

      During Fiscal 1993 and Fiscal 1994, the Company conducted a private placement of convertible preferred stock ("Convertible Preferred Stock"). Each share of the Convertible Preferred Stock is convertible into ten shares of FCI Common Stock, initially at $1.50 per share. The conversion ratio is subject to customary anti-dilution provisions. Dividends are cumulative and are payable annually, at the sole discretion of the holders, in cash (11%) or additional shares of Convertible Preferred Stock (8% of the number of shares owned at date of declaration. In November 1996, the Company paid cash dividends of $46,171 and issued 13,909 shares of Convertible Preferred Stock dividends. On September 12, 1997, the Board of Directors determined that, in view of the recent trading price of the Company's Common Stock and in view of the Company's current cash position, it would not be appropriate to declare the annual dividend payable on the Convertible Preferred Stock on November 1, 1997. As a result, that dividend will accumulate in accordance with the terms of the Convertible Preferred Stock. The Convertible Preferred Stock entitles the holder to a liquidation preference of $15 per share upon liquidation, dissolution or winding up of the Company. The Convertible Preferred Stock is redeemable by the Company when and if the closing bid price of FCI's Common Stock is at least 200% of the conversion price for twenty consecutive trading days. Upon redemption, the Company would issue ten shares of its Common Stock for each share of Convertible Preferred Stock. As of December 31, 1997, the Company had 218,998 shares of Convertible Preferred Stock outstanding.

      On May 31, 1996 the Company completed an offering under Regulation S, of 3,333,333 Units, at a price of $0.90 per Unit for total gross proceeds of $3,000,000 before costs and expenses of the offering. Each Unit consisted of one share of Common Stock and one warrant to purchase one share of Common Stock (the "Unit Warrants"). The Unit Warrants are each exercisable at $1.00 at any time from May 31, 1996 through May 30, 2001. The Company paid fees and expenses associated with the Unit offering amounting to $345,683. Also in connection with the Unit offering, the Company issued to the Placement Agent for the offering, for nominal consideration, warrants to purchase 333,333 shares of Common Stock ("the Placement Agent Warrants"), at an exercise price of $0.90 per share which has been adjusted to $0.2343 per share, and the number of shares issuable upon exercise has been adjusted to
1,280,411.    These Placement Agent Warrants are exercisable at any time from
November 30, 1996 through May 30, 2001.

      During the three-month period ended December 31, 1997 (the "First Quarter 1998"), the Company received $1,100 from the exercise of 5,000 options to purchase Common Stock at an exercise price of $0.22 per share.

      Also during the First Quarter 1998, the Company issued options to purchase an aggregate of 25,000 shares of its Common Stock at an exercise price of $0.25 per share. These options were granted to an employee of the Company under its Employee Stock Option Plans and are exercisable at any time for a period ending five years from the date of grant.

(4)   REVENUES

      The Company continues to incur substantial losses and Management recognizes that the Company must generate additional revenues or reductions in operating costs and may need additional financing to continue its operations. The Company expects significant revenues during the second half of Fiscal 1998 from its alliance with Whessoe Varec, Inc. in the aboveground storage tank leak detection market, as well as from initial sales of Sensor-on-a-Chip-Registered Trademark- products, and sales in the offshore oil production platform market, although there can be no assurance when or if this will occur. During the

                         FIBERCHEM, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
------------------------------------------------------------------------------

last quarter of fiscal 1997, the Company implemented significant reduction in personnel and other spending, and, to further conserve cash, continues to defer payment of a significant portion of management salaries. The Company borrowed $125,000 from certain officers and directors during the First Quarter 1998 and has received commitments for an additional $125,000. The Company is reviewing alternatives for raising additional capital, and on October 2, 1997, entered into an agreement with entrenet Group, LLC ("entrenet") for advice and assistance in developing and executing business plans, financing strategies and business partnerships, acquisitions and mergers. For its services, entrenet will receive a cash fee of $5,000 per month for twelve months; $60,000 in the form of a 10% convertible note; 5% of the value of any financial transaction (as defined in the Agreement); and 5% of any financing provided by or introduced directly by entrenet.

      The Company is currently planning an offering of rights to purchase shares and warrants, to be offered to holders of its Common and Preferred Stock, and to holders of Class D Purchase Warrants and all other outstanding Warrants. Notwithstanding the foregoing, there can be no assurance that forecasted sales levels will be realized to achieve profitable operations, or that additional financing can be obtained on terms satisfactory to the Company, if at all, or in an amount sufficient to enable the Company to continue its operations.
           -------------------------------------------------------

                                       PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section l45 of the Delaware General Corporation Law ("DGCL") permits a corporation organized thereunder to indemnify its directors and officers for certain of their acts. The Articles of Incorporation of FiberChem are framed so as to conform to the DGCL.

     The laws of Delaware provide for indemnification of officers and directors who are totally successful in defending themselves, by placing a restrictive provision in the Articles of Incorporation.

     Delaware law provides that a director who is found to be liable for negligence or misconduct in the performance of his duty to FiberChem, is indemnified if a court, upon application, finds that despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

     FiberChem's By-Laws provide for indemnification of officers and directors, except in relation to matters as to which they are finally adjudged to be liable for negligence or misconduct, but only if the corporation is advised in writing by its counsel that in his opinion the person indemnified did not commit such negligence or misconduct. The DGCL provides that an officer or director may be indemnified if he (a) conducted himself in good faith, (2) reasonably believed, in his official capacity with the corporation, that his conduct was in the corporation's best interest, or
(3) in all other cases, his conduct was at least not opposed to the corporation's best interest; however, if in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation or in connection with any proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him, Delaware law provides that indemnification is not available.

ITEM 25. OTHER EXPENSES OF ISSUANCE OF DISTRIBUTION

     The expenses payable by the Registrant in connection with this offering are estimated as follows:

     SEC Filing Fee                                                    1,170
     Printing and Engraving Mailing & Solicitation  Expenses          30,000
     Legal Fees and Expenses                                          15,000
     State Securities Qualification
     Fees and Expenses                                                    --
     Accounting Fees and Expenses                                      8,000
     Miscellaneous                                                       830
                                                                     -------
     TOTAL                                                           $55,000
                                                                     -------
                                                                     -------

ITEM 26 RECENT SALE OF UNREGISTERED SECURITIES


ITEM 27. EXHIBITS

 3.1   Articles of Incorporation of Registrant, as amended. (1)

 3.2   By-Laws of Registrant. (2)

*4.1   Form of Rights Certificate.

*4.2   Form of Class E Warrant.

*4.3   Specimen of Common Stock Certificate.

*4.4   Specimen of Warrant Certificate.

*4.5 Lock-up Agreement between management of the Company and the Company dated December ___, 1997.

 4.6   Class D Warrant Agreement of the Registrant with form of Warrant
       Certificate. (3)

 4.7   Form of 8% Senior Convertible Note Due 1999 issued in the Company's
       February 1996 private placement. (4)

 4.8   Form of Warrant to purchase Common Stock on or before May 31, 2001.  (5)

 4.9 Form of Warrant to purchase Common Stock on or before May 30, 2001, issued in the Company's May 1996 private placement. (20)

*5.1   Opinion of Snow Becker Krauss P.C.

10.1 Lease Agreement and Reimbursement Agreement dated July 27, 1989 by and between the Company and Howard Hughes Properties for Hughes Airport
       Center, 1181 Grier Drive, Suite B, Las Vegas, Nevada. (4)

10.2   Amendment dated May 6, 1991 and September 26, 1991 to the Industrial
       Real Estate Lease (Exhibit 10.10) for the Company's facilities. (8)

10.3   Employee Stock Bonus Plan. (3)

10.4   Amendments dated October 23, 1990 and February 21, 1991 to the
       Industrial Real Estate Lease (Exhibit 10.10) for the Company's facilities. (5)

10.5   Non-qualified stock option plan. (9)

10.6 Agreement dated December 10, 1992 by and between the Company and Tanknology Environmental, Inc. (10)

10.7   Qualified Stock Option Plan. (11)

10.8   Consulting  agreement by and between the Company and with Irv J.
       Gruverman, dated November 4, 1993.(12)

10.9   Qualified Stock Option Plan. (13)

                                      II-2


10.10 Termination of Distributor Agreement with Sippican, Inc. dated February
      24, 1994. (14)

10.11 Employment contract with David R. LeBlanc dated June 8, 1994. (14)

10.12 FCI FiberChem, Inc. and FCI Environmental, Inc. 401(k) Profit Sharing
      Plan. (14)

10.13 Qualified Stock Option Plan (15)

10.14 License Agreement with Texas Instruments, Incorporated, dated June 15,
      1995. (23)

10.15 Cooperative Development Agreement with Texas Instruments, Incorporated, dated June 15, 1995. (23)

10.16 Form of Distribution Agreement. (18)

10.17 Form of agreement for services with Gordon Werner and others dated as of September 15, 1995. (18)

10.18 Agreement dated November 8, 1996 by and between FCI Environmental, Inc.
      and Alcohol Sensors International, Ltd.  CERTAIN INFORMATION IN THIS
      EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO A
      REQUEST FOR CONFIDENTIAL TREATMENT.(19)

10.19 Agreement dated October 1, 1996 by and between FCI Environmental, Inc.
      and Autronica AS.(19)

10.20 OEM Strategic Alliance Agreement dated June 30, 1996 by and between
      Whessoe Varec, Inc. and FCI Environmental, Inc.(19)

10.21 1997 Employee Stock Option Plan.(21)

10.22 Employment contract with Melvin W. Pelley dated October 1, 1997.(24)

10.23 Employment contract with Thomas A. Collins dated October 1, 1997.(24)

10.24 Employment contract with Geoffrey F. Hewitt dated October 1, 1997. (24)

21.1  Subsidiaries of the Registrant.

23.1  Consent of Goldstein Golub Kessler & Company, P.C.

-------------------------------

* to be filed by Amendment.

(1) Incorporated by reference from the Company's January 13, 1988 Post Effective Amendment to the Registration Statement on Form S-18 (File No. 33-12097-C) as declared effective on March 3, 1988.
(2) Incorporated by reference from the Company's April 15, 1987 Amendment to the Registration Statement on Form S-18 (File No. 33-12097-C) as declared effective on March 3, 1988.
(3) Incorporated by reference from the Company's Registration Statement No. 33-35985
(4) Incorporated by reference from the Company's Current Report on Form 8-K for February 15, 1996.
(5) Incorporated by reference from the Company's Current Report on Form 8-K on July 15, 1996.
(6) Incorporated by reference from the Company's Registration Statement No. 33-29338.
(7) Incorporated by reference from the Company's Annual Report on Form 10-K for September 30, 1991.
(8) Incorporated by reference from the Company's April 24, 1991 Post Effective Amendment to the Registration Statement on Form S-18 (File No. 33-35985) as declared effective on April 30, 1991.

(9) Incorporated by reference from the Company's Registration Statement on Form S-8 for April 28, 1992. (No. 33-47518).
(10) Incorporated by reference from the Company's Current Report on Form 8-K for May 26, 1992.
(11) Incorporated by reference from the Company's Proxy Statement dated May 3, 1993.
(12) Incorporated by reference from the Company's Report on Form 10-K for September 30, 1993.
(13) Incorporated by reference from the Company's Proxy Statement dated May 23, 1994.
(14) Incorporated by reference from the Company's Report on Form 10-KSB for September 30, 1994.
(15) Incorporated by reference from the Company's Report on Form 8-K for June 15, 1995.
(16) Incorporated by reference from the Company's Report on Form S-8 for August 1, 1995.
(17) Incorporated by reference from the Company's Report on Form 8-K/A for August 30, 1995.
(18) Incorporated by reference from the Company's Report on Form 10-KSB for September 30, 1995.
(19) Incorporated by reference from the Company's Report on Form 10-KSB for September 30, 1996.
(20) Incorporated by reference from the Company's Report on Form 8-K for May 31, 1996.
(21) Incorporated by reference from the Company's Proxy statement dated May 20, 1997.
(23) Incorporated by reference from the Company's Report on Form 8-K/A for August 30, 1995.
(24) Incorporated by reference from the Company's Report on Form 8-KSB for September 30, 1997.
--------------------------------

                              (b)   REPORTS ON FORM 8-K

      No reports on Form 8-K were filed by the Company during the first quarter ended December 31, 1997.
--------------------------------

ITEM 28.  UNDERTAKINGS

      (a)  RULE 415 OFFERING

      The Registrant hereby undertakes:

      (1) To file, during any period in which if offers or sells securities, a post-effective amendment to this Registration Statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registrant statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (e)  REQUEST FOR ACCELERATION OF EFFECTIVE DATE

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (f) RULE 430A OFFERING

      For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

                                  SIGNATURES
                                  ----------

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on February 19, 1998

FIBERCHEM, INC.



By:  /s/  GEOFFREY F. HEWITT       By:  /s/ MELVIN W. PELLEY
    ----------------------------       ------------------------------
      Geoffrey F. Hewitt                 Melvin W. Pelley
      Chief Executive Officer            Chief Financial Officer
      (Principal Executive               (Principal Financial and
        Officer)                          Accounting Officer)


                                  POWER OF ATTORNEY

      Each of the undersigned hereby authorizes Geoffrey F. Hewitt or Melvin
W. Pelley as his attorney-in-fact to execute in the name of each such person and to file such amendments (including post-effective amendments) to this registration statement as the Registrant deems appropriate and appoints such person as attorney-in-fact to sign on his behalf individually and in each capacity stated below and to file all amendments, exhibits, supplements and post-effective amendments to this registration statement.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on February 19, 1998 in the capacities indicated.

/s/ GEOFFREY F. HEWITT       Chief Financial Officer
--------------------------
Geoffrey F. Hewitt


/s/ MELVIN W. PELLEY         Chief Financial Officer
--------------------------
Melvin W. Pelley


/s/ SCOTT J. LOOMIS          Director
--------------------------
Scott J. Loomis

/s/ WALTER HAEMMERLI         Director
--------------------------
Walter Haemmerli



/s/ IRWIN J. GRUVERMAN       Director
--------------------------
Irwin J. Gruverman



/s/ DALE W. CONRAD           Director
--------------------------
Dale W. Conrad



/s/ BYRON A. DENENBERG       Director
--------------------------
Byron A. Denenberg



/s/ GERALD T. OWENS          Director
--------------------------
Gerald T. Owens